PRELIMINARY OFFERING CIRCULAR DATED May 31, 2024

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Verb Technology Company, Inc. ®

91,200,000 Shares of Common Stock

By this offering circular (the “Offering Circular”), Verb Technology Company, Inc., a Nevada corporation, is offering on a “best-efforts” basis a maximum of 91,200,000 shares of its common stock, par value $0.0001 per share (the “Offered Shares”), at a fixed price between $0.30 to $0.75 per share (to be fixed by post-qualification supplement), pursuant to Tier 2 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). There is no minimum purchase requirement for investors in this offering.

This offering is being conducted on a “best-efforts” basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. None of the proceeds received will be placed in an escrow or trust account. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments. Please see the “Risk Factors” section, beginning on page 7, for a discussion of the risks associated with a purchase of the Offered Shares.

We estimate that this offering will commence within two days of SEC qualification; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) one year from the date of SEC qualification, or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

	Number of Shares	Price to Public(1)	Commissions(2)	Proceeds to Company(3)
Per Share	-	$0.75	$-	$0.75
Total Minimum	0	$0	$0	$0
Total Maximum	91,200,000	$68,400,000	$-	$68,400,000

(1)	Assumes a public offering price of $0.75, which represents the high end of the offering price range of $0.30 to $0.75 per share

(2)	We may also offer the Offered Shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.

(3)	Does not account for the payment of expenses of this offering estimated at $112,000. See “Plan of Distribution.”

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”), under the symbol “VERB.” On May 30, 2024, the last reported sale price of our common stock was $0.1582 per share.

Investing in the Offered Shares is speculative and involves substantial risks. You should purchase Offered Shares only if you can afford a complete loss of your investment. See “Risk Factors”, beginning on page 7, for a discussion of certain risks that you should consider before purchasing any of the Offered Shares.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

No sale may be made to you in this offering, if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings to “Qualified Purchasers” on page 21. Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is _______________, 2024.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the section entitled “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the section entitled “Risk Factors” and the consolidated financial statements and the notes thereto. Verb Technology Company, Inc. and its consolidated subsidiaries are referred to herein as “Verb,” “the Company,” “we,” “us” and “our,” unless the context indicates otherwise.

Overview

Through June 13, 2023, we operated three distinct lines of business through separate wholly owned subsidiaries: Verb Direct, LLC, a sales Software-as-a-Service (“SaaS”) platform for the direct sales industry; Verb Acquisition Co., LLC, which was a sales SaaS platform for the Life Sciences industry and sports teams; and verbMarketplace, LLC, which is a multi-vendor, multi-presenter, livestream social shopping platform known as MARKET.live that combines ecommerce and entertainment.

We determined that by focusing all of our resources solely on the development and operation of MARKET.live, our livestream shopping platform, over time we could generate greater shareholder value than through the continued operation of our SaaS business platforms. Accordingly, after an extensive seven-month process, managed by a prominent M&A advisory firm, to identify a buyer willing to pay the highest price on the most favorable terms for the assets of the SaaS business on June 13, 2023 we disposed of all of the operating SaaS assets of Verb Direct, LLC and Verb Acquisition Co., LLC pursuant to an asset purchase agreement for aggregate consideration of $6.5 million, $4.75 million of which was paid in cash by the buyer at the closing of the transaction. Additional payments in the aggregate of $1.75 million will be paid by the buyer if certain profitability and revenue targets are met within each of the two-year periods following the closing date as set forth more particularly in the asset purchase agreement. During the seven-month period of the sales process, virtually all of our resources were dedicated to facilitating the sale process and all operating budgets were suspended, including sales and marketing budgets for MARKET.live, in order to preserve cash and minimize reliance on the capital markets until the asset sale process was complete.

Our MARKET.live Business

The Company’s MARKET.live platform is a multi-vendor, multi-presenter, livestream social shopping destination the leverages the current convergence of ecommerce and entertainment, where hundreds of retailers, brands, creators and influencers can monetize their base of fans and followers across social media channels. Brands, retailers and creators that join MARKET.live have the ability to broadcast livestream shopping events simultaneously on numerous social media channels, including TikTok, as well as on MARKET.live, reaching exponentially larger audiences. The Company’s recent technological integrations with META, created a seamless, native, friction-free checkout process for Facebook and Instagram users to purchase MARKET.live vendors’ products within each of those popular apps. This integration allows Facebook and Instagram users to browse products featured in MARKET.live shoppable videos, place products in a native shopping cart and checkout – all without leaving Facebook or Instagram.

On September 5, 2023, the Company completed development work on a new MARKET.live capability that facilitated a deeper integration into the TikTok social media platform, which could expose MARKET.live shoppable programming to tens of millions of potential viewers/purchasers. This new capability allows shoppers watching a MARKET.live stream on TikTok to stay on that site and check out through that site, eliminating the friction or reluctance of TikTok users to leave their TikTok feed in order to complete their purchase on MARKET.live. Our technology integration allows the purchase data to flow back through MARKET.live and to the individual vendors and stores on MARKET.live seamlessly for fulfillment of the orders.

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On March 27, 2024, the Company announced that it expanded its strategic relationship with TikTok and entered into a formal partnership with TikTok Shop pursuant to which MARKET.live became a service provider for TikTok Shop and officially designated as a TikTok Shop Partner (TSP). Under the terms of the partnership, TikTok Shop refers consumer brands, retailers, influencers and affiliates leads to Market.live for a menu of MARKET.live paid services that include, among other things, assistance in onboarding to TikTok and establishing a TikTok store, hosting training sessions and webinars for prospective TikTok Shop sellers, studio space rental in both the West Coast and East Coast MARKET.live studios, content creation and production services, and TikTok Shop maintenance and enhancements for existing TikTok clients’ stores. The partnership also contemplates TikTok Shop sponsored studio rentals, as well as a paid-for “day pass” for use of MARKET.live studio services by TikTok creators, influencers and affiliates. MARKET.live is expected to generate revenue through fees, including monthly recurring fees, paid directly to MARKET.live by the brands, retailers, influencers and affiliates referred to MARKET.live by TikTok. In addition, it is contemplated that MARKET.live will receive a percentage of monthly revenue generated through the TikTok stores MARKET.live establishes for the brands, retailers, influencers and affiliates that TikTok Shop refers to MARKET.live.

The partnership also contemplates the use of MARKET.live studios as TikTok “Sample Centers” where TikTok creators will have access to product samples for use in their TikTok Shop videos produced at MARKET.live studios. In addition to the compensation referenced above, TikTok will compensate MARKET.live directly for the attainment of certain pre-established performance goals and objectives agreed to between the parties.

The Company’s recent drop ship and affiliate programs are currently being revised to incorporate the benefits and implications of the recent META integrations as well as the new TikTok partnership. The Company is actively engaged in completing development on integrations into additional large social media platforms, as well as developing partnerships and strategic alliances that it believes will help foster the growth of the Company’s business.

Our Corporate Information

We are a Nevada corporation that was incorporated in November 2012. Our principal executive and administrative offices are located at 3024 Sierra Juniper Court, Las Vegas, NV 89138, and our telephone number is (855) 250-2300. Our website address is https://www.verb.tech. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC. Information on or accessed through our website or the SEC’s website is not incorporated into this Offering Circular.

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Offering Summary

Securities Offered	The Offered Shares, 91,200,000 shares of common stock, are being offered by the Company in a “best-efforts” offering.

Offering Price Per Share	A price between $0.30 and $0.75 per Offered Share (to be fixed by post-qualification supplement).

Shares Outstanding Before This Offering	128,205,818 shares of common stock issued and outstanding as of May 30, 2024.

Shares Outstanding After This Offering	219,405,818 shares of common stock issued and outstanding, assuming all of the Offered Shares are sold hereunder. The number of shares to be outstanding after this offering is based on 128,205,818 shares outstanding as of May 30, 2024 and excludes:

●	2,038,965 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $1.18 per share:
●	148,227 shares of common stock issuable upon vesting of restricted stock unit awards with a weighted-average exercise price of $0.00 per share;
●	12,834,779 shares of common stock reserved for future issuance under our 2019 Omnibus Incentive Plan; and
●	740,368 shares of common stock issuable upon exercise of warrants to purchase common stock with a weighted-average exercise price of $8.47 per share

Minimum Number of Shares to Be Sold in This Offering	None

Investor Suitability Standards	The Offered Shares are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). “Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act.

Market for our Common Stock	Our common stock is listed on Nasdaq under the symbol “VERB.”

Termination of this Offering	This offering will terminate at the earliest of (a) the date on which all of the Offered Shares have been sold, (b) the date which is one year from this offering being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Use of Proceeds	We will use the proceeds of this offering for marketing and advertising expenses and general corporate purposes, including working capital. See “Use of Proceeds”.

Risk Factors	An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.

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Continuing Reporting Requirements Under Regulation A

We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Exchange Act. Our continuing reporting obligations under Regulation A are deemed to be satisfied as long as we comply with our Section 13(a) reporting requirements.

RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Related to Our Business

We have incurred significant net losses and cannot assure you that we will achieve or maintain profitable operations.

We have incurred recurring losses since our inception in 2012. Our net loss was $3.5 million for the three months ended March 31, 2024, and also utilized cash in operations of $2.2 million for the three months ended March 31, 2024. To date, we have funded our operations through cash collected from sales of our products and services, offerings of our equity securities, and debt financing. We have devoted substantially all of our resources to the design, development and commercialization of our products, the scaling of our technology and infrastructure, and our marketing and sales efforts. We may continue to incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications, delays, and other unknown events.

To implement our business strategy and achieve consistent profitability, we need to, among other things, continue to reduce operating expenses, increase sales of our products and the gross profit associated with those sales, continue to reduce research and development expenses, and increase our marketing and sales efforts to drive an increase in the number of customers and clients utilizing our services. These expenditures may make it more difficult to achieve and maintain profitability. In addition, our efforts to grow our business may be more expensive than we expect, and we may not be able to generate sufficient revenue to offset operating expenses. If we are forced to reduce our expenses beyond our planned cost reduction initiatives, our growth strategy could be compromised. To offset our anticipated operating expenses, we will need to generate and sustain significant revenue levels in future periods in order to become profitable, and even if we do, we may not be able to maintain or increase our level of profitability.

Accordingly, we cannot assure you that we will achieve sustainable operating profits as we continue to reduce operating expenses, restructure our balance sheet, further develop our marketing efforts, and otherwise implement our growth initiatives. Any failure to achieve and maintain profitability would have a materially adverse effect on our ability to implement our business plan, our results and operations, and our financial condition, and could cause the value of our common stock, to decline, resulting in a significant or complete loss of your investment.

Our independent registered public accounting firm’s report may raise substantial doubt as to our ability to continue as a going concern.

Our independent registered public accounting firm may raise substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to stockholders, in the event of liquidation. The presence of the going concern note to our financial statements may have an adverse impact on the relationships we are developing and plan to develop with third parties as we continue the commercialization of our products and could make it challenging and difficult for us to raise additional financing, all of which could have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment.

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If we are unable to generate sufficient cash flow from operations to operate our business and pay our debt obligations as they become due, we may need to seek to borrow additional funds, dispose of our assets, or reduce or delay capital expenditures. There can be no assurance that we will ever be profitable or that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, as planned, and as a result may be required to scale back or cease operations for our business, the results of which would be that our stockholders would lose some or all of their investment. Our audited consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern. For additional information, please refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern and Management’s Plan,” as well as Note 1 to our consolidated financial statements included within this Offering Circular.

Public health threats, natural disasters and other events beyond our control, have had and may continue to have a significant negative impact on our business, sales, results of operations and financial condition.

Public health threats and other highly communicable diseases and outbreaks could adversely impact our operations, the operations of our customers, suppliers, distributors and other business partners, as well as the healthcare system in general. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our customers and could decrease demand for our services.

Additionally, our liquidity could be negatively impacted if these conditions continue for a significant period of time and we may be required to pursue additional sources of financing to obtain working capital, maintain appropriate inventory levels, and meet our financial obligations. Capital and credit markets have been disrupted by the crisis and our ability to obtain any required financing is not guaranteed and largely dependent upon evolving market conditions and other factors. Depending on the continued impact of the crisis, further actions may be required to improve our cash position and capital structure.

The extent to which public health threats, natural disasters or catastrophic events, ultimately impacts our business, sales, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Our ability to grow and compete in the future will be adversely affected if adequate capital is not available to us or not available on terms favorable to us.

We have limited capital resources. We have financed our operations entirely through equity investments by founders and other investors and the incurrence of debt, and we expect to continue to finance our operations in the same manner in the foreseeable future. Our ability to continue our normal and planned operations, to grow our business, and to compete in our industry will depend on the availability of adequate capital. We cannot assure you that we will be able to obtain additional funding from those or other sources when or in the amounts needed, on acceptable terms, or at all. If we raise capital through the sale of equity, or securities convertible into equity, it would result in dilution to our then-existing stockholders, which could be significant depending on the price at which we may be able to sell our securities. If we raise additional capital through the incurrence of additional indebtedness, we would likely become subject to further covenants restricting our business activities, and holders of debt instruments may have rights and privileges senior to those of our then-existing stockholders. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support development of new programs and marketing to current and potential new clients. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce, or eliminate development of new programs or future marketing efforts, or reduce or discontinue our operations. Any of these events could significantly harm our business, financial condition, and prospects.

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Our indebtedness, and the agreements governing such indebtedness, subject us to required debt service payments, as well as financial restrictions and operating covenants, any of which may reduce our financial flexibility and affect our ability to operate our business.

From time to time, we have financed our liquidity needs in part from borrowings made under various credit agreements. As of March 31, 2024, the aggregate outstanding balance of our notes payable was $1.2 million. As of May 30, 2024, the balance of our notes payable is $0.1 million.

The agreements underlying these transactions contain certain financial restrictions, operating covenants, and debt service requirements. Our failure to comply with obligations under these agreements, or inability to make required debt service payments, could result in an event of default under the agreements. A default, if not cured or waived, could permit a lender to accelerate payment of the loan, which could have a material adverse effect on our business, operations, financial condition, and liquidity. Further, if our debt is accelerated, we cannot be certain that funds will be available to pay the debt or that we will have the ability to refinance the debt on terms satisfactory to us or at all. If we are unable to repay or refinance the accelerated debt, we could become insolvent and seek to file for bankruptcy protection, which would have a material adverse impact on our financial condition.

In addition, the covenants in our credit agreements could limit our ability to engage in transactions that would be in our best interest, or otherwise respond to changing business and economic conditions, and may therefore have a material impact on our business. For example, our borrowings will require debt service payments, which could require us to divert funds identified for other purposes to such debt service payments. Further, if we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance the debt, dispose of its assets, or reduce or delay expenditures. Alternatively, we may be required to issue equity to obtain necessary funds, which would be dilutive to our stockholders. We do not know whether we would be able to take any of these actions on a timely basis or at all.

Our current or future level of indebtedness could affect our operations in several ways, including the following:

●	the covenants contained in current or future agreements governing outstanding indebtedness may limit our ability to borrow additional funds, refinance debt, dispose of assets, and make certain investments;

●	debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

●	a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

●	a significant level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing; and

●	a high level of debt may impair our ability to obtain additional financing in the future for working capital, debt service requirements, acquisitions, or other purposes.

For additional information refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” as well as Note 1 in the section entitled “Going Concern and Management’s Plan” to our consolidated financial statements included elsewhere in this Offering Circular.

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The success of our business is dependent upon our ability to maintain and expand our customer base and our ability to convince our customers to increase the use of our services and/or platform. If we are unable to expand our customer base and/or the use of our services and/or platform by our customers declines, our business will be harmed.

Our ability to expand and generate revenue depends, in part, on our ability to maintain and expand our relationships with existing customers and convince them to increase their use of our platform. If our customers do not increase their use of our platform, then our revenue may not grow and our results of operations may be harmed. It is difficult to predict customers’ usage levels accurately and the loss of customers or reductions in their usage levels may have a negative impact on our business, results of operations, and financial condition. If a significant number of customers cease using, or reduce their usage of, our platform, then we may be required to spend significantly more on sales and marketing than we currently plan to spend in order to maintain or increase revenue. These additional expenditures could adversely affect our business, results of operations, and financial condition. Most of our customers do not have long-term contractual financial commitments to us and, therefore, most of our customers could reduce or cease their use of our platform at any time without penalty or termination charges.

The market in which we operate is intensely competitive and, if we do not compete effectively, our operating results could be harmed.

The market for livestream shopping platforms is intensely competitive and rapidly changing, barriers to entry are relatively low, and many of our competitors, have greater name recognition, longer operating histories, and larger marketing budgets, as well as substantially greater financial, technical, and other resources, than we do. In addition, many of our potential competitors have established marketing relationships and access to larger customer bases, and have major distribution agreements with consultants, system integrators, and resellers. As a result, our competitors may be able to respond more effectively than we can to new or changing opportunities, technologies, standards, customer requirements, competitive pressures, or challenges within the financial markets. Furthermore, because of these advantages, even if our products and services are more effective than the products and services that our competitors offer, potential customers might accept competitive products and services in lieu of purchasing our products and services. If we do not compete effectively against our current and future competitors, our operating results could be harmed.

We may not be able to increase the number of our strategic relationships or grow the revenues received from our current strategic relationships.

We have entered into certain strategic relationships with other individuals and enterprises and are actively seeking additional strategic relationships. There can be no assurance, however, that these strategic relationships will result in material revenues for us or that we will be able to generate any other meaningful strategic relationships. If we are not able to increase the number of our strategic relationships or grow the revenues received from our current strategic relationships, our operating results could be harmed.

We may not be able to develop enhancements and new features to our existing service or acceptable new services that keep pace with technological developments.

If we are unable to develop enhancements to, and new features for, our platform that keep pace with rapid technological developments, our business will be harmed. The success of enhancements, new features, and services depends on several factors, including the timely completion, introduction, and market acceptance of the feature or edition. Failure in this regard may significantly impair our revenue growth or harm our reputation. We may not be successful in either developing these modifications and enhancements or in timely bringing them to market at a competitive price or at all. Furthermore, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technologies, could increase our research and development expenses. Any failure of our service to operate effectively with future network platforms and technologies could reduce the demand for our service, result in customer dissatisfaction, and harm our business.

Our ability to deliver our services is dependent on third party Internet providers.

The Internet’s infrastructure is comprised of many different networks and services that, by design, are highly fragmented and distributed. This infrastructure is run by a series of independent, third-party organizations that work together to provide the infrastructure and supporting services of the Internet under the governance of the Internet Corporation for Assigned Numbers and Names (“ICANN”) and the Internet Assigned Numbers Authority (“IANA”), which is now related to ICANN.

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The Internet has experienced, and will continue to experience, a variety of outages and other delays due to damages to portions of its infrastructure, denial-of-service attacks, or related cyber incidents. These scenarios are not under our control and could reduce the availability of the Internet to us or our customers for delivery of our services. Any resulting interruptions in our services or the ability of our customers to access our services could result in a loss of potential or existing customers and harm our business.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information, proprietary business information of our customers, including, credit card and payment information, and personally identifiable information of our customers and employees. The secure processing, maintenance, and transmission of this information is critical to our operations and business strategy.

In addition, we are subject to numerous federal, state, provincial and foreign laws regarding privacy and protection of data. Some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data and our agreements with certain customers require us to notify them in the event of a security incident. Evolving regulations regarding personal data and personal information, including the General Data Protection Regulation, the California Consumer Privacy Act of 2018 (“CCPA”), and the recently passed California Privacy Rights Act, which amends the CCPA and has many provisions that became effective on January 1, 2023, especially relating to classification of IP addresses, machine identification, location data and other information, may limit or inhibit our ability to operate or expand our business. Such laws and regulations require or may require us or our customers to implement privacy and security policies, permit consumers to access, correct or delete personal information stored or maintained by us or our customers, inform individuals of security incidents that affect their personal information, and, in some cases, obtain consent to use personal information for specified purposes.

We believe that we take reasonable steps to protect the security, integrity and confidentiality of the information we collect, use, store, and disclose, and we take steps to strengthen our security protocols and infrastructure, however, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions. We also could be negatively impacted by software bugs or other technical malfunctions, as well as employee error or malfeasance. Advanced cyber-attacks can be multi-staged, unfold over time, and utilize a range of attack vectors with military-grade cyber weapons and proven techniques, such as spear phishing and social engineering, leaving organizations and users at high risk of being compromised. Any such access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, a disruption of our operations, damage to our reputation, a loss of confidence in our business, early termination of our contracts and other business losses, indemnification of our customers, liability for stolen assets or information, increased cybersecurity protection and insurance costs, financial penalties, litigation, regulatory investigations and other significant liabilities, any of which could materially harm our business any of which could adversely affect our business, revenues, and competitive position.

Our success depends, in part, on the capacity, reliability, and security of our information technology hardware and software infrastructure, as well as our ability to adapt and expand our infrastructure.

The capacity, reliability, and security of our information technology hardware and software infrastructure are important to the operation of our current business, which would suffer in the event of system failures. Likewise, our ability to expand and update our information technology infrastructure in response to our growth and changing needs is important to the continued implementation of our new service offering initiatives. Our inability to expand or upgrade our technology infrastructure could have adverse consequences, including the delayed provision of services or implementation of new service offerings, and the diversion of development resources. We rely on third parties for various aspects of our hardware and software infrastructure. Third parties may experience errors or disruptions that could adversely impact us and over which we may have limited control. Interruption and/or failure of any of these systems could disrupt our operations and damage our reputation, thus adversely impacting our ability to provide our products and services, retain our current users, and attract new users. In addition, our information technology hardware and software infrastructure may be vulnerable to unauthorized access, misuse, computer viruses, or other events that could have a security impact. If one or more of such events occur, our customer and other information processed and stored in, and transmitted through, our information technology hardware and software infrastructure, or otherwise, could be compromised, which could result in significant losses or reputational damage. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses, any of which could substantially harm our business and our results of operations.

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We are dependent on third parties to, among other things, maintain our servers, provide the bandwidth necessary to transmit content, and utilize the content derived therefrom for the potential generation of revenues.

We depend on third-party service providers, suppliers, and licensors to supply some of the services, hardware, software, and operational support necessary to provide some of our products and services. Some of these third parties do not have a long operating history or may not be able to continue to supply the equipment and services we desire in the future. If demand exceeds these vendors’ capacity, or if these vendors experience operating or financial difficulties or are otherwise unable to provide the equipment or services we need in a timely manner, at our specifications and at reasonable prices, our ability to provide some products and services might be materially adversely affected, or the need to procure or develop alternative sources of the affected materials or services might delay our ability to serve our users. These events could materially and adversely affect our ability to retain and attract users, and have a material negative impact on our operations, business, financial results, and financial condition.

We may not be able to find suitable software developers at an acceptable cost or at all.

We currently rely on certain key suppliers and vendors in the coding and maintenance of our software. We will continue to require such expertise in the future. Due to the current demand for skilled software developers, we run the risk of not being able to find or retain suitable and qualified personnel at an acceptable price, or at all. These risks may be greater now than in the past due to current general labor shortages in the United States. Without these developers, we may not be able to further develop and maintain our software, which is the most important aspect of our business development.

The success of our business is highly correlated to general economic conditions.

Demand for our products and services is highly correlated with general economic conditions, as a substantial portion of our revenue is derived from discretionary spending by individuals, which typically declines during times of economic instability. Declines in economic conditions in the United States or in other countries in which we operate and may operate in the future may adversely impact our financial results. Because such declines in demand are difficult to predict, we or our industry may have increased excess capacity as a result. An increase in excess capacity may result in declines in prices for our products and services. Our ability to grow or maintain our business may be adversely affected by sustained economic weakness and uncertainty, including the effect of wavering consumer confidence, high unemployment, and other factors. The inability to grow or maintain our business would adversely affect our business, financial conditions, and results of operations, and thereby an investment in our common stock.

Our failure to adequately protect our intellectual property rights could diminish the value of our products, weaken our competitive position and reduce our revenue, and infringement claims asserted against us or by us, could have a material adverse effect.

We regard the protection of our intellectual property, which includes patents, trade secrets, copyrights, trademarks and domain names, as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

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We have registered domain names and trademarks in the United States and have pursued additional registrations both in and outside the United States. Effective trade secret, copyright, trademark, domain name and patent protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights. Notwithstanding our efforts, third parties may independently develop technology that is not covered by our patents, or that is similar to, or competes with, our technology. In addition, our intellectual property may be infringed or misappropriated by third parties, particularly in foreign countries where the laws and governmental authorities may not protect our proprietary rights as effectively as those in the United States. We may be required to protect our intellectual property in an increasing number of jurisdictions, a process that is expensive and may not be successful or which we may not pursue in every location.

Monitoring unauthorized use of our intellectual property is difficult and costly. Our efforts to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. Further, we may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. In addition, our competitors may independently develop similar technology. The laws in the United States and elsewhere change rapidly, and any future changes could adversely affect us and our intellectual property. Our failure to meaningfully protect our intellectual property could result in competitors offering services that incorporate our most technologically advanced features, which could seriously reduce demand for our products. In addition, we may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time-consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination that is unfavorable to us. In addition, litigation is inherently uncertain, and thus we may not be able to stop its competitors from infringing upon our intellectual property rights.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our customers and could decrease demand for our services.

Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel.

Our future success largely depends upon the continued services of our executive officers and management team, especially our Chief Executive Officer, Chairman of our board of directors, and President, Mr. Rory J. Cutaia. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Additionally, we may incur additional expenses to recruit and retain new executive officers. If any of our executive officers joins a competitor or forms a competing company, we may lose some or all of our customers. Finally, we do not maintain “key person” life insurance on any of our executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect our business, financial condition, and results of operations, and thereby an investment in our stock.

Our continuing ability to attract and retain highly qualified personnel will also be critical to our success because we will need to hire and retain additional personnel as our business grows. There can be no assurance that we will be able to attract or retain highly qualified personnel. We face significant competition for skilled personnel in our industries. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, we may not be able to effectively manage or grow our business, which could adversely affect our financial condition or business. As a result, the value of your investment could be significantly reduced or completely lost.

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Risks Relating to this Offering and Ownership of Our Securities

If we are not able to comply with the applicable continued listing requirements or standards of The NASDAQ Capital Market, The NASDAQ Capital Market could delist and adversely affect the market price and liquidity of our common stock.

Our common stock is currently traded on The NASDAQ Capital Market under the symbol “VERB”. We have in the past been, and may in the future be, unable to comply with certain of the listing standards that we are required to meet to maintain the listing of our common stock on The NASDAQ Capital Market. If we fail to meet any of the continued listing standards of The NASDAQ Capital Market, our common stock will be delisted from The NASDAQ Capital Market.

These continued listing standards include specifically enumerated criteria, such as a $1.00 minimum closing bid price and a requirement that we maintain stockholders’ equity of at least $2,500,000. On November 2, 2023, we received a letter from The NASDAQ Stock Market advising that the Company did not meet the minimum $1.00 per share bid price requirement for continued inclusion on The NASDAQ Capital Market pursuant to NASDAQ Marketplace Listing Rule 5550(a)(2). The Company was given until April 30, 2024 to regain compliance with the bid price rule.

On May 1, 2024, the Company received notice from Nasdaq that the Company has been granted an additional 180-day grace period, or until October 28, 2024, to regain compliance with the bid price rule. To regain compliance with the bid price rule and qualify for continued listing on the Nasdaq Capital Market, the minimum bid price per share of the Company’s common stock must be at least $1.00 for at least 10 consecutive business days on or prior to October 28, 2024. If the Company fails to regain compliance during the additional compliance period, then Nasdaq will notify the Company of its determination to delist the Company’s common stock, at which point the Company would have an opportunity to appeal the delisting determination to a Nasdaq Listing Qualifications Panel.

While we intend to regain compliance with the minimum bid price rule, there can be no assurance that we will be able to maintain continued compliance with this rule or the other listing requirements of The NASDAQ Capital Market. If we were unable to meet these requirements, we would receive another delisting notice from the Nasdaq Capital Market for failure to comply with one or more of the continued listing requirements. If our common stock were to be delisted from The NASDAQ Capital Market, trading of our common stock most likely will be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the OTC Markets or in the “pink sheets.” Such a downgrading in our listing market may limit our ability to make a market in our common stock and which may impact purchases or sales of our securities.

Purchasers in the offering will suffer immediate dilution.

If you purchase Offered Shares in this offering, the value of your shares based on our pro forma net tangible book value will immediately be less than the offering price you paid. This reduction in the value of your equity is known as dilution. At an assumed public offering price of $0.75 per share, which represents the high end of the offering price range herein, purchasers of common stock in this offering will experience immediate dilution of approximately $0.34 per share, representing the difference between the assumed public offering price per share in this offering and our pro forma as adjusted net tangible book value per share as of March 31, 2024, after giving effect to the Pro Forma Adjustments (as defined herein), this offering, and after deducting estimated offering expenses, including placement agent fees, payable by us. See “Dilution.”

You may experience future dilution as a result of future equity offerings or acquisitions.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any future offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into our common stock, in future transactions or acquisitions may be higher or lower than the price per share paid by investors in this offering.

In addition, we may engage in one or more potential acquisitions in the future, which could involve issuing our common stock as some or all of the consideration payable by us to complete such acquisitions. If we issue common stock or securities linked to our common stock, the newly issued securities may have a dilutive effect on the interests of the holders of our common stock. Additionally, future sales of newly issued shares used to effect an acquisition could depress the market price of our common stock.

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This is a “best efforts” offering; no minimum amount of Offered Shares is required to be sold, and we may not raise the amount of capital we believe is required for our business.

There is no required minimum number of Offered Shares that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth in this Offering Circular. We may sell fewer than all of the Offered Shares offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Offered Shares sufficient to pursue the business goals outlined in this Offering Circular. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us. Despite this, any proceeds from the sale of the Offered Shares offered by us will be available for our immediate use, and because there is no escrow account and no minimum offering amount in this offering, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering.

Our management will have broad discretion over the use of the net proceeds from this offering.

We currently intend to use the net proceeds from the sale of Offered Shares under this offering for marketing and advertising expenses and general corporate purposes, including working capital. We have not reserved or allocated specific amounts for any of these purposes and we cannot specify with certainty how we will use the net proceeds. See “Use of Proceeds”. Accordingly, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. We may use the net proceeds for corporate purposes that do not increase our operating results or market value.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock, which may decrease in value.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Our issuance of additional shares of preferred stock could adversely affect the market value of our common stock, dilute the voting power of common stockholders and delay or prevent a change of control.

Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series.

The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.

Further, the issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock. The issuance of shares of preferred stock may also have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

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The market price of our common stock has been, and may continue to be, subject to substantial volatility.

The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including;

●	volatility in the trading markets generally and in our particular market segment;

●	limited trading of our common stock;

●	actual or anticipated fluctuations in our results of operations;

●	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

●	announcements regarding our business or the business of our customers or competitors;

●	changes in accounting standards, policies, guidelines, interpretations, or principles;

●	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

●	developments or disputes concerning our intellectual property or our offerings, or third-party proprietary rights;

●	announced or completed acquisitions of businesses or technologies by us or our competitors;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	any major change in our board of directors or management;

●	sales of shares of our common stock by us or by our stockholders;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war, incidents of terrorism, pandemics (such as the COVID-19 pandemic) or responses to these events.

Statements of, or changes in, opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate could have an adverse effect on the market price of our common stock. In addition, the stock market as a whole, as well as our particular market segment, has from time-to-time experienced extreme price and volume fluctuations, which may affect the market price for the securities of many companies, and which often have appeared unrelated to the operating performance of such companies. Any of these factors could negatively affect our stockholders’ ability to sell their shares of common stock at the time and price they desire.

A decline in the price of our common stock could affect our ability to raise further working capital, which could adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. We may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities; thus, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may adversely affect investors’ desire to invest in our securities. If we are unable to raise the funds we require for all of our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products or services and continue our current operations. As a result, our business may suffer, and we may be forced to reduce or discontinue operations. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our common stock and we may be forced to reduce or discontinue operations.

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The elimination of monetary liability against our directors, officers, and employees under Nevada law and the existence of indemnification rights for our obligations to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees.

Our articles of incorporation and bylaws contain provisions permitting us to eliminate the personal liability of our directors and officers to us and our stockholders for damages for the breach of a fiduciary duty as a director or officer to the extent provided by Nevada law. In addition, we have entered into indemnification agreements with our directors and officers to provide such indemnification rights. We may also have contractual indemnification obligations under any future employment agreements with our officers. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and the resulting costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

Anti-takeover effects of certain provisions of Nevada state law could hinder a potential takeover of us.

Nevada has a business combination law that prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after an “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The potential effect of Nevada’s business combination law is to discourage parties interested in taking control of us from doing so if these parties cannot obtain the approval of our board of directors. Both of these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

Our bylaws contain an exclusive forum provision, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the state and federal courts in the State of Nevada shall be the exclusive forum for any litigation relating to our internal affairs, including, without limitation: (a) any derivative action brought on behalf of us, (b) any action asserting a claim for breach of fiduciary duty to us or our stockholders by any current or former officer, director, employee, or agent of us, or (c) any action against us or any current or former officer, director, employee, or agent of us arising pursuant to any provision of the Nevada Revised Statutes, the articles of incorporation, or the bylaws.

For the avoidance of doubt, the exclusive forum provision described above does not apply to any claims arising under the Securities Act or Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

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The choice of forum provision in our bylaws may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. The applicable courts may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. With respect to the provision making the state and federal courts in the State of Nevada the sole and exclusive forum for certain types of actions, stockholders who do bring a claim in the state and federal courts in the State of Nevada could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Nevada. Finally, if a court were to find this provision of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could have a material adverse effect on us.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value as of March 31, 2024, was $13.9 million, or $0.17 per share of common stock based on 79,300,788 shares of common stock outstanding as of March 31, 2024. Historical net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding as of such date.

After giving effect to (i) the issuance 7,630,271 shares of our common stock in settlement of outstanding debt which resulted in a corresponding increase in equity of $1.1 million, (ii) the redemption of 505 shares of our Series C Preferred Stock in exchange for 4,757,246 shares of common stock, and (iii) the issuance and sale of an aggregate of 36,516,888 shares of common stock for net proceeds of $6.3 million under the Ascendiant Sales Agreement subsequent to March 31, 2024 (collectively, the “Pro Forma Adjustments”), our pro forma net tangible book value would have been approximately $21.2 million, or $0.17 per share.

After giving further effect to the assumed sale by us of the Offered Shares at an assumed public offering price of $0.75 per share (which represents the high end of the offering price range herein), and after deducting estimated offering expenses, including placement agent fees payable by us, our pro forma as adjusted net tangible book value as of March 31, 2024 would have been approximately $89.5 million or $0.41 per share of common stock. This represents an immediate increase in the net tangible book value of $0.24 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $0.34 per share to new investors. The following table illustrates this hypothetical per share dilution:

Assumed public offering price per share	$0.75
Historical net tangible book value per share as of March 31, 2024	$0.17
Increase in net tangible book value per share attributable to the Pro Forma Adjustments	$0.00
Pro forma net tangible book value per share as of March 31, 2024	$0.17
Increase in pro forma net tangible book value per share attributable to this offering	$0.24
Pro forma as adjusted net tangible book value per share as of March 31, 2024 after giving effect to this offering	$0.41
Dilution per share to purchasers of Offered Shares in this offering	$0.34

A $1.00 increase in the assumed public offering price of $0.75 per Offered Share, would increase the pro forma as adjusted net tangible book value per share by $0.82, and increase dilution to new investors by $0.93 per share, in each case assuming that the number of Offered Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated offering expenses payable by us, including placement agent fees.

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of our Offered Shares and other terms of this offering determined at pricing.

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The number of shares of common stock outstanding as of March 31, 2024, as shown above, is based on 79,300,788 shares of common stock issued and outstanding as of that date and excludes:

●	2,038,965 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $1.18 per share;
●	148,227 shares of common stock issuable upon vesting of restricted stock unit awards;
●	12,834,779 shares of common stock reserved for future issuance under our 2019 Omnibus Incentive Plan; and
●	740,368 shares of common stock issuable upon exercise of warrants to purchase common stock with a weighted-average exercise price of $8.47 per share.

USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares at an assumed per share price of $0.75, which represents the high end of the offering price range herein. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	22,800,000	45,600,000	68,400,000	91,200,000
Gross proceeds	$17,100,000	$34,200,000	$51,300,000	$68,400,000
Offering expenses (1)	(112,000)	(112,000)	(112,000)	(112,000)
Net proceeds	$16,988,000	$34,088,000	$51,188,000	$68,288,000

(1)	Represents placement agent fees, legal and accounting fees and expenses and out-of-pocket costs of escrow and clearing agent (See “Plan of Distribution”).

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares at an assumed public per share offering price of $0.75, which represents the high end of the offering price range herein. All amounts set forth below are estimates.

	Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Marketing and Advertising	$8,494,000	$17,044,000	$25,594,000	$34,144,000
General Corporate Expenses, including Working Capital	8,494,000	17,044,000	25,594,000	34,144,000
TOTAL	$16,988,000	$34,088,000	$51,188,000	$68,288,000

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

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In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 91,200,000 Offered Shares on a “best-efforts” basis, at a fixed price of $0.30 to $0.75 per Offered Share (to be fixed by post-qualification supplement). There is no minimum purchase requirement for investors in this offering. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the section entitled “Use of Proceeds” of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned once an investor’s subscription agreement has been accepted by us.

We intend to sell the Offered Shares in this offering through the efforts of our Chief Executive Officer, Rory J. Cutaia. Mr. Cutaia will not receive any compensation for offering or selling the Offered Shares. We believe that Mr. Cutaia is exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Exchange Act. In particular, Mr. Cutaia:

●	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and
●	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
●	is not an associated person of a broker or dealer; and
●	meets the conditions of the following:

●	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and
●	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
●	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

As of the date of this Offering Circular, we have not entered into any agreements with selling agents for the sale of the Offered Shares. However, we reserve the right to engage FINRA-member broker-dealers. In the event we engage FINRA-member broker-dealers, we expect to pay sales commissions of up to 8.0% of the gross offering proceeds from their sales of the Offered Shares. In connection with our appointment of a selling broker-dealer, we intend to enter into a standard selling agent agreement with the broker-dealer pursuant to which the broker-dealer would act as our non-exclusive sales agent in consideration of our payment of commissions of up to 8.0% on the sale of Offered Shares effected by the broker-dealer.

Procedures for Subscribing

If you are interested in subscribing for Offered Shares in this offering, please submit a request for information by e-mail to Mr. Cutaia at: rory@verb.tech; all relevant information will be delivered to you by return e-mail. Thereafter, should you decide to subscribe for Offered Shares, you are required to follow the procedures described in the subscription agreement included in the delivered information, which are:

●	Electronically execute and deliver to us a subscription agreement; and
●	Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

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Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Conditioned upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.

An investor will become a shareholder of the Company and the Offered Shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards.

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

State Law Exemption and Offerings to “Qualified Purchasers”

The Offered Shares are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Offered Shares offered hereby are offered and sold only to “qualified purchasers”.

“Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act. We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Offered Shares to qualified purchasers in every state of the United States.

Issuance of Offered Shares

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue such investor’s purchased Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Offered Shares.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Listing of Offered Shares

The Offered Shares will be listed on The Nasdaq Capital Market under the symbol “VERB.”

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DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 400,000,000 shares of common stock, $.0001 par value per share, and 15,000,000 shares of preferred stock, $.0001 par value per share, of which 6,000 have been designated Series A Preferred Stock, one has been designated as Series B Preferred Stock and 5,000 have been designated as Series C Preferred Stock.

As of the date of this Offering Circular, there were (a) 128,205,818 shares of our common stock are issued and outstanding held by approximately 82 holders of record; (b) no shares of our Series A Preferred Stock are issued and outstanding; (c) no shares of our Series B Preferred Stock are issued and outstanding; and (d) 2,495 shares of our Series C Preferred Stock are issued and outstanding.

Common Stock

All outstanding shares of our common stock are fully paid and nonassessable. The following summarizes the rights of holders of our common stock:

●	a holder of common stock is entitled to one vote per share on all matters to be voted upon generally by the stockholders and are not entitled to cumulative voting for the election of directors;

●	subject to preferences that may apply to shares of preferred stock outstanding, the holders of common stock are entitled to receive lawful dividends as may be declared by our board of directors;

●	upon our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference on any outstanding shares of our preferred stock;

●	there are no redemption or sinking fund provisions applicable to our common stock; and

●	there are no preemptive, subscription or conversion rights applicable to our common stock.

Preferred Stock

Our board of directors is authorized, without further approval from our stockholders, to create one or more series of preferred stock, and to designate the rights, privileges, preferences, restrictions, and limitations of any given series of preferred stock. Accordingly, our board of directors may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock could have the effect of restricting dividends payable to holders of our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control, all without further action by our stockholders. Further, the ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

Series C Preferred Stock

Each share of Series C Preferred Stock has a stated face value of $1,300.00 (“Stated Value”).

The Series C Preferred Stock is not convertible into common shares of capital stock of the Company.

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Each share of Series C Preferred Stock shall accrue a rate of return on the Stated Value at the rate of 10% per year, compounded annually to the extent not paid as set forth in the Certificate of Designation, and to be determined pro rata for any factional year periods (the “Preferred Return”). The Preferred Return shall accrue on each share of Series C Preferred Stock from the date of its issuance and shall be payable or otherwise settled as set forth in the Certificate of Designation.

Commencing on the 1 year anniversary of the issuance date of each share of Series C Preferred Stock, each such share of Series C Preferred Stock shall accrue an automatic quarterly dividend, based on three quarters of 91 days each and the last quarter of 92 days (or 93 days for leap years), which shall be calculated on the Stated Value of such share of Series C Preferred Stock, and which shall be payable in additional shares of Series C Preferred Stock, based on the Stated Value, or in cash as set forth in the Certificate of Designation (each, as applicable, the “Quarterly Dividend”). For the period beginning on the 1 year anniversary of the issuance date of a share of Series C Preferred Stock to the 2 year anniversary of the issuance date of a share of Series C Preferred Stock, the Quarterly Dividend shall be 2.5% per quarter, and for all periods following the 2 year anniversary of the issuance date of a share of Series C Preferred Stock, the Quarterly Dividend shall be 5% per quarter.

Subject to the terms and conditions set forth in the Certificate of Designation, at any time the Company may elect, in the sole discretion of the Board of Directors, to redeem all, but not less than all, of the Series C Preferred Stock then issued and outstanding from all of the Series C Preferred Stock Holders (a “Corporation Optional Redemption”) by paying to the applicable Series C Preferred Stock Holders an amount in cash equal to the Series C Preferred Liquidation Amount (as defined in the Certificate of Designation) then applicable to such shares of Series C Preferred Stock being redeemed in the Corporation Optional Conversion (the “Redemption Price”).

The Series C Preferred Stock confers no voting rights on holders, except with respect to matters that materially and adversely affect the voting powers, rights or preferences of the Series C Preferred Stock or as otherwise required by applicable law.

Outstanding Warrants

As of May 30, 2024, we had 740,368 outstanding warrants with a weighted average exercise price of $8.47 per share, with a weighted average remaining contractual life of 2.72 years.

Outstanding Options

As of May 30, 2024, we had 2,038,965 outstanding options with a weighted average exercise price of $1.18 per share, with a weighted average remaining contractual life of 4.13 years.

Restricted Stock Units

As of May 30, 2024, we had 148,227 outstanding restricted stock units.

Anti-Takeover Provisions

Anti-Takeover Effects of Nevada Law and Our Articles of Incorporation and Bylaws

Certain provisions of Nevada law, our Articles of Incorporation, and our Bylaws contain provisions that could make the following transactions more difficult: (i) an acquisition by means of a tender offer; (ii) an acquisition by means of a proxy contest or otherwise; or (iii) the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the then-current trading price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

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Undesignated Preferred Stock. The ability of our board of directors, without action by the stockholders, to issue up to 14,989,999 shares of our currently undesignated preferred stock, with voting or other rights or preferences, could impede the success of any attempt to effect a change of control.

Stockholder Meetings. Our Bylaws provide that a special meeting of stockholders may be called only by the chairman of our board of directors, our chief executive officer, our president, or by a majority of the members of our board of directors.

Stockholder Action by Written Consent. Our Bylaws allow for any action that may be taken at any annual or special meeting of the stockholders to be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Stockholders Not Entitled to Cumulative Voting. Our Bylaws do not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may, from time to time, be entitled to elect.

Nevada Business Combination Statutes. The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

●	the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

●	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

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Nevada Control Share Acquisition Statutes. The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share statutes, if applicable, could have the effect of discouraging takeovers.

Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least a majority of the total voting power of all of our outstanding voting stock.

The provisions of Nevada law, our Articles of Incorporation, and our Bylaws could have the effect of discouraging others from attempting hostile takeovers. These provisions may also have the effect of preventing changes in the composition of our board of directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The address is 18 Lafayette Place, Woodmere, New York 11598. The telephone number is 855-9VSTOCK.

BUSINESS

General

Through June 13, 2023, we operated three distinct lines of business through separate wholly owned subsidiaries: Verb Direct, LLC, a sales Software-as-a-Service (“SaaS”) platform for the direct sales industry; Verb Acquisition Co., LLC, which was a sales SaaS platform for the Life Sciences industry and sports teams; and verbMarketplace, LLC, which is a multi-vendor, multi-presenter, livestream social shopping platform known as MARKET.live that combines ecommerce and entertainment.

We determined that by focusing all of our resources solely on the development and operation of MARKET.live, our livestream shopping platform, over time we could generate greater shareholder value than through the continued operation of our SaaS business platforms. Accordingly, after an extensive seven-month process, managed by a prominent M&A advisory firm, to identify a buyer willing to pay the highest price on the most favorable terms for the assets of the SaaS business on June 13, 2023 we disposed of all of the operating SaaS assets of Verb Direct, LLC and Verb Acquisition Co., LLC pursuant to an asset purchase agreement for aggregate consideration of $6.5 million, $4.75 million of which was paid in cash by the buyer at the closing of the transaction. Additional payments in the aggregate of $1.75 million will be paid by the buyer if certain profitability and revenue targets are met within each of the two-year periods following the closing date as set forth more particularly in the asset purchase agreement. During the seven-month period of the sales process, virtually all of our resources were dedicated to facilitating the sale process and all operating budgets were suspended, including sales and marketing budgets for MARKET.live, in order to preserve cash and minimize reliance on the capital markets until the asset sale process was complete.

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Our MARKET.live Business

The Company’s MARKET.live platform is a multi-vendor, multi-presenter, livestream social shopping destination the leverages the current convergence of ecommerce and entertainment, where hundreds of retailers, brands, creators and influencers can monetize their base of fans and followers across social media channels. Brands, retailers and creators that join MARKET.live have the ability to broadcast livestream shopping events simultaneously on numerous social media channels, including TikTok, as well as on MARKET.live, reaching exponentially larger audiences. The Company’s recent technological integrations with META, created a seamless, native, friction-free checkout process for Facebook and Instagram users to purchase MARKET.live vendors’ products within each of those popular apps. This integration allows Facebook and Instagram users to browse products featured in MARKET.live shoppable videos, place products in a native shopping cart and checkout – all without leaving Facebook or Instagram.

On September 5, 2023, the Company completed development work on a new MARKET.live capability that facilitated a deeper integration into the TikTok social media platform, which could expose MARKET.live shoppable programming to tens of millions of potential viewers/purchasers. This new capability allows shoppers watching a MARKET.live stream on TikTok to stay on that site and check out through that site, eliminating the friction or reluctance of TikTok users to leave their TikTok feed in order to complete their purchase on MARKET.live. Our technology integration allows the purchase data to flow back through MARKET.live and to the individual vendors and stores on MARKET.live seamlessly for fulfillment of the orders.

On March 27, 2024, the Company announced that it expanded its strategic relationship with TikTok and entered into a formal partnership with TikTok Shop pursuant to which MARKET.live became a service provider for TikTok Shop and officially designated as a TikTok Shop Partner (TSP) . Under the terms of the partnership, TikTok Shop refers consumer brands, retailers, influencers and affiliates leads to Market.live for a menu of MARKET.live paid services that include, among other things, assistance in onboarding to TikTok and establishing a TikTok store, hosting training sessions and webinars for prospective TikTok Shop sellers, studio space rental in both the West Coast and East Coast MARKET.live studios, content creation and production services, and TikTok Shop maintenance and enhancements for existing TikTok clients’ stores. The partnership also contemplates TikTok Shop sponsored studio rentals, as well as a paid-for “day pass” for use of MARKET.live studio services by TikTok creators, influencers and affiliates. MARKET.live is expected to generate revenue through fees, including monthly recurring fees, paid directly to MARKET.live by the brands, retailers, influencers and affiliates referred to MARKET.live by TikTok. In addition, it is contemplated that MARKET.live will receive a percentage of monthly revenue generated through the TikTok stores MARKET.live establishes for the brands, retailers, influencers and affiliates that TikTok Shop refers to MARKET.live.

The partnership also contemplates the use of MARKET.live studios as TikTok “Sample Centers” where TikTok creators will have access to product samples for use in their TikTok Shop videos produced at MARKET.live studios. In addition to the compensation referenced above, TikTok will compensate MARKET.live directly for the attainment of certain pre-established performance goals and objectives agreed to between the parties.

The Company’s recent drop ship and affiliate programs are currently being revised to incorporate the benefits and implications of the recent META integrations as well as the new TikTok partnership. The Company is actively engaged in completing development on integrations into additional large social media platforms, as well as developing partnerships and strategic alliances that it believes will help foster the growth of the Company’s business.

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Revenue Generation

A description of our principal revenue generating activities is as follows:

1.	MARKET.live generates revenue through several sources as follows:

a.	All sales run through our ecommerce facility on MARKET.live from which we deduct a platform fee that ranges from 10% to 20% of gross sales, with an average of approximately 15%, depending upon the pricing package the vendors select as well as the product category and profit margins associated with such categories. The revenue is derived from sales generated during livestream events, from sales realized through views of previously recorded live events available in each vendor’s store, as well as from sales of product and merchandise displayed in the vendors’ online stores, all of which are shoppable 24/7.

b.	Produced events. MARKET.live offers fee-based services that range from full production of livestream events, to providing professional hosts and event consulting.

c.	Drop Ship and Creator programs. MARKET.live is expected to generate recurring fee revenue from soon to be launched new drop ship programs for entrepreneurs and its Creator program.

d.	The Company’s TikTok Shop store and affiliate program.

e.	The MARKET.live site is designed to incorporate sponsorships and other advertising based on typical industry rates.

f.	The Company’s recently announced partnership with TikTok Shop. Pursuant to the terms of the partnership, MARKET.live has become a service provider for TikTok Shop and is officially designated as a TikTok Shop Partner (TSP). Under the terms of the partnership, TikTok Shop refers consumer brands, retailers, influencers and affiliates leads to MARKET.live for a menu of paid services that include, among other things, assistance in onboarding to TikTok Shop and establishing a TikTok Shop store, hosting training sessions and webinars for prospective TikTok Shop sellers, MARKET.live studio space rental in both the West Coast and East Coast MARKET.live studios, content creation and production services, and TikTok Shop maintenance, including enhancements to existing TikTok Shop seller stores. The partnership also contemplates TikTok Shop sponsored studio rentals, as well as a paid-for “day pass” for use of MARKET.live studio services by TikTok creators, influencers and affiliates. It is expected that MARKET.live will generate revenue through fees, including monthly recurring fees, paid directly to MARKET.live by the brands, retailers, influencers and affiliates referred to MARKET.live by TikTok. In addition, it is contemplated that MARKET.live will receive a percentage of monthly revenue generated through the TikTok Shop stores MARKET.live establishes for the brands, retailers, influencers and affiliates that TikTok Shop refers to MARKET.live.

The partnership also contemplates the use of MARKET.live studios as TikTok “Sample Centers” where TikTok creators will have access to product samples for use in their TikTok Shop videos produced at MARKET.live studios. In addition to the compensation referenced above, TikTok will compensate MARKET.live directly for the attainment of certain pre-established performance goals and objectives agreed-to between the parties.

A performance obligation is a promise in a contract to transfer a distinct product. Performance obligations promised in a contract are identified based on the goods that will be transferred that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the goods is separately identifiable from other promises in the contract. Performance obligations include establishing and maintaining customer online stores, providing access to the Company’s e-commerce platform and customer service support.

The Company’s revenue is mainly commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform as well as subscription-based fees and other fees and commissions for services rendered by the Company to clients referred to the Company by TikTok. Customers do not have the contractual right to take possession of the Company’s software. Revenue is recognized in an amount that reflects the consideration that the Company expects to ultimately receive in exchange for those promised goods, net of expected discounts for sales promotions and customary allowances.

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Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged primarily in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net sales in the consolidated statements of operations.

Investment in Human Capital

We believe our people are at the heart of our success and our customers’ success. We endeavor to not only attract and retain talented employees, but also to provide a challenging and rewarding environment to motivate and develop our valuable human capital. We look to our talented employees to lead and foster various initiatives that support our company culture including those related to diversity, equity and inclusion. In addition, we rely heavily on our talented team to execute our growth plans and achieve our long-term strategic objectives.

Employees

As of the date of this Offering Circular, we employed a total of 22 people, including 20 full-time employees.

Properties

Our corporate headquarters are located at 3024 Sierra Juniper Court, Las Vegas, Nevada 89138. We believe that our facility is sufficient to meet our current needs and that suitable additional space will be available as and when needed.

We have a livestream studio located at 10621 Calle Lee, Suite 153, Los Alamitos, California 90720.

Legal Proceedings

For a discussion of our legal proceedings, refer to Note 12, “Commitments and Contingencies,” in the notes to our unaudited consolidated financial statements for the three months ended March 31, 2024, included herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On April 18, 2023, we implemented a 1-for-40 reverse stock split (the “Reverse Stock Split”) of our common stock. As a result of the Reverse Stock Split, every forty (40) shares of our pre-Reverse Stock Split common stock were combined and reclassified into one share of our Common Stock. The number of shares of common stock subject to outstanding options, warrants, and convertible securities were also reduced by a factor of forty and the exercise price of such securities increased by a factor of forty, as of April 18, 2023. All historical share and per-share amounts reflected throughout this section have been adjusted to reflect the Reverse Stock Split. The par value per share of our common stock was not affected by the Reverse Stock Split.

Cautionary Statement

The following discussion and analysis should be read in conjunction with our financial statements and related notes, beginning on page F-1 of this Offering Circular.

Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described herein under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” We assume no obligation to update any of the forward-looking statements included herein.

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Overview

Through June 13, 2023 of the year ended December 31, 2023, we operated three distinct lines of business through separate wholly owned subsidiaries. Verb Direct, LLC, a sales Software-as-a-Service (“SaaS”) platform for the direct sales industry; Verb Acquisition Co., LLC, which was a sales SaaS platform for the Life Sciences industry and sports teams; and verbMarketplace, LLC, which is a multi-vendor, multi-presenter, livestream social shopping platform known as MARKET.live that combines ecommerce and entertainment.

We determined that by focusing all of our resources solely on the development and operation of MARKET.live, our livestream shopping platform, over time we could generate greater shareholder value than we could through the continued operation of our SaaS business platforms. Accordingly, after an extensive, thorough seven-month process to identify a buyer willing to pay the highest price on the most favorable terms for the assets of the SaaS business, managed by a prominent M&A advisory firm, on June 13, 2023 we disposed of all of the operating SaaS assets of Verb Direct, LLC and Verb Acquisition Co., LLC pursuant to an asset purchase agreement in consideration of the sum of $6.5 million, $4.75 million of which was paid in cash by the buyer at the closing of the transaction.

Additional payments in the aggregate of $1.75 million will be paid by the buyer if certain profitability and revenue targets are met within each of the two-year periods following the closing date as set forth more particularly in the asset purchase agreement

Our MARKET.live Business

The Company’s MARKET.live platform is a multi-vendor, multi-presenter, livestream social shopping destination the leverages the current convergence of ecommerce and entertainment, where hundreds of retailers, brands, creators and influencers can monetize their base of fans and followers across social media channels. Brands, retailers and creators that join MARKET.live have the ability to broadcast livestream shopping events simultaneously on numerous social media channels, including TikTok, as well as on MARKET.live, reaching exponentially larger audiences. The Company’s recent technological integrations with META, created a seamless, native, friction-free checkout process for Facebook and Instagram users to purchase MARKET.live vendors’ products within each of those popular apps. This integration allows Facebook and Instagram users to browse products featured in MARKET.live shoppable videos, place products in a native shopping cart and checkout – all without leaving Facebook or Instagram.

On September 5, 2023, the Company completed development work on a new MARKET.live capability that facilitated a deeper integration into the TikTok social media platform, which could expose MARKET.live shoppable programming to tens of millions of potential viewers/purchasers. This new capability allows shoppers watching a MARKET.live stream on TikTok to stay on that site and check out through that site, eliminating the friction or reluctance of TikTok users to leave their TikTok feed in order to complete their purchase on MARKET.live. Our technology integration allows the purchase data to flow back through MARKET.live and to the individual vendors and stores on MARKET.live seamlessly for fulfillment of the orders.

On March 27, 2024, the Company announced that it expanded its strategic relationship with TikTok and entered into a formal partnership with TikTok Shop pursuant to which MARKET.live became a service provider for TikTok Shop and officially designated as a TikTok Shop Partner (TSP). Under the terms of the partnership, TikTok Shop refers consumer brands, retailers, influencers and affiliates leads to Market.live for a menu of MARKET.live paid services that include, among other things, assistance in onboarding to TikTok and establishing a TikTok store, hosting training sessions and webinars for prospective TikTok Shop sellers, studio space rental in both the West Coast and East Coast MARKET.live studios, content creation and production services, and TikTok Shop maintenance and enhancements for existing TikTok clients’ stores. The partnership also contemplates TikTok Shop sponsored studio rentals, as well as a paid-for “day pass” for use of MARKET.live studio services by TikTok creators, influencers and affiliates. MARKET.live is expected to generate revenue through fees, including monthly recurring fees, paid directly to MARKET.live by the brands, retailers, influencers and affiliates referred to MARKET.live by TikTok. In addition, it is contemplated that MARKET.live will receive a percentage of monthly revenue generated through the TikTok stores MARKET.live establishes for the brands, retailers, influencers and affiliates that TikTok Shop refers to MARKET.live.

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The partnership also contemplates the use of MARKET.live studios as TikTok “Sample Centers” where TikTok creators will have access to product samples for use in their TikTok Shop videos produced at MARKET.live studios. In addition to the compensation referenced above, TikTok will compensate MARKET.live directly for the attainment of certain pre-established performance goals and objectives agreed-to between the parties.

The Company’s recent drop ship and affiliate programs are currently being revised to incorporate the benefits and implications of the recent META integrations as well as the new TikTok partnership. The Company is actively engaged in completing development on integrations into additional large social media platforms, as well as developing partnerships and strategic alliances that it believes will help foster the growth of the Company’s business.

Economic Disruption

Our business is dependent in part on general economic conditions. Many jurisdictions in which our customers are located and our products are sold have experienced and could continue to experience unfavorable general economic conditions, such as inflation, increased interest rates and recessionary concerns, which could negatively affect demand for our products. Under difficult economic conditions, customers may seek to cease spending on our current products or fail to adopt our new products. We cannot predict the timing or impact of an economic slowdown, or the timing or strength of any economic recovery. These and other economic factors could have a material adverse effect on our business, financial condition, and results of operations.

Recent Developments

Nasdaq Deficiency Notices

August 18, 2023 Notice

 On August 18, 2023, the Company received a notice from The Nasdaq Stock Market LLC (“NASDAQ”) indicating that it did not meet the minimum of $2.5 million in stockholders’ equity required by NASDAQ Listing Rule 5550(b)(1) (the “Listing Rule”) for continued listing, or the alternatives of market value of listed securities or net income from continuing operations. The notice was based upon the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, which reported that the Company’s total stockholders’ equity as of June 30, 2023 was ($1.818 million).On October 9, 2023, the Company submitted a plan to regain compliance with the Listing Rule and was given an extension until February 14, 2024 to evidence compliance through a public filing.

On February 5, 2024, the Company reported in a Current Report on Form 8-K (the “Form 8-K Filing”) that based on its unaudited balance sheet as of December 31, 2023, it believed it had regained compliance with the stockholders’ equity requirement of NASDAQ Listing Rule 5550(b)(1) for continued listing. On February 5, 2024, the Company was informed that based upon the Form 8-K Filing, the Staff determined that the Company is in compliance with Listing Rule 550(b)(1).

November 2, 2023 Notice

On November 2, 2023, we received a letter from The NASDAQ Stock Market advising that the Company did not meet the minimum $1.00 per share bid price requirement for continued inclusion on The NASDAQ Capital Market pursuant to NASDAQ Marketplace Listing Rule 5550(a)(2) because the closing bid price per share for the Company’s common stock had closed below $1.00 for the previous 30 consecutive business days (the “Bid Price Rule”). The Company was given until April 30, 2024, to regain compliance with the Bid Price Rule.

May 1, 2024 Notice

On May 1, 2024, the Company received notice from Nasdaq that the Company has been granted an additional 180-day grace period, or until October 28, 2024, to regain compliance with the Bid Price Rule. To regain compliance with the Bid Price Rule and qualify for continued listing on the Nasdaq Capital Market, the minimum bid price per share of the Company’s common stock must be at least $1.00 for at least 10 consecutive business days on or prior to October 28, 2024. If the Company fails to regain compliance during the additional compliance period, then Nasdaq will notify the Company of its determination to delist the Company’s common stock, at which point the Company would have an opportunity to appeal the delisting determination to a Nasdaq Listing Qualifications Panel.

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Series C Preferred Stock Offering

On December 29, 2023, the Company entered into a securities purchase agreement with Streeterville Capital, LLC (the “Streeterville Purchase Agreement”), pursuant to which the Company sold 3,000 shares of the Company’s newly designated non-convertible Series C Preferred Stock for proceeds of $3.0 million. The Series C Preferred Stock receives a 10% stated annual dividend, has no voting rights and has a face value of $1,300 per share. The sale of the Series C Preferred Stock was consummated on December 29, 2023.

On May 9, 2024, the Company redeemed 505 Series C Preferred Shares in exchange for 4,757,246 common shares in order to reduce the amount of dividend to be accrued. The transaction was done at the Nasdaq at-the-market price. No broker was involved in the transaction and no fees or commissions were paid or incurred by the Company.

ATM Offerings

On December 15, 2023, the Company entered into an At-the-Market Issuance Sales Agreement (the “Ascendiant Sales Agreement”) with Ascendiant Capital Markets, LLC, as sales agent, to sell, from time to time, shares of its common stock having an aggregate offering price of up to $960 thousand, through an “at the market” offering pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-264038), as supplemented by a prospectus supplement. On March 19, 2024, the Ascendiant Sales Agreement was amended to increase the amount available from $960 thousand to approximately $6.3 million. On March 29, 2024, the Ascendiant Sales Agreement was amended to increase the amount available from approximately $6.3 million to approximately $9.0 million. On May 10, 2024, the Ascendiant Sales Agreement was amended to increase the amount available from approximately $9.0 million to approximately $12.8 million. From December 15, 2023 to May 30, 2024, the Company issued 56,387,450 shares of its common stock and received $12.4 million of aggregate net proceeds in “at the market” offerings under the Ascendiant Sales Agreement.

On December 15, 2023, the Company terminated its At-The Market Issuance Sales Agreement, dated as of November 16, 2021, by and between the Company and Truist Securities, Inc. (the “Truist Sales Agreement”). During the year ended December 31, 2023, the Company issued and sold an aggregate of 8,784,214 shares of common stock for aggregate net proceeds of $2.6 million under the Truist Sales Agreement.

Public Offering of Common Stock – Regulation A

During the three months ended March 31, 2024, the Company entered into subscription agreements with certain institutional investors, pursuant to which the Company agreed to issue and sell to the investors 27,397,258 shares of its Common Stock, par value $0.0001 per share of the Company at a price of $0.24 per share for gross proceeds to the Company of $6.6 million.

The Shares to be issued in the offering were offered at-the-market under Nasdaq rules and pursuant to the Company’s Form 1-A, initially filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on February 14, 2024 and qualified on March 11, 2024.

Debt Financing

On October 11, 2023, the Company entered into a note purchase agreement with Streeterville Capital, LLC, pursuant to which the Company sold a promissory note in the aggregate principal amount of $1.0 million (the “Note”). The Note bears interest at 9.0% per annum compounded daily. The maturity date of the Note is 18 months from the date of its issuance. In connection with the sale of the Note, verbMarketplace, LLC, a wholly-owned subsidiary of the Company, entered into a Guaranty, dated October 11, 2023, pursuant to which it guaranteed the obligations of the Company under the Note in exchange for receiving a portion of the proceeds.

Issuance of common shares as payment on notes payable

During the year ended December 31, 2023, the Company issued 7,301,903 shares of its common stock pursuant to an exchange agreement in exchange for a reduction of $5.1 million on the outstanding balance of the November Notes.

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During the three months ended March 31, 2024, the Company issued 11,484,403 shares of its common stock in exchange for a reduction of $1.7 million on the outstanding balance of the November Notes. On March 18, 2024, the November Notes were paid in full.

Subsequent to March 31, 2024, the Company issued 7,630,271 shares of its common stock in exchange for a reduction of $1.1 million on the outstanding balance of the Note. On May 3, 2024, the Note was paid in full.

Publicly-traded warrants

At the close of business on April 5, 2024, the Company’s unexercised publicly traded warrants under the symbol VERBW expired pursuant to their original terms and as such Nasdaq suspended trading the 175,823 remaining warrants and the trading symbol VERBW was delisted from Nasdaq.

Results of Operations

Three Months Ended March 31, 2024 as Compared to the Three Months Ended March 31, 2023

The following is a comparison of our results of operations for the three months ended March 31, 2024 and 2023 (in thousands):

	Three Months Ended March 31,
	2024	2023	Change

Revenue	$7	$2	$5

Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	5	1	4
Depreciation and amortization	256	583	(327)
General and administrative	2,963	3,545	(582)
Total costs and expenses	3,224	4,129	(905)

Operating loss from continuing operations	(3,217)	(4,127)	910

Other income (expense), net
Interest expense	(225)	(470)	245
Other income (expense), net	(2)	(51)	49
Change in fair value of derivative liability	(1)	8	(9)
Total other income (expense), net	(228)	(513)	285

Net loss from continuing operations	$(3,445)	$(4,640)	$1,195

Revenue

Our primary focus is on the growth of our MARKET.live business. Currently, the business is generating minimal revenues.

Operating Expenses

Depreciation and amortization expenses were $0.3 million for the three months ended March 31, 2024, as compared to $0.6 million for the three months ended March 31, 2023.

General and administrative expenses including stock compensation expense were $3.0 million for the three months ended March 31, 2024, as compared to $3.6 million for the three months ended March 31, 2023. The decrease of $0.6 million or 16%, in general and administrative expenses including stock compensation expense is primarily due to decreased personnel expense associated with headcount reduction.

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Other Expense, net

Other expense, net, for the three months ended March 31, 2024 was $0.2 million, which was primarily attributable to interest expense.

Fiscal Year Ended December 31, 2023 Compared to Fiscal Year Ended December 31, 2022

The following is a comparison of the results of our operations for the years ended December 31, 2023 and 2022 (in thousands):

	Years Ended December 31,
	2023	2022	Change

Revenue	$63	$8	$55

Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	19	3	16
Depreciation and amortization	2,331	1,108	1,223
General and administrative	11,508	17,771	(6,263)
Total costs and expenses	13,858	18,882	(5,024)

Operating loss from continuing operations	(13,795)	(18,874)	5,079

Other income (expense)
Interest expense	(1,193)	(1,410)	217
Financing costs	(1,239)	-	(1,239)
Other income, net	1,162	1,393	(231)
Change in fair value of derivative liability	221	2,933	(2,712)
Total other income (expense), net	(1,049)	2,916	(3,965)

Net loss from continuing operations	$(14,844)	$(15,958)	$1,114

Revenue

Our primary focus is on the growth of our MARKET.live business. Currently, the business is generating minimal revenues.

Operating Expenses

Depreciation and amortization expense was $2.3 million for the year ended December 31, 2023, as compared to $1.1 million for the year ended December 31, 2022. The increase of $1.2 million in depreciation and amortization expense is primarily due to the full-year amortization of software development costs as compared to a partial year of amortization in 2022. Amortization of software development costs began in July 2022.

General and administrative expenses for the year ended December 31, 2023 were $11.5 million, as compared to $17.8 million for the year ended December 31, 2022. The decrease of $6.3 million or 35%, in general and administrative expenses is primarily due to decreased personnel expense associated with headcount reduction.

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Other Income (Expense), net

Other income (expense), net, for the year ended December 31, 2023 was $(1.0) million, which was primarily attributable to interest expense of $(1.2) million and financing costs of $(1.2) million both offset by other income and the change in fair value of derivative liability totaling $1.4 million.

Use of Non-GAAP Measures – Modified EBITDA

In addition to our results under generally accepted accounting principles (“GAAP”), we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus depreciation and amortization, share-based compensation, interest expense, financing costs, change in fair value of derivative liability, other (income) expense, MARKET.live startup costs, loss from discontinued operations, net of tax, and other non-recurring charges.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that impact our underlying revenue and profit generating operations that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended March 31,
(in thousands)	2024	2023

Net loss	$(3,445)	$(5,514)

Adjustments
Depreciation and amortization	256	583
Share-based compensation	378	971
Interest expense	225	470
Change in fair value of derivative liability	1	(8)
Other (income) expense, net	2	51
Loss from discontinued operations, net of tax	-	874
Other costs (a)	84	185

Total EBITDA adjustments	946	3,126
Modified EBITDA	$(2,499)	$(2,388)

(a) Represents a litigation accrual in 2024 and severance costs in 2023.

	Years Ended December 31,
	2023	2022

Net loss	$(21,994)	$(37,437)

Adjustments
Depreciation and amortization	2,331	1,108
Share-based compensation	2,503	4,455
Interest expense	1,193	1,410
Financing costs	1,239	-
Other income, net	(1,162)	(1,393)
Change in fair value of derivative liability	(221)	(2,933)
MARKET.live non-recurring startup costs*	-	802
Loss from discontinued operations, net of tax	7,150	21,479
Other non-recurring	585	126

Total EBITDA adjustments	13,618	25,054
Modified EBITDA	$(8,376)	$(12,383)

* Includes general and administrative and R&D expenses that are directly related to the launch of our MARKET.live platform and are not expected to be recurring in future periods.

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The $4.0 million or 32% increase in Modified EBITDA for the year ended December 31, 2023, compared to the same period in 2022, resulted from a decrease in operating expenses.

We present Modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Modified EBITDA in developing our internal budgets, forecasts and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with our board of directors concerning our financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Modified EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.

Liquidity and Capital Resources

As of March 31, 2024.

Overview

As of March 31, 2024, we had cash of $14.2 million.

The following is a summary of our cash flows from operating, investing, and financing activities for the years ended March 31, 2024 and 2023 (in thousands):

	Three Months Ended March 31,
	2024	2023
Cash used in operating activities – continuing operations	$(2,209)	$(2,765)
Cash used in operating activities – discontinued operations	-	(153)
Cash used in investing activities – continuing operations	(41)	(131)
Cash provided by financing activities – continuing operations	12,079	5,233
Cash used in financing activities – discontinued operations	-	(823)
Increase in cash	$9,829	$1,361

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Cash Flows – Operating

For the three months ended March 31, 2024, our cash used in operating activities from continuing operations amounted to $2.2 million, compared to cash used for the three months ended March 31, 2023 of $2.8 million. We generated $0.6 million additional cash from operations primarily due to cost savings in personnel expenses resulting from headcount reduction.

Cash Flows – Investing

For the three months ended March 31, 2024, our cash flows used in investing activities amounted to $41 thousand, primarily due to our investment in long-lived assets.

Cash Flows – Financing

Our cash provided by financing activities for the three months ended March 31, 2024 amounted to $12.1 million, which represented $12.3 million of net proceeds from the issuance of shares of our common stock, offset primarily by $0.2 million in offering costs paid in January 2024 related to our preferred stock offering in December 2023.

Notes Payable

We have the following outstanding notes payable as of March 31, 2024 (in thousands):

Note	Issuance Date	Maturity Date	Interest Rate	Original Borrowing	Balance at March 31, 2024
Note payable (A)	May 15, 2020	May 15, 2050	3.75%	$150	$132
Promissory note payable (B)	October 11, 2023	April 11, 2025	9.0%	1,005	1,005
Total notes payable					1,137
Non-current					(113)
Current					$1,024

(A)	On May 15, 2020, we executed an unsecured loan with the U.S. Small Business Administration (SBA) under the Economic Injury Disaster Loan program in the amount of $0.15 million. Installment payments, including principal and interest, began October 26, 2022. As of March 31, 2024, the outstanding balance of the note amounted to $0.13 million.

(B)

On October 11, 2023, the Company entered into a note purchase agreement with Streeterville pursuant to which Streeterville purchased the Note in the aggregate principal amount of $1.0 million. The Note bears interest at 9.0% per annum compounded daily. The maturity date of the Note is April 11, 2025.

At March 31, 2024, the outstanding balance of the Note amounted to $1.0 million.

Subsequent to March 31, 2024, the Company issued 7,630,271 shares of its common stock pursuant to an exchange agreement in exchange for a reduction of $1.1 million on the outstanding balance of the Note. On May 3, 2024, the Note was repaid in full.

As a result of this payment, with the exception of a low interest SBA loan of $132, the Company is now debt-free.

Critical Accounting Policies

Our financial statements have been prepared in accordance with GAAP, which require that we make certain assumptions and estimates that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period.

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Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Significant estimates include assumptions made for assumptions made in valuing assets acquired in business combinations, impairment testing of long-lived assets, the valuation allowance for deferred tax assets, assumptions used in valuing derivative liabilities, assumptions used in valuing share-based compensation, and accruals for contingent liabilities. Amounts could materially change in the future.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standard Board’s (“FASB”) ASC 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contract(s), which includes (1) identifying the contract(s) or agreement(s) with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied.

A description of our principal revenue generating activities is as follows:

MARKET.live generates revenue through several sources as follows:

a.	All sales run through our ecommerce facility on MARKET.live from which we deduct a platform fee that ranges from 10% to 20% of gross sales, with an average of approximately 15%, depending upon the pricing package the vendors select as well as the product category and profit margins associated with such categories. The revenue is derived from sales generated during livestream events, from sales realized through views of previously recorded live events available in each vendor’s store, as well as from sales of product and merchandise displayed in the vendors’ online stores, all of which are shoppable 24/7.

b.	Produced events. MARKET.live offers fee-based services that range from full production of livestream events, to providing professional hosts and event consulting.

c.	Drop Ship and Creator programs. MARKET.live is expected to generate recurring fee revenue from soon to be launched new drop ship programs for entrepreneurs and its Creator program.

d.	The Company’s TikTok Shop store and affiliate program.

e.	The MARKET.live site is designed to incorporate sponsorships and other advertising based on typical industry rates.

f.	The Company’s recently announced partnership with TikTok Shop. Pursuant to the terms of the partnership, MARKET.live has become a service provider for TikTok Shop and is officially designated as a TikTok Shop Partner (TSP). Under the terms of the partnership, TikTok Shop refers consumer brands, retailers, influencers and affiliates leads to MARKET.live for a menu of paid services that include, among other things, assistance in onboarding to TikTok Shop and establishing a TikTok Shop store, hosting training sessions and webinars for prospective TikTok Shop sellers, MARKET.live studio space rental in both the West Coast and East Coast MARKET.live studios, content creation and production services, and TikTok Shop maintenance, including enhancements to existing TikTok Shop seller stores. The partnership also contemplates TikTok Shop sponsored studio rentals, as well as a paid-for “day pass” for use of MARKET.live studio services by TikTok creators, influencers and affiliates. It is expected that MARKET.live will generate revenue through fees, including monthly recurring fees, paid directly to MARKET.live by the brands, retailers, influencers and affiliates referred to MARKET.live by TikTok. In addition, it is contemplated that MARKET.live will receive a percentage of monthly revenue generated through the TikTok Shop stores MARKET.live establishes for the brands, retailers, influencers and affiliates that TikTok Shop refers to MARKET.live.

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The partnership also contemplates the use of MARKET.live studios as TikTok “Sample Centers” where TikTok creators will have access to product samples for use in their TikTok Shop videos produced at MARKET.live studios. In addition to the compensation referenced above, TikTok will compensate MARKET.live directly for the attainment of certain pre-established performance goals and objectives agreed-to between the parties.

A performance obligation is a promise in a contract to transfer a distinct product. Performance obligations promised in a contract are identified based on the goods that will be transferred that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the goods is separately identifiable from other promises in the contract. Performance obligations include establishing and maintaining customer online stores, providing access to the Company’s e-commerce platform and customer service support.

The Company’s revenue is comprised of commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform as well as from services it provides as referenced above in sub-paragraph (f) of the Revenue Recognition section concerning the TikTok Shop partnership. Customers do not have the contractual right to take possession of the Company’s software. Revenue is recognized in an amount that reflects the consideration that the Company expects to ultimately receive in exchange for those promised goods, net of expected discounts for sales promotions and customary allowances, and its services.

Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged primarily in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net sales in the consolidated statements of operations.

Derivative Financial Instruments

We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the consolidated balance sheets as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

We use Level 2 inputs for our valuation methodology for the derivative liabilities as their fair values were determined by using a Binomial pricing model. Our derivative liabilities are adjusted to reflect fair value at each period end, with any increase or decrease in the fair value being recorded in results of operations as adjustments to fair value of derivatives.

Share-Based Compensation

The Company issues stock options and warrants, shares of common stock and restricted stock units as share-based compensation to employees and non-employees. The Company accounts for its share-based compensation in accordance with FASB ASC 718, Compensation – Stock Compensation. Share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period. The fair value of restricted stock units is determined based on the number of shares granted and the quoted price of our common stock and is recognized as expense over the service period. Forfeitures are accounted for as they occur. Recognition of compensation expense for non-employees is in the same period and manner as if the Company had paid cash for services.

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Intangible Assets

We have certain intangible assets that were initially recorded at their fair value at the time of acquisition. The finite-lived intangible assets consist of developed technology and customer contracts. Indefinite-lived intangible assets consist of domain names. Intangible assets with finite useful lives are amortized using the straight-line method over their estimated useful life of five years.

We review all finite lived intangible assets for impairment when circumstances indicate that their carrying values may not be recoverable. If the carrying value of an asset group is not recoverable, we recognize an impairment loss for the excess carrying value over the fair value in our consolidated statements of operations.

Recently Issued Accounting Pronouncements

For a summary of our recent accounting policies, please refer to Note 2, Summary of Significant Accounting Policies and Supplemental Disclosures, of the Notes to the consolidated financial statements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Our directors and executive officers, their ages, positions held, and duration of such, are as follows:

Name	Position Held with Our Company	Age	Date First Elected or Appointed

Rory J. Cutaia	Chairman of the Board, President, Chief Executive Officer, Secretary, Treasurer and Director	68	October 16, 2014
Bill J. Rivard	Interim Chief Financial Officer and Treasurer	54	June 13, 2023
James P. Geiskopf	Lead Director	64	October 16, 2014
Kenneth S. Cragun	Director	63	September 10, 2018
Edmund C. Moy	Director	66	October 21, 2022

Business Experience

The following is a brief account of the education and business experience of directors and executive officers during at least the past five years, indicating their principal occupation during the period, the name and principal business of the organization by which they were employed, and certain of their other directorships:

Rory J. Cutaia, Chairperson of our Board, President, Chief Executive Officer, and Secretary

Rory J. Cutaia has served as our Chairperson of our Board, Chief Executive Officer, President and Secretary, since the formation of Cutaia Media Group (“CMG”) in 2012, in which roles he has continued to serve through our October 2014 acquisition of bBooth (USA), Inc. (“bBooth”) to the present. Mr. Cutaia was appointed Treasurer of the Company effective June 13, 2023. In these roles, Mr. Cutaia also serves as our Principal Executive Officer. Mr. Cutaia founded CMG in 2012 and bBooth in 2014. In May 2014, CMG and bBooth merged and became known as bBoothUSA, which was acquired in October 2014 by Global Systems Designs, Inc. (“GSD”), our predecessor. Prior to that, from October 2006 to August 2011, Mr. Cutaia was a partner and Entrepreneur-in-Residence at Corinthian Capital Group, Inc. (“Corinthian”), a private equity fund based in New York City that invested in middle-market, U.S. based companies. During his tenure at Corinthian, from June 2008 to October 2011, Mr. Cutaia was the co-founder and Executive Chairman of Allied Fiber, Inc., a company engaged in the construction of a nation-wide fiber-optic network, and from June 2007 to August 2011, Mr. Cutaia was the Chief Executive Officer of GreenFields Coal Company, a company engaged in the deployment of technology to recycle coal waste and clean-up coal waste sites. Before joining Corinthian, from January 2000 to October 2006, he founded and was the Chairman and Chief Executive Officer of The Telx Group, Inc. (“Telx”), a company engaged in the telecom carrier inter-connection, co-location, and data center business, which he sold in 2006. Before founding Telx, Mr. Cutaia was a practicing lawyer with Shea & Gould, a prominent New York City law firm. Mr. Cutaia earned his Juris Doctorate from the Fordham University School of Law in 1985 and his Bachelor of Science, magna cum laude, in business management from the New York Institute of Technology in 1982.

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We believe Mr. Cutaia is qualified to serve on our Board because of his extensive knowledge of our business and current operations, as well as his education and the additional business experiences described above.

Bill J. Rivard, Interim Chief Financial Officer and Treasurer

Bill J. Rivard was appointed Interim Chief Financial Officer effective June 13, 2023. Prior to his appointment, he served as Corporate Controller of the Company from November 2021, in which role he worked closely with the Company’s Chief Financial Officer in all accounting and finance matters. Mr. Rivard maintains an active CPA certification and has more than 30 years of experience serving various corporate accounting and finance management roles in companies including Minnesota Brewing Company, Innuity, Clean Energy (NASDAQ: CLNE), and most recently, Palace Entertainment where he served as Director of Financial Reporting from March 2011 to April 2019 and then was promoted to Executive Director of Finance in April 2019, serving in this capacity until March 2020. Mr. Rivard began his technical accounting and financial reporting experience at the accounting firm McGladrey & Pullen LLP (now, RSM US LLP) where he served as an auditor, as well as the Securities and Exchange Commission where he served as a staff accountant. Mr. Rivard earned his Bachelor’s of Accountancy at the University of North Dakota in 1992.

James P. Geiskopf, Lead Independent Director

James P. Geiskopf has served as one of our directors since the formation of bBooth in May of 2014, in which role he has continued to serve through the October 2014 acquisition of bBooth by GSD to the present. He also serves as our Lead Independent Director, as the Chairperson of the Compensation Committee, and as a member of the Audit Committee, Governance and Nominating Committee and Risk Committee. Mr. Geiskopf has 32 years of experience leading companies in the services industry. From 1975 to 1986, Mr. Geiskopf served as the Chief Financial Officer of Budget Rent a Car of Fairfield California and from 1986 to 2007, he served as its President and Chief Executive Officer. In 2007, he sold the franchise. Mr. Geiskopf served on the board of directors of Suisun Valley Bank from 1986 to 1993 and from 1991 to 1993 he also served on the board of directors of Napa Valley Bancorp, which was sold to a larger institution in 1993. Since 2014, Mr. Geiskopf has served on the board of directors of MetaWorks Platforms, Inc. (formerly Currency Works, Inc.) (OTCQB: MWRK), a public company that trades on the OTCQB. From June 2013 to March 2017, Mr. Geiskopf served as a director of Electronic Cigarettes International Group, Ltd. (“ECIG”), a Nevada corporation, an OTC listed company. ECIG filed a voluntary petition for relief under the provisions of Chapter 7 of Title 11 of the United States Code on March 16, 2017.

We believe Mr. Geiskopf is qualified to serve on our Board because of his significant business experience including building, operating, and selling companies, serving on the boards of directors for several banks, and serving as a director and officer of several public companies. In these roles he acquired substantial business management, strategic, operational, human resource, financial, disclosure, compliance, and corporate governance skills.

Kenneth S. Cragun, Director

Kenneth S. Cragun was appointed as one of our directors in September 2018, and also serves as the Chairperson of the Audit Committee, and as a member of the Compensation Committee, Governance and Nominating Committee and Risk Committee. Mr. Cragun was appointed as Chief Financial Officer of BitNile Holdings, Inc. (NYSE American: NILE) on August 19, 2020. Prior to his appointment as Chief Financial Officer, Mr. Cragun served as Chief Accounting Officer of BitNile Holdings, Inc. since October 1, 2018. Mr. Cragun has served as the Chief Financial Officer of Ault Disruptive Technologies Corporation, an NYSE listed special-purpose acquisition company (NYSE American: ADRT), since its incorporation in February 2021. Mr. Cragun has been the Senior Vice President of Finance or Chief Financial Officer of Alzamend Neuro, Inc. (NASDAQ: ALZN), an early clinical-stage entity seeking to prevent, treat and cure Alzheimer’s Disease, since October of 2018. He served as a Chief Financial Officer Partner at Hardesty, LLC, a national executive services firm since October 2016. His assignments at Hardesty, LLC included serving as Chief Financial Officer of CorVel Corporation, a $1.1 billion market cap publicly traded company (NASDAQ: CRVL). Mr. Cragun is a three-time finalist for the Orange County Business Journal’s “CFO of the Year - Public Companies” and has more than 30 years of experience, primarily in the technology industry. He served as Chief Financial Officer of two Nasdaq-listed companies: Local Corporation, from April 2009 to September 2016, which operated a U.S. top 100 website “Local.com” and, in June 2015, filed a voluntary petition seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code, and Modtech Holdings, Inc., from June 2006 to March 2009. Mr. Cragun serves on the board of directors of The Singing Machine Company, Inc. (NASDAQ: MICS). Mr. Cragun earned his Bachelor of Science in Accounting from Colorado State University-Pueblo. Mr. Cragun began his professional career at Deloitte.

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We believe Mr. Cragun is qualified to serve on our Board due to his extensive experience with fast-growth businesses and building teams in more than 20 countries. Mr. Cragun has also led multiple financing transactions, including IPOs, PIPEs, convertible debt offerings, term loans and lines of credit. We believe his experiences provide additional breadth and depth to our Board.

Edmund C. Moy, Director

Edmund C. Moy was appointed one of our directors on October 21, 2022 and serves on the Compensation Committee, Governance and Nominating Committee and Risk and Disclosure Committee. Mr. Moy currently also serves as a director of MetaWorks Platforms (OTCQB:MWRK), and was a director of Parsec Capital Acquistion Corp. (NASDAQ:PCXCU) and serves on the advisory board of Draganfly Inc. (NASDAQ:DFLY). He has provided his autograph to Professional Coin Grading Service of Collectors Universe (NASDAQ:CLCT) and currently to Numismatic Guarantee Corporation of Certified Collectibles Group. In addition, Mr. Moy has provided consulting services focused on investments in gold and silver and precious metal Individual Retirement Accounts and his clients have included industry leaders, such as Morgan Gold, Fortress Gold Group, and currently U.S. Money Reserve. Mr. Moy is the author of American Gold & Platinum Eagles: A Guide to the U.S. Bullion Coin Programs, published by Whitman Publishing and is working on his next book, the history of the U.S. Bullion Depository at Fort Knox. Prior to 2014, he served as Director of the United States Mint and was a Special Assistant to the President of the United States at the White House.

We believe that Mr. Moy is qualified to serve on our Board because he has extensive and unique leadership experience in Washington D.C., where he is recognized for his leadership roles in the Executive Branch of the government of the United States, as well as the experience gained from serving on the boards of several public companies.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Legal Proceedings

Except as disclosed under “Business Experience” above, there are no legal proceedings related to any of our directors or executive officers which are required to be disclosed pursuant to applicable SEC rules.

Agreements with Directors

None of our directors were selected pursuant to any arrangement or understanding, other than with our directors acting within their capacity as such.

Meetings of the Board and its Committees

Our Board has a standing Audit Committee, a Compensation Committee, a Governance and Nominating Committee, and a Risk and Disclosure Committee. Our Board met 13 times, including telephonic meetings, during fiscal year 2023. All Board members attended 100% of our Board meetings with the exception of Ms. Hammerschmidt, a former Board member, who attended 90% of the meetings held during her term. All Board members attended 100% of the meetings held by committees of our Board on which they served during that period.

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It is our policy that all of our directors are required to make a concerted and conscientious effort to attend our annual meeting of stockholders in each year during which that director serves as a member of our Board. All of our directors attended our 2023 annual meeting of stockholders.

Audit Committee

In June 2021, our Board amended and restated the Audit Committee charter. The Audit Committee charter can be found online at https://www.verb.tech in the “Governance” section found under the “Investor Relations” tab.

The Audit Committee charter requires that each member of the committee meet the independence requirements of Nasdaq, and requires the committee to have at least one member that qualifies as an “audit committee financial expert.” Currently, Messrs. Geiskopf, Moy, and Cragun (Chairperson) serve on the Audit Committee and each meets the independence requirements of Nasdaq. In addition, Mr. Cragun qualifies as an “audit committee financial expert” under applicable SEC regulations.

In addition to the enumerated responsibilities of the Audit Committee in the charter, the primary function of the committee is to assist our Board in its general oversight of our accounting and financial reporting processes, audits of our financial statements, and internal control and audit functions.

Compensation Committee

In June 2021, our Board amended and restated the Compensation Committee charter. The Compensation Committee charter may be found online at https://www.verb.tech in the “Governance” section found under the “Investor Relations” tab.

The Compensation Committee charter requires that each member of the committee meet the independence requirements of Nasdaq. Currently, Messrs. Geiskopf (Chairperson), Cragun, and Moy serve as members of the Compensation Committee and each meets the independence requirements of Nasdaq, qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

In addition to the enumerated responsibilities of the Compensation Committee in the charter, the primary function of the committee is to oversee the compensation of our executives, produce an annual report on executive compensation for inclusion in our proxy statement, if and when required by applicable laws or regulations, and advise our Board on the adoption of policies that govern our compensation programs.

Governance and Nominating Committee

In June 2021, our Board amended and restated the Governance and Nominating Committee charter. The charter of the Governance and Nominating Committee may be found online https://www.verb.tech in the “Governance” section found under the “Investor Relations” tab.

The Governance and Nominating Committee charter requires that each member of the committee meet the independence requirements of Nasdaq. Currently, Messrs. Geiskopf, Cragun, and Moy (Chairman) serve as members of the Governance and Nominating Committee and each meets the independence requirements of Nasdaq. The Governance and Nominating Committee charter requires that each member of the Governance and Nominating Committee meet the independence requirements of Nasdaq.

In addition to the enumerated responsibilities of the Governance and Nominating Committee in the charter, the primary function of the committee is to determine the slate of director nominees for election to our Board, to identify and recommend candidates to fill vacancies occurring between annual stockholder meetings, and to review our policies and programs that relate to matters of corporate responsibility.

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Risk and Disclosure Committee

In June 2021, our Board approved and adopted the Risk and Disclosure Committee charter. The charter of the Risk and Disclosure Committee may be found online at https://www.verb.tech in the “Governance” section found under the “Investor Relations” tab.

The Risk and Disclosure Committee charter requires that each member of the committee meet the independence requirements of Nasdaq. Currently, Messrs. Geiskopf, Cragun (Chairman), and Moy serve as members of the Risk and Disclosure Committee and each meets the independence requirements of Nasdaq and the SEC. The Risk and Disclosure Committee charter requires that each member of the Risk and Disclosure Committee meet the independence requirements of Nasdaq.

In addition to the enumerated responsibilities of the Risk and Disclosure Committee in the charter, the primary function of the committee is to assist our Chief Executive Officer and Chief Financial Officer in fulfilling their responsibility for oversight of the accuracy and timeliness of the disclosures made by us.

Other Board Committees

Other than the Audit Committee, Compensation Committee, Governance and Nominating Committee, and Risk and Disclosure Committee, we have no standing committees of our Board.

Director Independence

Our Board is currently composed of four members. We have determined that the following three directors qualify as independent: James P. Geiskopf, Kenneth S. Cragun, and Edmund C. Moy. We determined that Rory J. Cutaia, our Chairperson, President, Chief Executive Officer and Secretary, is not independent due to his employment relationship with the Company. The Board evaluates the independence of each nominee for election as a director of our Company in accordance with the Nasdaq Listing Rules.

Orientation and Continuing Education

We have an informal process to orient and educate new directors regarding their role on our Board and committees, as well as the nature and operations of our business. This process provides for an orientation with key members of the management staff, and further provides access to materials necessary to inform them of the information required to carry out their responsibilities as Board members. This information includes the most recent Board-approved budget, the most recent annual report, copies of the audited financial statements, and copies of the interim quarterly financial statements.

As a company with limited resources, we do not typically provide continuing education for our directors. Each director is responsible to maintain the skills and knowledge necessary to meet his or her obligations as a director.

Director Assessments

In December 2022, the Board implemented individual director assessments. The director assessments involve each director performing a self-assessment, as well as each director individually assessing other members of the Board, taking into account each director’s contributions at Board meetings, service on committees, experience level, and their general ability to contribute to one or more of our major growth areas.

Compensation Committee Interlocks and Insider Participation

As of the date of this Offering Circular, no member of the Compensation Committee is serving, and during the past year no member of the Compensation Committee has served, as an officer or employee of the Company or any of its subsidiaries. None of our executive officers currently serves, or during the past year has served, as a member of the board of directors or compensation committee (or other committee serving a similar purpose) of any entity that has an executive officer serving on our Board or Compensation Committee. In addition, none of the Compensation Committee members had any relationship, or participated in any transaction, with our Company during the fiscal year ended December 31, 2023 that requires disclosure under SEC rules. We have entered into indemnification agreements with each of our directors, including each member of the Compensation Committee.

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Code of Ethics

In 2014, our Board approved and adopted a code of ethics and business conduct for directors, senior officers, and employees, or code of ethics, that applies to all of our directors, officers, and employees, including our principal executive officer and principal financial officer. The code of ethics is available on our website at https://www.verb.tech in the “Governance” section found under the “Investor Relations” tab.

The code of ethics addresses conduct with respect to, among other things, conflicts of interests; compliance with applicable laws, rules and regulations; full, fair, accurate, timely and understandable disclosure by us; competition and fair dealing; corporate opportunities; confidentiality; protection and proper use of our assets; and reporting suspected illegal or unethical behavior.

To the extent required by law, any amendments to or waivers of any provision of the code of ethics will be promptly disclosed publicly on our website.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

We currently combine the positions of Chairperson and Chief Executive Officer into one position. We believe that this structure is appropriate at this time and that this combined model has certain advantages over other leadership structures. This combined role allows Mr. Cutaia to drive execution of our strategic plans and facilitates effective communication between management and our Board to bring key issues to its attention, and to see that our Board’s guidance and decisions are implemented effectively by management.

Further, our Board has designated Mr. Geiskopf as its Lead Independent Director. Our Board believes that his strong leadership and qualifications, including his prior experience as a chief executive officer and chief financial officer and his tenure on our Board, among other factors, contribute to his ability to fulfill the role of Lead Independent Director effectively.

Role of our Board in Risk Oversight

Our Board is responsible for the oversight of our operational risk management process. Our Board has delegated authority for addressing certain risks, and assessing the steps management has taken to monitor, control, and report such risks to the Audit Committee. Such risks include risks relating to execution of our growth strategy, the effects of the economy and general financial condition and outlook, our ability to expand our client base, communication with investors, certain actions of our competitors, the protection of our intellectual property, sufficiency of our capital, security of information systems and data, integration of new information systems, credit risk, product liability, and costs of reliance on external advisors. The Audit Committee then reports such risks as appropriate to our Board, which then initiates discussions with appropriate members of our senior management if, after discussion of such risks, our Board determines that such risks raise questions or concerns about the status of operational risks then facing us.

Our Board relies on the Compensation Committee to address significant risk exposures that we may face with respect to compensation, including risks relating to retention of key employees, protection of partner relationships, management succession, and benefit costs, and, when appropriate, reports these risks to the full Board.

Change of Control Arrangements

We do not know of any arrangements, which may, at a subsequent date, result in a change of control of the Company.

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Involvement in Certain Legal Proceedings

Except as set forth below, during the last ten years, none of our directors and executive officers have been involved in any of the following events:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

On June 23, 2015, Local Corporation, a Delaware corporation, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Cragun, a Director of the Company, was chief financial officer of Local Corporation at the time of filing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and our Bylaws generally eliminates director and officer liability for any act or failure to act in his or her capacity as a director or officer. Our Bylaws provide that we must advance expenses incurred, or reasonably expected to be incurred, within three (3) months of any proceeding to which the indemnitee was or is a party or is otherwise involved by reason of the fact that he or she was serving or acting in a covered capacity. An indemnitee is entitled to advances, to the fullest extent permitted by applicable law, solely upon the execution and delivery to us of an undertaking providing that the indemnitee agrees to repay the advance to the extent it is ultimately determined that he or she was not entitled to be indemnified by us under the provisions of the Bylaws, the Articles of Incorporation, or an agreement between us and the indemnitee. Additionally, we have entered into Indemnification Agreements with each of our directors and officers that largely mirror the indemnification rights provided for in our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Unless otherwise specified, all dollar amounts in this section are in thousands except per share amounts and par values. All historical share and per-share amounts reflected throughout this section have been adjusted to reflect the Reverse Stock Split.

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Summary Compensation Table

The table and discussion below present compensation information for the following executive officers, who constitute our Named Executive Officers (as defined in Item 402(m)(2) of Regulation S-K promulgated under the Securities Act:

●	Rory J. Cutaia, our Chairman of the Board, President, Chief Executive Officer, and Secretary;
●	Bill J. Rivard, our interim Chief Financial Officer and Treasurer; and
●	Salman H. Khan, our former Chief Financial Officer and Treasurer.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)		Option Awards(2) ($)		All Other Compensation ($)	Total ($)
Rory J. Cutaia(3)	2023	459	(5)	-		31	(5)	486	(6)	-	976	(10)
	2022	480	(5)	-	(7)	563	(8)	15	(9)	-	1,058	(10)

Bill J. Rivard(4)	2023	192	(5)	3	(11)	111	(12)	-		-	306
	2022	-		-		-		-		-	-

Salman H. Khan(13)	2023	107	(5)	-		16	(5)	-		-	123
	2022	245	(5)	31	(14)	342	(15)	27	(16)	-	645

(1)	For valuation purposes, the dollar amount shown is calculated based on the market price of our common stock on the grant dates. The number of shares granted, the grant date, and the market price of such shares for each named executive officer is set forth below.

(2)	For valuation assumptions on stock option awards, refer to Note 2, “Summary of Significant Accounting Policies and Supplemental Disclosures,” in the notes to our audited consolidated financial statements for the year ended December 31, 2023 of this Offering Circular. The disclosed amounts reflect the fair value of the stock option awards that were granted during fiscal years ended December 31, 2023 and 2022 in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718.

(3)	Mr. Cutaia was appointed as Chairman of the Board, President, Chief Executive Officer, Secretary, and Treasurer on October 16, 2014.

(4)	Mr. Rivard was appointed as interim Chief Financial Officer on June 13, 2023.

(5)	On November 17, 2022, certain executive officers and directors agreed to accept a 25% reduction in cash compensation over a four-month period commencing December 1, 2022 in exchange for equity award grants. The cost reduction plan was extended in March 2023 to April 2023 resulting in the issuance of 27,590, 10,135, and 14,076 restricted stock units to Mr. Cutaia, Mr. Rivard, and Mr. Khan, respectively.

(6)	On June 21, 2023, the Company granted 360,300 incentive stock options and 148,648 non-qualified stock options with a fair value of $0.955 per option.

(7)	Due to the Company’s cost savings plan, Mr. Cutaia was not paid his annual incentive target bonus of $490 for 2022.

(8)	Represents an annual incentive bonus of 10,111 restricted stock units with a fair market value of $47.60 per restricted stock unit. Represents 9,281 restricted stock units with a fair market value of $8.80 per restricted stock unit associated with the 25% reduction in cash compensation.

(9)	Represents the return of 2,949 vested restricted stock units with a fair market value of $6.60 per restricted stock unit that were replaced by a grant of 5,897 stock options with an exercise price of $8.80 per share and a fair market value of $34.

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(10)	As of December 31, 2023 and 2022, Mr. Cutaia had accrued but unpaid compensation equal to $648 and $764, respectively.

(11)	Represents a discretionary bonus of $3 paid in December 2023.

(12)	Represents a grant of 136,986 restricted stock units on September 28, 2023 with a fair market value of $0.73 per restricted stock unit.

(13)	Mr. Khan was appointed as Chief Financial Officer and Treasurer on March 30, 2022. In connection with this appointment as the Company’s Chief Financial Officer, the Company has agreed to provide Mr. Khan the following compensation: (1) annual base salary of $250 and (2) 7,516 restricted shares of the Company’s common stock granted, 1,879 of which shall vest on March 30, 2023, 1,879 of which shall vest on March 30, 2024, 1,879 of which shall vest on March 30, 2025, and 1,879 of which shall vest on March 30, 2026. Mr. Khan was also eligible to receive an annual performance bonus of up to 50% of his base salary. Mr. Khan resigned as Chief Financial Officer and Treasurer of the Company effective June 13, 2023.

(14)	Due to the Company’s cost savings plan, Mr. Khan was not paid his annual incentive target bonus of $125 for 2022. A one-time incentive bonus of $31 was paid in 681 shares of common stock with a fair market value of $45.20 per share.

(15)	Represents an annual incentive bonus of 7,516 restricted stock units with a fair market value of $39.92 per restricted stock unit. Represents 4,735 restricted stock units with a fair market value of $8.80 per restricted stock unit associated with the 25% reduction in cash compensation.

(16)	Represents a grant of 2,500 stock options.

Narrative Disclosure to Summary Compensation Table

The following is a discussion of the material information that we believe is necessary to understand the information disclosed in the foregoing Summary Compensation Table.

Rory J. Cutaia

On December 20, 2019, we entered into an executive employment agreement with Mr. Cutaia. The employment agreement is for a four-year term and can be extended for additional one-year periods. The employment agreement was extended on January 1, 2024 for an additional four-year term. In addition to certain payments due to Mr. Cutaia upon termination of employment, the employment agreement contains customary non-competition, non-solicitation, and confidentiality provisions. Mr. Cutaia is entitled to an annual base salary of $490, which shall not be subject to reduction during the initial term, but will be subject to annual reviews and increases, if and as approved in the sole discretion of our board of directors, after it has received and reviewed advice from the Compensation Committee (who may or may not utilize the services of its outside compensation consultants, as it shall determine under the circumstances). In addition, Mr. Cutaia is eligible to receive performance-based cash and/or stock bonuses upon attainment of performance targets established by our board of directors in its sole discretion, after it has received and reviewed advice from the Compensation Committee (who may or may not utilize the services of its outside compensation consultants, as it shall determine under the circumstances). We must make annual equity grants to Mr. Cutaia as determined by our board of directors in its sole discretion, after it has received and reviewed advice from the Compensation Committee (who may or may not utilize the services of its outside compensation consultants, as it shall determine under the circumstances). Finally, Mr. Cutaia is eligible for certain other benefits, such as health, vision, and dental insurance, life insurance, and 401(k) matching.

Mr. Cutaia earned total cash compensation for his services to us in the amount of $459 and $480 for the fiscal years ending December 31, 2023 and 2022, respectively. The lower amount in fiscal 2023 includes a 25% reduction in the cash compensation component over a four-month period starting December 1, 2022.

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On June 21, 2023, we granted Mr. Cutaia restricted stock units with an aggregate fair market value of $31, payable in 27,590 shares of our common stock. The restricted stock units vested on the grant date. The price per share as reported by The Nasdaq Capital Market on the day of issuance was $1.11.

On June 21, 2023 we granted Mr. Cutaia stock options with an aggregate fair market value of $486, valued using the Black-Scholes option methodology, payable in 508,948 shares of our common stock. The stock options are subject to a four-year vesting period, with 25% of the award vesting on each of the first, second, third, and fourth anniversaries from the grant date. The fair value per option of $0.955 was valued using the Black-Scholes option methodology.

On January 20, 2022, we granted Mr. Cutaia restricted stock units with an aggregate fair market value of $481, payable in 10,111 shares of our common stock. The restricted stock units are subject to a four-year vesting period, with 25% of the award vesting on each of the first, second, third, and fourth anniversaries from the grant date. The price per share as reported by The Nasdaq Capital Market on the day of issuance was $47.60 and was used to calculate fair market value.

On November 17, 2022, we granted Mr. Cutaia restricted stock units with an aggregate fair market value of $82, payable in 9,281 shares of our common stock. The restricted stock units vested at the end of each month over a four-month period. The price per share as reported by The Nasdaq Capital Market on the day of issuance was $8.80 and was used to calculate fair market value.

On November 17, 2022, Mr. Cutaia returned 2,949 shares that had been issued to him during the year. In exchange for those shares, we granted Mr. Cutaia 5,897 stock options with an exercise price of $8.80 per share. The options vested on grant.

As of December 31, 2023 and 2022, Mr. Cutaia had accrued but unpaid compensation equal to $648 and $764, respectively.

Bill J. Rivard

Mr. Rivard was appointed as interim Chief Financial Officer on June 13, 2023. Mr. Rivard earned total cash compensation for his services to us in the amount of $195 for the fiscal year ending December 31, 2023.

In fiscal 2023, Mr. Rivard received a one-time incentive bonus of $3 which was paid in cash.

On June 21, 2023, we granted Mr. Rivard restricted stock units with an aggregate fair market value of $11, payable in 10,135 shares of our common stock. The restricted stock units vested on the grant date. The price per share as reported by The Nasdaq Capital Market on the day of issuance was $1.11 and was used to calculate fair market value.

On September 28, 2023, we granted Mr. Rivard restricted stock units with an aggregate fair market value of $100, payable in 136,986 shares of our common stock. The restricted stock units are subject to a four-year vesting period, with 25% of the award vesting on each of the first, second, third, and fourth anniversaries from the grant date. The price per share as reported by The Nasdaq Capital Market on the day of issuance was $0.73 and was used to calculate fair market value.

Salman H. Khan

Mr. Khan was appointed as Chief Financial Officer and Treasurer on March 30, 2022. Mr. Khan earned total cash compensation for his services to us in the amount of $107 and $245 for the fiscal years ending December 31, 2023 and 2022, respectively. The lower amount includes a 25% reduction in the cash compensation component over a four-month period starting December 1, 2022. Mr. Khan resigned as Chief Financial Officer and Treasurer of the Company effective June 13, 2023.

On June 21, 2023, we granted Mr. Khan restricted stock units with an aggregate fair market value of $16, payable in 14,076 shares of our common stock. The restricted stock units vested on the grant date. The price per share as reported by The Nasdaq Capital Market on the day of issuance was $1.11 and was used to calculate fair market value.

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In fiscal 2022, Mr. Khan received a one-time incentive bonus of $31, which was paid in 681 shares of common stock with a fair market value of $45.20 per share.

On March 30, 2022, we granted Mr. Khan restricted stock units with an aggregate fair market value of $300, payable in 7,516 shares of our common stock. The restricted stock unit is subject to a four-year vesting period, with 25% of the award vesting on each of the first, second, third, and fourth anniversaries from the grant date. The price per share as reported by The Nasdaq Capital Market on the day of issuance was $39.92 and was used to calculate fair market value.

On May 15, 2022, we granted Mr. Khan 2,500 stock options that vest annually over four years. The options have an exercise price of $12.00 per share and an aggregate fair market value of $27.

On November 17, 2022, we granted Mr. Khan restricted stock units with an aggregate fair market value of $42, payable in 4,735 shares of our common stock. The restricted stock units vested at the end of each month over a four-month period. The price per share as reported by The Nasdaq Capital Market on the day of issuance was $8.80 and was used to calculate fair market value.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each Named Executive Officer, certain information concerning outstanding restricted stock unit awards as of December 31, 2023. Market value was determined using the closing price of our common stock on December 29, 2023, which was $0.17.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market value of shares of units of stock that have not vested ($)	Vest date
Rory J. Cutaia	2,949	1	July 29, 2024(1)
	3,972	1	January 4, 2025(1)
	7,584	1	January 20, 2026(1)

Bill J. Rivard(2)	136,986	23	September 28, 2027(1)

Salman H. Khan(3)	-	-	-

(1)	25% vesting on the first, second, third, and fourth anniversaries from the grant date.

(2)	Mr. Rivard was appointed as interim Chief Financial Officer on June 13, 2023.

(3)	Mr. Khan resigned as Chief Financial Officer and Treasurer of the Company effective June 13, 2023.

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The following table sets forth, for each Named Executive Officer, certain information concerning outstanding option awards as of December 31, 2023:

Name	Number of securities underlying unexercised options (exercisable) (#)	Number of securities underlying unexercised options (unexercisable) (#)	Option Exercise price ($)	Option expiration date
Rory J. Cutaia	417	-	174.00	January 8, 2024(2)
	5,897	-	8.80	November 16, 2027(2
	-	360,300	1.11	June 20, 2028(1)
	-	148,648	1.11	June 20, 2028(1)

Bill J. Rivard(3)	1,875	1,875	72.00	November 16, 2026(1)

Salman H. Khan(4)	-	-	-	-

(1)	25% vesting on the first, second, third, and fourth anniversaries from the grant date.

(2)	All options have fully vested

(3)	Mr. Rivard was appointed as interim Chief Financial Officer on June 13, 2023.

(4)	Mr. Khan resigned as Chief Financial Officer and Treasurer of the Company effective June 13, 2023.

2019 Omnibus Incentive Plan

On November 11, 2019, our board of directors approved our 2019 Omnibus Incentive Plan, or “Incentive Plan,” and on December 20, 2019, our stockholders approved and adopted the Incentive Plan. The material terms of the Incentive Plan are summarized below.

On September 2, 2020, our board of directors approved an additional 200,000 shares of our common stock to be authorized for awards granted under the Incentive Plan, and on October 16, 2020, our stockholders approved the additional 200,000 shares of our common stock to be authorized for awards granted under the Incentive Plan.

On February 17, 2023, our board of directors approved an additional 15,000,000 shares of common stock to be authorized under the Incentive Plan, and on April 10, 2023, our stockholders approved the additional 15,000,000 shares of our common stock to be authorized for awards granted under the Incentive Plan.

General

The purpose of the Incentive Plan is to enhance stockholder value by linking the compensation of our officers, directors, key employees, and consultants to increases in the price of our common stock and the achievement of other performance objections and to encourage ownership in our company by key personnel whose long-term employment is considered essential to our continued progress and success. The Incentive Plan is also intended to assist us in recruiting new employees and to motivate, retain, and encourage such employees and directors to act in our stockholders’ interest and share in our success.

Term

The Incentive Plan became effective upon approval by our stockholders on December 20, 2019 and will continue in effect from that date until it is terminated in accordance with its terms.

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Administration

The Incentive Plan may be administered by our board of directors, a committee designated by it, and/or their respective delegates. Currently, our Compensation Committee administers the Incentive Plan. The administrator has the power to determine the directors, employees, and consultants who may participate in the Incentive Plan and the amounts and other terms and conditions of awards to be granted under the Incentive Plan. All questions of interpretation and administration with respect to the Incentive Plan will be determined by the administrator. The administrator also will have the complete authority to adopt, amend, rescind, and enforce rules and regulations pertaining to the administration of the Incentive Plan; to correct administrative errors; to make all other determinations deemed necessary or advisable for administering the Incentive Plan and any award granted under the Incentive Plan; and to authorize any person to execute, on behalf of us, all agreements and documents previously approved by the administrator, among other items.

Eligibility

Any of our directors, employees, or consultants, or any directors, employees, or consultants of any of our affiliates (except that with respect to incentive stock options, only employees of us or any of our subsidiaries are eligible), are eligible to participate in the Incentive Plan.

Available Shares

Subject to the adjustment provisions included in the Incentive Plan, a total of 16,000,000 shares of our common stock are authorized for awards granted under the Incentive Plan. On February 17, 2023, our board of directors approved an additional 15,000,000 shares of common stock to be authorized under the Incentive Plan, and on April 10, 2023, our stockholders approved the additional 15,000,000 shares of our common stock to be authorized for awards granted under the Incentive Plan. Shares subject to awards that have been canceled, expired, settled in cash, or not issued or forfeited for any reason (in whole or in part), will not reduce the aggregate number of shares that may be subject to or delivered under awards granted under the Incentive Plan and will be available for future awards granted under the Incentive Plan. As of May 30, 2024, the number of options remaining for future issuance under the Incentive Plan is 12,834,779.

Types of Awards

We may grant the following types of awards under the Incentive Plan: stock awards; options; stock appreciation rights; stock units; or other stock-based awards.

Stock Awards. The Incentive Plan authorizes the grant of stock awards to eligible participants. The administrator determines (i) the number of shares subject to the stock award or a formula for determining such number, (ii) the purchase price of the shares, if any, (iii) the means of payment for the shares, (iv) the performance criteria, if any, and the level of achievement versus these criteria, (v) the grant, issuance, vesting, and/or forfeiture of the shares, (vi) restrictions on transferability, and such other terms and conditions determined by the administrator.

Options. The Incentive Plan authorizes the grant of non-qualified and/or incentive options to eligible participants, which options give the participant the right, after satisfaction of any vesting conditions and prior to the expiration or termination of the option, to purchase shares of our common stock at a fixed price. The administrator determines the exercise price for each share subject to an option granted under the Incentive Plan, which exercise price cannot be less than the fair market value (as defined in the Incentive Plan) of our common stock on the grant date. The administrator also determines the number of shares subject to each option, the time or times when each option becomes exercisable, and the term of each option (which cannot exceed ten (10) years from the grant date).

Stock Appreciation Rights. The Incentive Plan authorizes the grant of stock appreciation rights to eligible participants, which stock appreciation rights give the participant the right, after satisfaction of any vesting conditions and prior to the expiration or termination of the stock appreciation right, to receive in cash or shares of our common stock the excess of the fair market value (as defined in the Incentive Plan) of our common stock on the date of exercise over the exercise price of the stock appreciation right. All stock appreciation rights under the Incentive Plan shall be granted subject to the same terms and conditions applicable to options granted under the Incentive Plan. Stock appreciation rights may be granted to awardees either alone or in addition to or in tandem with other awards granted under the Incentive Plan and may, but need not, relate to a specific option granted under the Incentive Plan.

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Stock Unit Awards and Other Stock-Based Awards. In addition to the award types described above, the administrator may grant any other type of award payable by delivery of our common stock in such amounts and subject to such terms and conditions as the administrator determines in its sole discretion, subject to the terms of the Incentive Plan. Such awards may be made in addition to or in conjunction with other awards under the Incentive Plan. Such awards may include unrestricted shares of our common stock, which may be awarded, without limitation (except as provided in the Incentive Plan), as a bonus, in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or upon the attainment of performance goals or otherwise, or rights to acquire shares of our common stock from us.

Award Limits

Subject to the terms of the Incentive Plan, the aggregate number of shares that may be subject to all incentive stock options granted under the Incentive Plan cannot exceed the total aggregate number of shares that may be subject to or delivered under awards under the Incentive Plan. Notwithstanding any other provisions of the Incentive Plan to the contrary, the aggregate amount of all awards granted to any non-employee director during any single calendar year shall not exceed 200,000 shares.

New Plan Benefits

The amount of future grants under the Incentive Plan is not determinable, as awards under the Incentive Plan will be granted at the sole discretion of the administrator. We cannot determine at this time either the persons who will receive awards under the Incentive Plan or the amount or types of any such awards.

Transferability

Unless determined otherwise by the administrator, an award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will, or by the laws of descent or distribution, including but not limited to any attempted assignment or transfer in connection with the settlement of marital property or other rights incident to a divorce or dissolution, and any such attempted sale, assignment, or transfer shall be of no effect prior to the date an award is vested and settled.

Termination of Employment or Board Membership

At the grant date, the administrator is authorized to determine the effect a termination from membership on the board of directors by a non-employee director for any reason or a termination of employment (as defined in the Incentive Plan) due to disability (as defined in the Incentive Plan), retirement (as defined in the Incentive Plan), death, or otherwise (including termination for cause (as defined in the Incentive Plan)) will have on any award. Unless otherwise provided in the award agreement:

●	Upon termination from membership on our board of directors by a non-employee director for any reason other than disability or death, any option or stock appreciation right held by such director that (i) has not vested and is not exercisable as of the termination effective date will be subject to immediate cancellation and forfeiture or (ii) is vested and exercisable as of the termination effective date shall remain exercisable for one year thereafter, or the remaining term of the option or stock appreciation right, if less. Any unvested stock award, stock unit award, or other stock-based award held by a non-employee director at the time of termination from membership on our board of directors for a reason other than disability or death will immediately be cancelled and forfeited.

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●	Upon termination from membership on our board of directors by a non-employee director due to disability or death will result in full vesting of any outstanding option or stock appreciation rights and vesting of a prorated portion of any stock award, stock unit award, or other stock-based award based upon the full months of the applicable performance period, vesting period, or other period of restriction elapsed as of the end of the month in which the termination from membership on our board of directors by a non-employee director due to disability or death occurs over the total number of months in such period. Any option or stock appreciation right that vests upon disability or death will remain exercisable for one year thereafter, or the remaining term of the option or stock appreciation right, if less. In the case of any stock award, stock unit award, or other stock-based award that vests on the basis of attainment of performance criteria (as defined in the Incentive Plan), the pro rata vested amount will be based upon the target award.

●	Upon termination of employment due to disability or death, any option or stock appreciation right held by an employee will, if not already fully vested, become fully vested and exercisable as of the effective date of such termination of employment due to disability or death, or, in either case, the remaining term of the option or stock appreciation right, if less. Termination of employment due to disability or death shall result in vesting of a prorated portion of any stock award, stock unit award, or other stock-based award based upon the full months of the applicable performance period, vesting period, or other period of restriction elapsed as of the end of the month in which the termination of employment due to disability or death occurs over the total number of months in such period. In the case of any stock award, stock unit award, or other stock-based award that vests on the basis of attainment of performance criteria, the pro-rata vested amount will be based upon the target award.

●	Any option or stock appreciation right held by an awardee at retirement that occurs at least one year after the grant date of the option or stock appreciation right will remain outstanding for the remaining term of the option or stock appreciation right and continue to vest; any stock award, stock unit award, or other stock based award held by an awardee at retirement that occurs at least one year after the grant date of the award shall also continue to vest and remain outstanding for the remainder of the term of the award.

●	Any other termination of employment shall result in immediate cancellation and forfeiture of all outstanding awards that have not vested as of the effective date of such termination of employment, and any vested and exercisable options and stock appreciation rights held at the time of such termination of such termination of employment shall remain exercisable for 90 days thereafter or the remaining term of the option or stock appreciation right, if less. Notwithstanding the foregoing, all outstanding and unexercised options and stock appreciation rights will be immediately cancelled in the event of a termination of employment for cause.

Change of Control

In the event of a change of control (as defined in the Incentive Plan), unless other determined by the administrator as of the grant date of a particular award, the following acceleration, exercisability, and valuation provisions apply:

●	On the date that a change of control occurs, all options and stock appreciation rights awarded under the Incentive Plan not previously exercisable and vested will, if not assumed, or substituted with a new award, by the successor to us, become fully exercisable and vested, and if the successor to us assumes such options or stock appreciation rights or substitutes other awards for such awards, such awards (or their substitutes) shall become fully exercisable and vested if the participant’s employment is terminated (other than a termination for cause) within two years following the change of control.

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●	Except as may be provided in an individual severance or employment agreement (or severance plan) to which an awardee is a party, in the event of an awardee’s termination of employment within two years after a change of control for any reason other than because of the awardee’s death, retirement, disability, or termination for cause, each option and stock appreciation right held by the awardee (or a transferee) that is vested following such termination of employment will remain exercisable until the earlier of the third anniversary of such termination of employment (or any later date until which it would have remained exercisable under such circumstances by its terms) or the expiration of its original term. In the event of an awardee’s termination of employment more than two years after a change of control, or within two years after a change of control because of the awardee’s death, retirement, disability, or termination for cause, the regular provisions of the Incentive Plan regarding employment termination (described above) will govern (as applicable).

●	On the date that a change of control occurs, the restrictions and conditions applicable to any or all stock awards, stock unit awards, and other stock-based awards that are not assumed, or substituted with a new award, by the successor to us will lapse and such awards will become fully vested. Unless otherwise provided in an award agreement at the grant date, upon the occurrence of a change of control without assumption or substitution of the awards by the successor, any performance-based award will be deemed fully earned at the target amount as of the date on which the change of control occurs. All stock awards, stock unit awards, and other stock-based awards shall be settled or paid within 30 days of vesting. Notwithstanding the foregoing, if the change of control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Internal Revenue Code, and the regulations thereunder, the awardee shall be entitled to receive the award from us on the date that would have applied, absent this provision. If the successor to us does assume (or substitute with a new award) any stock awards, stock unit awards, and other stock-based awards, all such awards shall become fully vested if the participant’s employment is terminated (other than a termination for cause) within two years following the change of control, and any performance based award will be deemed fully earned at the target amount effective as of the termination of employment.

●	The administrator, in its discretion, may determine that, upon the occurrence of a change of control of us, each option and stock appreciation right outstanding will terminate within a specified number of days after notice to the participant, and/or that each participant receives, with respect to each share subject to such option or stock appreciation right, an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of such change of control over the exercise price per share of such option and/or stock appreciation right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction), or in a combination thereof, as the administrator, in its discretion, determines and, if there is no excess value, the administrator may, in its discretion, cancel such awards.

●	An option, stock appreciation right, stock award, stock unit award, or other stock-based award will be considered assumed or substituted for if, following the change of control, the award confers the right to purchase or receive, for each share subject to the option, stock appreciation right, stock award, stock unit award, or other stock-based award immediately prior to the change of control, the consideration (whether stock, cash, or other securities or property) received in the transaction constituting a change of control by holders of shares for each share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that, if such consideration received in the transaction constituting a change of control is not solely shares of common stock of the successor company, the administrator may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an option, stock appreciation right, stock award, stock unit award, or other stock-based award, for each share subject thereto, will be solely shares of common stock of the successor company with a fair market value substantially equal to the per-share consideration received by holders of shares in the transaction constituting a change of control. The determination of whether fair market value is substantially equal shall be made by the administrator in its sole discretion and its determination will be conclusive and binding.

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Tax and Accounting Considerations

Among the factors it considers when making executive compensation decisions, the Compensation Committee considers the anticipated tax and accounting impact to us (and to our executive officers) of various payments, equity awards and other benefits.

The Compensation Committee considers the impact of the provisions of Section 162(m) of the Internal Revenue Code, or the “Code,” as amended by the Tax Cuts and Jobs Act, or the “TCJA.” That section generally limits the deductibility of compensation paid by a publicly held company to “covered employees” for a taxable year to $1.0 million. Effective for taxable years beginning on and after January 1, 2018, “covered employees” generally include our Chief Executive Officer, Chief Financial Officer and other highly compensated executive officers. Effective for taxable years beginning prior to January 1, 2018, an exception to this deduction limit applied to “performance-based compensation,” such as cash incentive and stock option awards, that satisfied certain criteria. This exception to the Section 162(m) deduction limit for “performance-based compensation” was repealed by the TCJA. Thus, except for certain “performance-based compensation” payable pursuant to written contracts that were in effect on November 2, 2017 and that are not modified in any material respect on or after that date, effective for taxable years beginning on and after January 1, 2018 our tax deduction with regard to compensation of “covered employees” is limited to $1.0 million per taxable year with respect to each executive officer. With respect to cash and equity awards that were in effect on November 2, 2017, and that are not modified in any material respect on or after that date, the Committee is mindful of the benefit to us and our stockholders of the full deductibility of compensation and have taken steps so that both the cash incentive and stock option awards that we granted may qualify for deductibility under Section 162(m) of the Code. However, awards that we granted that were intended to qualify as “performance-based compensation” may not necessarily qualify for such status under Section 162(m) of the Code. With respect to cash incentive and equity awards that we may grant in the future, we do not anticipate that the $1.0 million deduction limitation set forth in Section 162(m) of the Code will have a material impact on our results of operations.

The Compensation Committee also considers the impact of Section 409A of the Code, and in general, our executive plans and programs are designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance.

We account for equity awards in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718, Stock Compensation.

Our change-of-control and severance agreements do not allow for excise tax gross up payments.

Amendment and Termination

The administrator may amend, alter, or discontinue the Incentive Plan or any award agreement, but any such amendment is subject to the approval of our stockholders in the manner and to the extent required by applicable law. In addition, without limiting the foregoing, unless approved by our stockholders and subject to the terms of the Incentive Plan, no such amendment shall be made that would (i) increase the maximum aggregate number of shares that may be subject to awards granted under the Incentive Plan, (ii) reduce the minimum exercise price for options or stock appreciation rights granted under the Incentive Plan, or (iii) reduce the exercise price of outstanding options or stock appreciation rights, as prohibited by the terms of the Incentive Plan without stockholder approval.

No amendment, suspension, or termination of the Incentive Plan will impair the rights of any participant with respect to an outstanding award, unless otherwise mutually agreed between the participant and the administrator, which agreement must be in writing and signed by the participant and us, except that no such agreement will be required if the administrator determines in its sole discretion that such amendment either (i) is required or advisable in order for us, the Incentive Plan, or the award to satisfy any applicable law or to meet the requirements of any accounting standard or (ii) is not reasonably likely to diminish the benefits provided under such award significantly, or that any such diminution has been adequately compensated, except that this exception shall not apply following a change of control. Termination of the Incentive Plan will not affect the administrator’s ability to exercise the powers granted to it hereunder with respect to awards granted under the Incentive Plan prior to the date of such termination.

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Severance or Change of Control Arrangements

Other than as disclosed below, we have no agreements that provide for payments to our directors or executive officers at, following, or in connection with the resignation, retirement, or other termination of our directors or executive officers, or a change of control of the Company.

Rory J. Cutaia

Pursuant to Mr. Cutaia’s employment agreement dated December 20, 2019, Mr. Cutaia is entitled to the following severance package in the event he is “terminated without cause,” “terminated for good reason,” or “terminated upon permanent disability”: (i) monthly payments of $35,833 or such sum equal to his monthly base compensation at the time of the termination, whichever is higher, for a period of 36 months from the date of such termination and (ii) reimbursement for COBRA health insurance costs for 18 months from the date of such termination and, thereafter, reimbursement for health insurance costs for Mr. Cutaia and his family during the immediately subsequent 18-month period. In addition, all of Mr. Cutaia’s then-unvested restricted stock awards or other awards will immediately vest, without restriction, and any unearned and unpaid bonus compensation, expense reimbursement, and all accrued vacation, personal, and sick days, and related items shall be deemed earned, vested, and paid immediately. For purposes of the employment agreement, “terminated without cause” means if Mr. Cutaia were to be terminated for any reason other than a discharge for cause or due to Mr. Cutaia’s death or permanent disability. For purposes of the employment agreement, “terminated for good reason” means the voluntary termination of the employment agreement by Mr. Cutaia if any of the following were to occur without his prior written consent, which consent cannot be unreasonably withheld considering our then-current financial condition, and, in each case, which continues uncured for 30 days following receipt by us of Mr. Cutaia’s written notice: (i) there is a material reduction by us in (A) Mr. Cutaia’s annual base salary then in effect or (B) the annual target bonus, as set forth in the employment agreement, or the maximum additional amount up to which Mr. Cutaia is eligible pursuant to the employment agreement; (ii) we reduce Mr. Cutaia’s job title and position such that Mr. Cutaia (A) is no longer our Chief Executive Officer; (B) is no longer our Chairperson of our Board; or (C) is involuntarily removed from our Board; or (iii) Mr. Cutaia is required to relocate to an office location outside of Orange County, California, or outside of a 30-mile radius of Newport Beach, California. For purposes of the employment agreement, “terminated upon permanent disability” means if Mr. Cutaia were to be terminated because he is then unable to perform his duties due to a physical or mental condition for (i) a period of 120 consecutive days or (ii) an aggregate of 180 days in any 12-month period.

Director Compensation

The table below summarizes the compensation paid to our non-employee directors for the fiscal year ended December 31, 2023 (in thousands):

Name(1)	Fees earned or paid in cash ($)	Stock awards ($)		Total ($)
James P. Geiskopf	175	166	(2)	341

Kenneth S. Cragun	75	78	(3)	153

Edmund C. Moy(5)	-	146	(4)	146

(1)	Rory J. Cutaia, our Chairman of the Board, Chief Executive Officer, President, and Secretary during the fiscal year ending December 31, 2023, is not included in this table as he was an employee, and, thus, received no compensation for his services as a director. The compensation received by Mr. Cutaia as an employee is disclosed in the section entitled “Executive Compensation – Summary Compensation Table” appearing elsewhere in this Offering Circular.

(2)	Represents a grant of stock options on June 21, 2023, totaling 162,883 shares of our common stock valued at $0.955 per option, which was valued using the Black-Scholes option methodology. The stock options expire in five years and vest on the first anniversary of the grant date. On January 20, 2023, a grant of 3,236 stock options, which vested on the grant date, with an exercise price of $9.20 per share were issued to replace forfeited restricted stock units.

(3)	Represents a grant of stock options on June 21, 2023, totaling 81,441 shares of our common stock valued at $0.955 per option, which was valued using the Black-Scholes option methodology. The stock options expire in five years and vest on the first anniversary of the grant date. On January 20, 2023, a grant of 1,618 stock options, which vested on the grant date, with an exercise price of $9.20 per share were issued to replace forfeited restricted stock units.

(4)	Represents a grant of stock options on June 21, 2023, totaling 81,441 shares of our common stock valued at $0.955 per option, which was valued using the Black-Scholes option methodology. The stock options expire in five years and vest on the first anniversary of the grant date. On September 28, 2023, a grant of 102,740 stock options, which vested on the grant date, with an exercise price of $0.73 per share were issued. The value per option of $0.661 was valued using the Black-Scholes option methodology.

(5)	Mr. Moy was elected to serve on the board of directors on October 21, 2022.

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Narrative Disclosure to Director Compensation Table

The annual board fee payable in cash for our Lead Director is $175 and for the other independent directors is $75. In addition, we intend to provide a restricted stock unit or stock options based on recommendations from our independent compensation consultant. Our directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on their behalf other than services ordinarily required of a director.

James P. Geiskopf

Mr. Geiskopf earned total cash compensation for his services to us in the amount of $175 and $175 for fiscal years 2023 and 2022, respectively.

On June 21, 2023, the Company granted Mr. Geiskopf 162,883 stock options, which expire in five years and vest on the first anniversary of the grant date, with an exercise price of $1.11 per share. The value per option of $0.955 was determined using the Black-Scholes option methodology.

On June 21, 2023, we granted Mr. Geiskopf restricted stock units with an aggregate fair market value of $11, payable in 9,854 shares of our common stock. The restricted stock units vested on the grant date. The price per share as reported by The Nasdaq Capital Market on the day of issuance was $1.11.

On January 20, 2023, the Company granted Mr. Geiskopf 3,236 stock options, which vested on the grant date, with an exercise price of $9.20 per share and were issued to replace forfeited restricted stock units that were issued on January 20, 2022.

On January 20, 2022, the Company granted Mr. Geiskopf restricted stock units with an aggregate fair market value of $154, payable in 3,236 shares of its common stock. The restricted stock units vest on the first anniversary of the grant date. The price per share as reported by the Nasdaq Capital Market on the day of issuance was $47.60 and was used to calculate fair market value.

On November 17, 2022, the Company granted Mr. Geiskopf 3,315 stock options shares of its common stock as part of the Company’s Cost Savings Plan where executive officers and directors agreed to accept a 25% reduction in cash compensation over a four-month period. The restricted stock units vested at the end of each month over a four-month period. The price per share as reported by the Nasdaq Capital Market on the day of issuance was $8.80 and was used to calculate fair market value.

On November 17, 2022, Mr. Geiskopf returned to the Company 2,542 shares of common stock that were previously issued on January 4, 2021 as part of a restricted stock unit grant that had vested. In exchange, Mr. Geiskopf was issued 5,083 stock options with an exercise price of $8.80 per share. The stock options vested on the grant date.

Kenneth S. Cragun

Mr. Cragun earned total cash compensation for his services to us in the amount of $75 and $72 for the fiscal years ending December 31, 2023 and 2022, respectively.

On June 21, 2023, the Company granted Mr. Cragun 81,441 stock options, which expire in five years and vest on the first anniversary of the grant date, with an exercise price of $1.11 per share. The value per option of $0.955 was determined using the Black-Scholes option methodology.

On January 20, 2023, the Company granted Mr. Cragun 1,618 stock options, which vested on grant, with an exercise price of $9.20 per share, to replace forfeited 1,618 restricted stock units that were issued on January 20, 2022.

On January 20, 2022, the Company granted Mr. Cragun restricted stock units totaling $77 payable in 1,618 shares of its common stock. The restricted stock units vest on the first anniversary from the grant date. The price per share as reported by the Nasdaq Capital Market on the day of issuance was $47.60 and was used to calculate fair market value.

On November 17, 2022, the Company granted Mr. Cragun 1,421 stock options as part of the Company’s Cost Savings Plan where executive officers and directors agreed to accept a 25% reduction in cash compensation over a four-month period. The stock options vested at the end of each month over a four-month period. The price per share as reported by the Nasdaq Capital Market on the day of issuance was $8.80.

On November 17, 2022, Mr. Cragun returned to the Company 1,271 shares of common stock that were previously issued on January 4, 2021 as part of a restricted stock unit grant that had vested. In exchange, Mr. Cragun was issued 2,542 stock options with an exercise price of $8.80 per share. The stock options vested on grant date.

Edmund C. Moy

Mr. Moy was elected to the board on October 21, 2022 and earned total cash compensation for his services to us in the amount of $0 and $0 for the fiscal years ending December 31, 2023 and 2022, respectively.

57

On September 28, 2023, the Company granted Mr. Moy 102,740 stock options, which vested on the grant date, with an exercise price of $0.73 per share. The value per option of $0.661 was determined using the Black-Scholes option methodology.

On June 21, 2023, the Company granted Mr. Moy 81,441 stock options, which expire in five years and vest on the first anniversary of the grant date, with an exercise price of $1.11 per share. The value per option of $0.955 was determined using the Black-Scholes option methodology.

On November 17, 2022, the Company granted Mr. Moy 1,421 stock options as part of the Company’s Cost Savings Plan where executive officers and directors agreed to accept a 25% reduction in cash compensation over a four-month period. The stock options vested at the end of each month over a four-month period. The price per share as reported by the Nasdaq Capital Market on the day of issuance was $8.80.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each non-employee director, certain information concerning outstanding option awards as of December 31, 2023:

Name	Number of securities underlying unexercised options (exercisable) (#)	Number of securities underlying unexercised options (unexercisable) (#)	Option exercise price ($)	Option expiration Date
James P. Geiskopf	5,083	-	8.80	November 16, 2027(1)
	3,236	-	9.20	January 19, 2028(1)
	-	162,883	1.11	June 20, 2028(2)
Kenneth S. Cragun	2,542	-	8.80	November 16, 2027(1)
	1,421	-	8.80	November 16, 2027(1)
	1,618	-	9.20	January 19, 2028(1)
	-	81,441	1.11	June 20, 2028(2)
Edmund C. Moy	1,421	-	8.80	November 16, 2027(1)
	-	81,441	1.11	June 20, 2028(2)
	102,740	-	0.73	September 27, 2028(1)

(1)	All shares have fully vested.

(2)	Vesting on the first anniversary of the grant date.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON STOCK

AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock trades on the Nasdaq Capital Market under the symbol “VERB.”

Holders

As of May 30, 2024, there were approximately 82 holders of record of our common stock.

Dividends

We have never declared or paid dividends. We do not intend to pay cash dividends on our common stock for the foreseeable future, but currently intend to retain any future earnings to fund the development and growth of our business. The payment of dividends, if any, on our common stock will rest solely within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements, financial condition, and other relevant factors. Pursuant to a Securities Purchase Agreement we entered into on January 12, 2022 with three institutional investors, which we disclosed on a Form 8-K filed with the SEC on January 13, 2022, we were prohibited from declaring or paying a cash dividend or distribution on any of our common stock. On January 26, 2023, the Company repaid in full all of the outstanding obligations associated with the securities purchase agreement at which time the prohibition against the declaration or paying of a dividend was extinguished.

58

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 30, 2024, certain information with respect to the beneficial ownership of our voting stock by (i) each of our current directors, (ii) each of our Named Executive Officers, (iii) our directors and current executive officers as a group, and (iv) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our outstanding common stock. As of the date of this Offering Circular, there were no beneficial owners of more than 5% of the outstanding shares of our outstanding common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, which generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe, based on the information furnished to us, that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock issuable upon conversion of convertible notes, exercise of options or warrants, or settlement of restricted stock units, or that may become issuable within 60 days of May 30, 2024, are considered outstanding and beneficially owned by the person holding the convertible notes, options, warrants or restricted stock units for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)(2)	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class(3)
Rory J. Cutaia	Common	312,964	(4)	*	%
James P. Geiskopf	Common	204,976	(5)	*
Kenneth S. Cragun	Common	90,908	(6)	*
Bill J. Rivard	Common	15,419	(7)	*
Edmund C. Moy	Common	185,602	(8)	*
All directors and current executive officers as a group (5 persons)	Common	809,869		*	%

*	Less than 1%.

(1)	Messrs. Cutaia, Geiskopf, Cragun and Moy are current directors. Messrs. Cutaia and Rivard are our Named Executive Officers.

(2)	Unless otherwise indicated, the address of each beneficial owner listed in the table below is: c/o Verb Technology Company, Inc., 3024 Sierra Juniper Court, Las Vegas, Nevada 89138.

(3)	Percentage of common stock is based on 128,205,818 shares of our common stock outstanding as of May 30, 2024.

(4)	Consists of (i) 169,411 shares of common stock held directly by Mr. Cutaia, (ii) 6,006 shares of common stock held by Cutaia Media Group Holdings, LLC (an entity over which Mr. Cutaia has dispositive and voting authority), (iii) 1,351 shares of common stock held by Mr. Cutaia’s spouse (as to which shares, he disclaims beneficial ownership), (iv) 113 shares of common stock held jointly by Mr. Cutaia and his spouse, (v) 133,134 shares of common stock underlying stock options exercisable within 60 days of May 30, 2024 and (vi) 2,949 shares of common stock underlying restricted stock units that will vest within 60 days of May 30, 2024. This amount excludes 7,042 shares of common stock underlying restricted stock units and 381,711 shares of common stock underlying stock options that will not vest within 60 days of May 30, 2024.

(5)	Consists of (i) 33,640 shares of common stock held directly, and (ii) 134 shares of common stock held by Mr. Geiskopf’s children and (ii) 171,202 shares of common stock underlying stock options exercisable within 60 days of May 30, 2024.

(6)	Consists of (i) 3,886 shares of common stock held directly, and (ii) 87,022 shares of common stock underlying stock options exercisable within 60 days of May 30, 2024.

(7)	Consists of (i) 13,544 shares of common stock held directly and (ii) 1,875 shares of common stock underlying stock options exercisable within 60 days of May 30, 2024. This amount excludes 136,986 shares of common stock underlying restricted stock units that will not vest within 60 days of May 30, 2024.

(8)	Consists of 185,602 shares of common stock underlying stock options exercisable within 60 days of May 30, 2024.

59

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

Other than the transactions discussed below, and the executive compensation arrangements described in the section titled “Executive Compensation,” since January 1, 2022, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed the lesser of $120,000 and one percent of the average of the Company’s total assets at year end for the fiscal years ended December 31, 2023 and 2022 and in which any director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest (any such transaction, a “related party transaction”).

Policies and Procedures for Approval of Related Party Transactions

If we contemplate entering into any transaction with a related party, regardless of the amount involved, the terms of such transaction are required to be presented to our Board for approval in advance of the transaction. Any director, officer or employee who becomes aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest is required to disclose the matter promptly to our Board. Our Board must then either approve or reject the transaction and may only approve the transaction if it determines, based on all of the information presented, that the related party transaction is not inconsistent with the best interests of the Company and its stockholders.

Related Party Transactions

Unless otherwise specified, all dollar amounts in this section are in thousands except per share amounts and par values. All historical share and per-share amounts reflected throughout this section have been adjusted to reflect the Reverse Stock Split.

Notes Payable to Related Parties

The Company has the following outstanding notes payable to related parties on December 31, 2023 and 2022 (in thousands):

Note	Issuance Date	Maturity Date	Interest Rate	Original Borrowing	Largest Aggregate Amount Outstanding Since January 1, 2022	Amount Outstanding as of December 31, 2023	Interest Paid Since January 1, 2023	Interest Paid Since January 1, 2022
Note 1(1)	December 1, 2015	April 1, 2023	12.0%	$1,249	$879	$-	$154	$154
Note 2(2)	April 4, 2016	June 4, 2021	12.0%	343	48	-	8	8
Total notes payable – related parties					$927	$-	$162	$162

(1)	On December 1, 2015, we issued a convertible note payable to Mr. Cutaia in the principal amount of $1,249 to consolidate all loans and advances made by Mr. Cutaia to us as of that date. The note bears interest at a rate of 12% per annum, is secured by our assets, and initially matured on February 8, 2021. 30% of the original principal amount of the note, or $375, was converted to common stock in 2018, while the remaining balance of $825 was not initially convertible.

60

In February 2021, Mr. Cutaia and the Company amended the note to extend the maturity date from February 8, 2021 to February 8, 2023. In exchange for the extension, the Company issued Mr. Cutaia warrants to purchase 3,473 shares of common stock with a grant date fair value of $287. The warrants were fully vested upon issuance, are exercisable at $104.40 per share and have a term of three years. There were no other changes to the original terms of the note.

On May 19, 2021, our Board approved an amendment to the note to allow for conversion of the note at any time at the discretion of the holder at a fixed conversion price of $41.20, which was the closing price of the common stock on the amendment date. On May 12, 2022, the maturity date of the note was extended to April 1, 2023. On October 12, 2023, the Company repaid all of the outstanding principal and accrued interest amounting to $879.

As of December 31, 2023, the outstanding balance of the note was $0.

(2)	On April 4, 2016, we issued a convertible note to Mr. Cutaia, in the principal amount of $343 to consolidate all loans and advances made by Mr. Cutaia to us during the period December 2015 through March 2016. The note bears interest at a rate of 12% per annum, is secured by our assets, and initially matured on June 4, 2021. 30% of the original principal amount of the note, or $103, was converted to common stock in 2018, while the remaining balance of $240 was not initially convertible.

On May 19, 2021, our Board approved an amendment to the note to allow for conversion of the note at any time at the discretion of the holder at a fixed conversion price of $41.20, which was the closing price of the common stock on the amendment date. On the same date, $200 of the principal amount of the note was converted into 4,855 shares of common stock at the fixed conversion price. On September 20, 2023, the Company repaid all of the outstanding principal and accrued interest amounting to $48.

As of December 31, 2023, the outstanding balance of the note was $0.

EXPERTS

The consolidated balance sheets of the Company as of December 31, 2023, the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2023 and the related notes, have been audited by Grassi & Co., CPAs, P.C., an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. The consolidated balance sheets of the Company as of December 31, 2022, the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2022 and the related notes, have been audited by Weinberg & Company, P.A., the former independent registered public accounting firm of the Company, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares offered by this Offering Circular will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be accessed at the SEC’s website http://www.sec.gov. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

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PART I — FINANCIAL INFORMATION

ITEM 1 – FINANCIAL STATEMENTS

F-1

VERB TECHNOLOGY COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31, 2024	December 31, 2023
	(unaudited)
ASSETS

Current assets
Cash	$14,182	$4,353
Prepaid expenses and other current assets	313	331
Total current assets	14,495	4,684

Capitalized software development costs, net	3,741	3,990
ERC receivable	1,528	1,528
Property and equipment, net	60	43
Operating lease right-of-use assets	208	218
Intangible assets, net	135	117
Other assets	259	259

Total assets	$20,426	$10,839

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,083	$1,408
Accrued expenses	2,593	2,324
Accrued payroll	376	420
Accrued officers’ salary	901	648
Notes payable, current	1,024	1,787
Accrued interest	44	533
Operating lease liabilities, current	70	67
Preferred dividend payable	75	-
Derivative liability	2	1

Total current liabilities	6,168	7,188

Long-term liabilities
Notes payable, non-current	113	362
Operating lease liabilities, non-current	144	164
Total liabilities	6,425	7,714

Commitments and contingencies (Note 12)

Stockholders’ equity
Series C Preferred Stock, $0.0001 par value, 5,000 shares authorized, 3,000 and 0 shares issued and outstanding as of March 31, 2024 and December 31, 2023	2,980	2,980
Class A units, 3 shares issued and authorized as of March 31, 2024 and December 31, 2023	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized, 79,300,788 and 21,231,355 shares issued and outstanding as of March 31, 2024 and December 31, 2023	8	2
Additional paid-in capital	190,155	175,765
Accumulated deficit	(179,142)	(175,622)

Total stockholders’ equity	14,001	3,125

Total liabilities and stockholders’ equity	$20,426	$10,839

See accompanying notes to the condensed consolidated financial statements

F-2

VERB TECHNOLOGY COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2024	2023

Revenue	$7	$2

Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	5	1
Depreciation and amortization	256	583
General and administrative	2,963	3,545
Total costs and expenses	3,224	4,129

Operating loss from continuing operations	(3,217)	(4,127)

Other income (expense), net
Interest expense	(225)	(470)
Other income (expense), net	(2)	(51)
Change in fair value of derivative liability	(1)	8
Total other income (expense), net	(228)	(513)

Net loss from continuing operations	(3,445)	(4,640)

Loss from discontinued operations, net of tax	-	(874)

Net loss	(3,445)	(5,514)

Series C Preferred Stock dividend payable	(75)	-
Deemed dividend due to warrant reset	-	(164)

Net loss to common stockholders	$(3,520)	$(5,678)

Loss per share from continuing operations– basic and diluted	$(0.11)	$(1.35)
Loss per share from discontinued operations– basic and diluted	$0.00	$(0.24)
Weighted average number of common shares outstanding – basic and diluted	31,144,130	3,577,792

See accompanying notes to the condensed consolidated financial statements

F-3

VERB TECHNOLOGY COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share and per share data)

(unaudited)

For the three months ended March 31, 2024

	Preferred Stock		Class A Units		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2023	3,000	$2,980	3	$-	21,231,355	$2	$175,765	$(175,622)	$3,125
Sale of common stock from public offerings	-	-	-	-	46,580,516	5	12,343	-	12,348
Fair value of vested restricted stock awards, stock options and warrants	-	-	-	-	4,514	-	328	-	328
Fair value of common shares issued as payment on notes payable	-	-	-	-	11,484,403	1	1,719	-	1,720
Series C Preferred Stock dividends payable	-	-	-	-	-	-	-	(75)	(75)
Net loss	-	-	-	-	-	-	-	(3,445)	(3,445)
Balance at March 31, 2024	3,000	$2,980	3	$-	79,300,788	$8	$190,155	$(179,142)	$14,001

For the three months ended March 31, 2023

	Preferred Stock		Class A Units		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2022	-	$-	3	$-	2,918,017	$1	$158,629	$(153,464)	$5,166

Sale of common stock from public offering	-	-	-	-	901,275	-	6,578	-	6,578
Fair value of vested restricted stock awards, stock options and warrants	-	-	-	-	49,596	-	903	-	903
Deemed dividend due to warrant reset	-	-	-	-	-	-	164	(164)	-
Issuance of shares for fractional adjustments related to Reverse Stock Split	-	-	-	-	31,195	-	-	-	-
Net loss	-	-	-	-	-	-	-	(5,514)	(5,514)
Balance at March 31, 2023	-	$-	3	$-	3,900,083	$1	$166,274	$(159,142)	$7,133

See accompanying notes to the condensed consolidated financial statements

F-4

VERB TECHNOLOGY COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2024	2023

Operating Activities:
Net loss	$(3,445)	$(5,514)
Loss from discontinued operations, net of tax	-	874
Adjustments to reconcile net loss used in operating activities, net of discontinued operations:
Depreciation and amortization	256	583
Share-based compensation	378	971
Amortization of debt discount	99	86
Amortization of debt issuance costs	73	69
Change in fair value of derivative liability	1	(8)
Effect of changes in assets and liabilities, net of discontinued operations:
Prepaid expenses and other current assets	(33)	(10)
Operating lease right-of-use assets	10	67
Accounts payable, accrued expenses, and accrued interest	469	210
Operating lease liabilities	(17)	(93)
Net cash used in operating activities attributable to continuing operations	(2,209)	(2,765)
Net cash used in operating activities attributable to discontinued operations	-	(153)

Investing Activities:
Capitalized software development costs	-	(126)
Purchases of property and equipment	(23)	(5)
Purchases of intangible assets	(18)	-
Net cash used in investing activities attributable to continuing operations	(41)	(131)
Net cash provided by (used in) investing activities attributable to discontinued operations	-	-

Financing Activities:
Proceeds from sale of common stock offerings	12,369	6,578
Payments for accrued offering costs related to common stock offerings	(105)	-
Proceeds from (payments for) sale of preferred stock offerings	(180)	5
Payment of notes payable	(5)	-
Payment for convertible notes payable	-	(1,350)
Net cash provided by financing activities attributable to continuing operations	12,079	5,233
Net cash used in financing activities attributable to discontinued operations	-	(823)

Net change in cash	9,829	1,361

Cash - beginning of period	4,353	2,429
Cash - end of period	$14,182	$3,790

See accompanying notes to the condensed consolidated financial statements

F-5

VERB TECHNOLOGY COMPANY, INC.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2024 and 2023

(in thousands, except share and per share data)

(unaudited)

1. DESCRIPTION OF BUSINESS

Our Business

References in this document to the “Company,” “Verb,” “we,” “us,” or “our” are intended to mean Verb Technology Company, Inc., individually, or as the context requires, collectively with its subsidiaries on a consolidated basis.

On October 18, 2021, the Company established verbMarketplace, LLC dba MARKET.live, a Nevada limited liability company. verbMarketplace LLC is a wholly owned subsidiary of the Company established for the MARKET.live platform.

Through June 13, 2023, the Company was a Software-as-a-Service (“SaaS”) applications platform developer that offered a SaaS platform for the direct sales industry comprised of a suite of interactive video-based sales enablement business software products marketed on a subscription basis, (the “SaaS Assets”).

On June 13, 2023, the Company disposed of all of its operating SaaS Assets pursuant to an asset purchase agreement in consideration of the sum of $6,500, $4,750 of which was paid in cash by the buyer at the closing of the transaction. Additional payments of $1,750 will be paid by the buyer if certain profitability and revenue targets are met within the next two years as set forth more particularly in the asset purchase agreement. The sale of the SaaS Assets was undertaken to allow the Company to focus its resources on MARKET.live, the Company’s multi-vendor, multi-presenter, livestream social shopping platform, that combines ecommerce and entertainment. The Company expects that its burgeoning MARKET.live business unit will, over time, create greater shareholder value than could have been created through the continued operation of its SaaS Assets.

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

As of March 31, 2024, the Company had cash of $14,182.

Equity financing:

During December 2023, the Company entered into an agreement with Ascendiant Capital Markets LLC (“Ascendiant Sales Agreement”) to sell shares of its common stock pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-264038). For the three months ended March 31, 2024, the Company has issued 19,183,258 shares of the Company’s common stock pursuant to the Ascendiant Sales Agreement and received net proceeds of $5,882, net of offering costs of $74.

Subsequent to March 31, 2024, the Company issued 12,898,434 shares of its common stock pursuant to the Ascendiant Sales Agreement and received $2,667 of net proceeds. See Note 13 – Subsequent Events.

Pursuant to a Regulation A offering, the Company entered into subscription agreements with certain accredited investors, pursuant to which the Company agreed to issue and sell to the investors 27,397,258 shares of its Common Stock, par value $0.0001 per share of the Company at a price of $0.24 per share for net proceeds to the Company of $6,466, net of offering costs of $109.

The shares that were issued in the offering were offered at-the-market under Nasdaq rules and pursuant to the Company’s Form 1-A, initially filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on February 14, 2024 and qualified on March 11, 2024.

F-6

Economic Disruption

Our business is dependent in part on general economic conditions. Many jurisdictions in which our customers are located and our products are sold have experienced and could continue to experience unfavorable general economic conditions, such as inflation, increased interest rates and recessionary concerns, which could negatively affect demand for our products. Under difficult economic conditions, customers may seek to cease spending on our current products or fail to adopt our new products, which could negatively affect our financial performance. We cannot predict the timing or magnitude of an economic slowdown or the timing or strength of any economic recovery. These and other economic factors could have a material adverse effect on our business, financial condition, and results of operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND SUPPLEMENTAL DISCLOSURES

Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited. These unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on April 1, 2024 (the “2023 Annual Report”). The consolidated balance sheet as of December 31, 2023 included herein was derived from the audited consolidated financial statements as of that date.

On June 10, 2023, the board of directors approved the sale of the SaaS Assets to an unrelated third party, SW Direct Sales LLC (“SW Sales” or the “buyer”), for $6,500 with $4,750 cash proceeds paid by buyer upon closing of the transaction. Additional payments of $1,750 will be paid by the buyer if certain profitability and revenue targets are met within the next two years. The contingent payments were not recorded at the closing date of the sale, rather will be recognized as the cash is received and the contingency resolved pursuant to ASC 450-30.

Accordingly, the Company’s consolidated financial statements are being presented pursuant to ASC 360-10-45-9 which requires that a disposal group be classified as held for sale in the period in which all of the held for sale criteria are met. In addition to held for sale accounting, the Company had also met the criterion pursuant to ASC 205-20, Discontinued Operations, as a strategic shift from operating and managing a SaaS business to operating and managing a live streaming shopping platform has occurred because of the sale. The Company’s consolidated results of operations and statements of cash flows have been reclassified to reflect the presentation of discontinued operations. See Note 5 for details of the assets and liabilities related to the SaaS sale and discontinued operations.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to fairly present the Company’s financial position and results of operations for the interim periods reflected. Except as noted, all adjustments contained herein are of a normal recurring nature. Results of operations for the fiscal periods presented herein are not necessarily indicative of fiscal year-end results.

Principles of Consolidation

The consolidated financial statements have been prepared in accordance with GAAP and include the accounts of Verb, Verb Direct, LLC, Verb Acquisition Co., LLC, and verbMarketplace, LLC. All intercompany accounts have been eliminated in the consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported periods. Significant estimates include assumptions made in analysis of assumptions made in purchase price allocations, impairment testing of long-term assets, realization of deferred tax assets, determining fair value of derivative liabilities, and valuation of equity instruments issued for services. Some of those assumptions can be subjective and complex, and therefore, actual results could differ materially from those estimates under different assumptions or conditions.

F-7

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standard Board’s (“FASB”) ASC 606, Revenue from Contracts with Customers (“ASC 606”). Revenue through June 13, 2023 was derived primarily from providing application services through the SaaS application, digital marketing and sales support services. During that period, the Company also derived revenue from the sale of customized print products and training materials, branded apparel, and digital tools, as demanded by its customers. As a result of the sale of the SaaS business, revenue that was recorded historically from the SaaS business has been reclassified as part of discontinued operations. See Note 5 for revenue disclosures related to the SaaS business.

A description of our principal revenue generating activities is as follows:

MARKET.live generates revenue through several sources as follows:

a.	All sales run through our ecommerce facility on MARKET.live from which we deduct a platform fee that ranges from 10% to 20% of gross sales, with an average of approximately 15%, depending upon the pricing package the vendors select as well as the product category and profit margins associated with such categories. The revenue is derived from sales generated during livestream events, from sales realized through views of previously recorded live events available in each vendor’s store, as well as from sales of product and merchandise displayed in the vendors’ online stores, all of which are shoppable 24/7.

b.	Produced events. MARKET.live offers fee-based services that range from full production of livestream events, to providing professional hosts and event consulting.

c.	Drop Ship and Creator programs. MARKET.live is expected to generate recurring fee revenue from soon to be launched new drop ship programs for entrepreneurs and its Creator program.

d.	The Company’s TikTok Shop store and affiliate program.

e.	The MARKET.live site is designed to incorporate sponsorships and other advertising based on typical industry rates.

f.	The Company’s recently announced partnership with TikTok Shop. Pursuant to the terms of the partnership, MARKET.live has become a service provider for TikTok Shop and is officially designated as a TikTok Shop Partner (TSP). Under the terms of the partnership, TikTok Shop refers consumer brands, retailers, influencers and affiliates leads to MARKET.live for a menu of paid services that include, among other things, assistance in onboarding to TikTok Shop and establishing a TikTok Shop store, hosting training sessions and webinars for prospective TikTok Shop sellers, MARKET.live studio space rental in both the West Coast and East Coast MARKET.live studios, content creation and production services, and TikTok Shop maintenance, including enhancements to existing TikTok Shop seller stores. The partnership also contemplates TikTok Shop sponsored studio rentals, as well as a paid-for “day pass” for use of MARKET.live studio services by TikTok creators, influencers and affiliates. It is expected that MARKET.live will generate revenue through fees, including monthly recurring fees, paid directly to MARKET.live by the brands, retailers, influencers and affiliates referred to MARKET.live by TikTok. In addition, it is contemplated that MARKET.live will receive a percentage of monthly revenue generated through the TikTok Shop stores MARKET.live establishes for the brands, retailers, influencers and affiliates that TikTok Shop refers to MARKET.live.

The partnership also contemplates the use of MARKET.live studios as TikTok “Sample Centers” where TikTok creators will have access to product samples for use in their TikTok Shop videos produced at MARKET.live studios. In addition to the compensation referenced above, TikTok will compensate MARKET.live directly for the attainment of certain pre-established performance goals and objectives agreed-to between the parties.

F-8

A performance obligation is a promise in a contract to transfer a distinct product. Performance obligations promised in a contract are identified based on the goods that will be transferred that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the goods is separately identifiable from other promises in the contract. Performance obligations include establishing and maintaining customer online stores, providing access to the Company’s e-commerce platform and customer service support.

The Company’s revenue is comprised of commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform as well as from services it provides as referenced above in sub-paragraph (f) of the Revenue Recognition section concerning the TikTok Shop partnership. Customers do not have the contractual right to take possession of the Company’s software. Revenue is recognized in an amount that reflects the consideration that the Company expects to ultimately receive in exchange for those promised goods, net of expected discounts for sales promotions and customary allowances, and its services.

Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged primarily in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net sales in the consolidated statements of operations. Revenues during the three months ended March 31, 2024 and 2023, were substantially all generated from clients and customers located within the United States of America.

Cost of Revenue

Cost of revenue primarily consists of processing fees associated with the MARKET.live platform.

Capitalized Software Development Costs

The Company capitalizes internal and external costs directly associated with developing internal-use software, and hosting arrangements that include an internal-use software license, during the application development stage of its projects. The Company’s internal-use software is reported at cost less accumulated amortization. Amortization begins once the project has been completed and is ready for its intended use. The Company will amortize the asset on a straight-line basis over a period of three years, which is the estimated useful life. Software maintenance activities or minor upgrades are expensed in the period performed.

Amortization expense related to capitalized software development costs is recorded in depreciation and amortization in the condensed consolidated statements of operations.

Preferred Stock

The Company applies the accounting standards for distinguishing liabilities from equity when determining the classification and measurement of its preferred stock. Preferred shares subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable preferred shares (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, preferred shares are classified as part of stockholders’ equity. Accordingly, the Series C Preferred Stock offering on December 29, 2023 is classified as part of stockholders’ equity as of March 31, 2024 and December 31, 2023.

F-9

Fair Value of Financial Instruments

The Company follows the guidance of FASB ASC 820 and ASC 825 for disclosure and measurement of the fair value of its financial instruments. FASB ASC 820 establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

The three (3) levels of fair value hierarchy defined by ASC 820 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3:	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash and cash equivalents, prepaid expenses, and accounts payable and accrued expenses approximate their fair value due to their short-term nature. The carrying amount of notes payable approximates the fair value due to the fact that the interest rates on these obligations are based on prevailing market interest rates. The Company uses Level 2 inputs for its valuation methodology for the derivative liabilities.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

The Company uses Level 2 inputs for its valuation methodology for the derivative liabilities as their fair values were determined by using a Binomial pricing model. The Company’s derivative liabilities are adjusted to reflect fair value at each period end, with any increase or decrease in the fair value being recorded in results of operations as adjusted to fair value of derivatives.

Share-Based Compensation

The Company issues stock options and warrants, shares of common stock and restricted stock units as share-based compensation to employees and non-employees. The Company accounts for its share-based compensation in accordance with FASB ASC 718, Compensation – Stock Compensation. Share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period. The fair value of restricted stock units is determined based on the number of shares granted and the quoted price of our common stock and is recognized as expense over the service period. Forfeitures are accounted for as they occur. Recognition of compensation expense for non-employees is in the same period and manner as if the Company had paid cash for services.

Net Loss Per Share

Basic net loss per share is computed by using the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed giving effect to all dilutive potential shares of common stock that were outstanding during the period. Dilutive potential shares of common stock consist of incremental shares of common stock issuable upon exercise of stock options. No dilutive potential shares of common stock were included in the computation of diluted net loss per share because their impact was anti-dilutive.

F-10

As of March 31, 2024, and 2023, the Company had total outstanding options of 2,071,465 and 131,074, respectively, and warrants of 916,191 and 951,804, respectively, and outstanding restricted stock awards of 148,852 and 25,297, respectively, and convertible notes issued to a related party that were convertible into 0 and 21,319 shares at $41.20 per share, respectively, which were excluded from the computation of net loss per share because they are anti-dilutive.

At the close of business on April 5, 2024, the Company’s unexercised publicly traded warrants under the symbol VERBW expired pursuant to their original terms and as such Nasdaq suspended trading the 175,823 remaining warrants and the trading symbol VERBW was delisted from Nasdaq.

Concentration of Credit and Other Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and accounts receivable. Cash is deposited with a limited number of financial institutions. The balances held at any one financial institution at times may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits of up to $250.

The Company’s concentration of credit risk includes its concentrations from key customers and vendors. The details of these significant customers and vendors are presented in the following table for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
	2024	2023
The Company’s largest customers are presented below as a percentage of the aggregate

Revenues and Accounts receivable	No customers individually over 10%	No customers individually over 10%

The Company’s largest vendors are presented below as a percentage of the aggregate

Purchases	One vendor that accounted for 19% of its purchases individually and in the aggregate	One vendor that accounted for 22% of its purchases individually and in the aggregate

During the three months ended March 31, 2024 and 2023, we had no customers that accounted for 10% of our revenues individually and in the aggregate.

Supplemental Cash Flow Information

	Three Months Ended March 31,
	2024	2023

Supplemental disclosures of cash flow information:
Cash paid for interest	$1	$227
Cash paid for income taxes	$-	$1

Supplemental disclosure of non-cash investing and financing activities attributable to continuing operations:
Unpaid offering costs related to common stock offerings	$21	$-
Fair value of common shares issued as payment on notes payable	1,720	-
Accrued software development costs	-	113
Accrued share-based compensation	-	50
Supplemental disclosure of non-cash investing and financing activities attributable to discontinued operations:
Discount recognized from advances on future receipts	$-	$558

F-11

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses - Measurement of Credit Losses on Financial Instruments (“ASC 326”). The standard significantly changes how entities will measure credit losses for most financial assets, including accounts and notes receivables. The standard will replace today’s “incurred loss” approach with an “expected loss” model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The adoption of this standard did not have any material impact on the Company’s financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission (the “SEC”) did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

3. CAPITALIZED SOFTWARE DEVELOPMENT COSTS

In 2020, the Company began developing MARKET.live, a livestream ecommerce platform, and has capitalized $7,131 of internal and external development costs as of March 31, 2024 and December 31, 2023, respectively. In October 2021, the Company entered into a 10-year license and services agreement with a third party (the “Primary Contractor”) to develop on a work-for-hire basis certain components of MARKET.live. The Primary Contractor’s fees for developing such components, including the license fee, is $5,750. The Primary Contractor was paid an additional $500 bonus in April 2022 for services rendered pursuant to the license and service agreement.

For the three months ended March 31, 2024 and 2023, the Company amortized $249 and $538, respectively.

Capitalized software development costs, net consisted of the following:

	March 31, 2024	December 31, 2023

Beginning balance	$3,990	$6,176

Additions	-	23
Amortization	(249)	(2,209)
Ending balance	$3,741	$3,990

The expected future amortization expense for capitalized software development costs as of March 31, 2024, is as follows:

Year ending	Amortization
2024 remaining	$749
2025	998
2026	997
2027	997
2028 and thereafter	-
Total amortization	$3,741

F-12

Option to Acquire Primary Contractor

In August 2021, the Company entered into a term sheet that provided the Company the option to purchase the Primary Contractor provided certain conditions are met. In November 2021, the Company exercised this option. The Company and the Primary Contractor subsequently reached an agreement-in-principle on the terms for the Company’s acquisition of the Primary Contractor, the final consummation of which is subject to the execution of a share purchase agreement (the “SPA”) and the completion of an audit of the Primary Contractor that is satisfactory to the Company (the “Primary Contractor Audit”), as well as the fulfillment by the Primary Contractor of certain other conditions set forth in the term sheet. The term sheet stipulates that if the Company had entered into the SPA and the Primary Contractor had the Primary Contractor Audit successfully completed prior to May 15, 2022 (or a subsequent mutually agreed upon date) and the Company thereafter determines not to consummate the acquisition of the Primary Contractor, the Company would have been liable for a $1,000 break-up fee payable to the Primary Contractor. However, as of May 15, 2022, the SPA had not been executed and the Primary Contractor Audit was not completed. The parties are still working together and in discussions regarding the transaction. Based on the term sheet, the purchase price for the Primary Contractor would have been $12,000, which could be paid in cash and/or stock, although the final terms of the acquisition if pursued will be set forth in the final executed SPA. There can be no assurance that the acquisition will be completed on the terms set forth in the term sheet or at all.

4. OPERATING LEASES

The components of lease expense and supplemental cash flow information related to leases for the period are as follows:

	Three Months Ended March 31,
	2024	2023
Lease cost
Operating lease cost (included in general and administrative expenses in the Company’s statement of operations)	$33	$86

Other information
Cash paid for amounts included in the measurement of lease liabilities	$23	$113
Weighted average remaining lease term – operating leases (in years)	2.50	4.17
Weighted average discount rate – operating leases	9.0%	4.0%

	March 31, 2024	December 31, 2023
Operating leases
Right-of-use assets	$208	$218

Short-term operating lease liabilities	$70	$67
Long-term operating lease liabilities	144	164
Total operating lease liabilities	$214	$231

Year ending	Operating Leases
2024 remaining	$69
2025	96
2026	75
2027	-
2028 and thereafter	-
Total lease payments	240
Less: Imputed interest/present value discount	(26)
Present value of lease liabilities	$214

F-13

5. DISCONTINUED OPERATIONS

On June 13, 2023, the Company entered into a definitive agreement to sell all of its SaaS operating assets and liabilities to SW Sales for $6,500, including $4,750 of cash due upon closing. The operations of the SaaS business have been presented within discontinued operations. Upon completion of the sale of assets to SW Sales, in which the buyer assumed all liabilities related to the SaaS business, the Company recorded an impairment of $5,441 within loss from discontinued operations as the carrying amount of the net assets exceeded the sale price, less selling costs.

The following information presents the net revenues and net loss of the SaaS business for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
	2024	2023

Net revenues	$-	$2,213

Net loss	$-	$(874)

6. NOTES PAYABLE

The Company has the following outstanding notes payable as of March 31, 2024 and December 31, 2023:

Note	Issuance Date	Maturity Date	Interest Rate	Original Borrowing	Balance at March 31, 2024	Balance at December 31, 2023
Note payable (A)	May 15, 2020	May 15, 2050	3.75%	$150	$132	$137
Promissory note payable (B)	November 7, 2022	May 7, 2024	9.0%	5,470	-	1,179
Promissory note payable (C)	October 11, 2023	April 11, 2025	9.0%	1,005	1,005	1,005
Debt discount					-	(99)
Debt issuance costs					-	(73)
Total notes payable					1,137	2,149
Non-current					(113)	(362)
Current					$1,024	$1,787

(A)	On May 15, 2020, the Company executed an unsecured loan with the SBA under the Economic Injury Disaster Loan program in the amount of $150. Installment payments, including principal and interest, began on October 26, 2022. As of March 31, 2024 and December 31, 2023, the outstanding principal and accrued interest balance due under the note was $133 and $137, respectively.

F-14

(B)	On November 7, 2022, the Company entered into a note purchase agreement (the “November Note Purchase Agreement”) and promissory note with an institutional investor (the “November Note Holder”) providing for the sale and issuance of an unsecured, non-convertible promissory note in the original principal amount of $5,470, which has an original issue discount of $470, resulting in gross proceeds to the Company of approximately $5,000 (the “November Note,” and such financing, the “November Note Offering”). The November Note matures eighteen months following the date of issuance. Commencing six months from the date of issuance, the Company is required to make monthly cash redemption payments in an amount not to exceed $600. The November Note may be repaid in whole or in part prior to the maturity date for a 10% premium. The November Note requires the Company to use up to 20% of the gross proceeds raised from future equity or debt financings, or the sale of any subsidiary or material asset, to prepay the November Note, subject to a $2,000 cap on the aggregate prepayment amount. Until all obligations under the November Note have been paid in full, the Company is not permitted to grant a security interest in any of its assets, or to issue securities convertible into shares of common stock, subject in each case to certain exceptions. verbMarketplace, LLC entered into a guaranty, dated November 7, 2022, in connection with the November Note Offering, pursuant to which it guaranteed the obligations of the Company under the November Note in exchange for receiving a portion of the loan proceeds.

In connection with the November Note Offering, the Company incurred $335 of debt issuance costs. The debt issuance costs and the debt discount of $450 were being amortized over the term of the November Notes using the effective interest rate method. As of December 31, 2023, the amount of unamortized debt discount and debt issuance costs was $99 and $73, respectively. During the three months ended March 31, 2024, the Company amortized the remaining amount of $99 of debt discount and $73 of debt issuance costs.

During the three months ended March 31, 2024, the Company issued 11,484,403 shares of its common stock pursuant to an exchange agreement in exchange for a reduction of $1,720 on the outstanding balance of the November Notes. The shares issued for the share exchange agreement were valued based upon the Nasdaq at-the-market price and is being consistently applied for each share exchange. As a result, there was no gain or loss on the transaction.

On March 18, 2024, the Company paid the November Notes in full.

(C)

On October 11, 2023, the Company entered into a note purchase agreement with Streeterville pursuant to which Streeterville purchased the Note in the aggregate principal amount of $1,005. The Note bears interest at 9.0% per annum compounded daily. The maturity date of the Note is 18 months from the date of its issuance.

As of March 31, 2024, the outstanding balance of the Note amounted to $1,049, which includes accrued interest of $44.

Subsequent to March 31, 2024, the Company issued 7,630,271 shares of its common stock pursuant to an exchange agreement in exchange for a reduction of $1,057 on the outstanding balance of the Note. The shares issued for the share exchange agreement were valued based upon the Nasdaq at-the-market price and is being consistently applied for each share exchange. As a result, there was no gain or loss on the transaction.

On May 3, 2024, the Note was repaid in full.

The following table provides a breakdown of interest expense:

	Three Months Ended March 31,
	2024	2023

Interest expense – amortization of debt discount	$99	$86
Interest expense – amortization of debt issuance costs	73	69
Interest expense – other	53	315

Total interest expense	$225	$470

F-15

7. DERIVATIVE LIABILITY

Under authoritative guidance used by the FASB on determining whether an instrument (or embedded feature) is indexed to an entity’s own stock, instruments that do not have fixed settlement provisions are deemed to be derivative instruments. In prior years, the Company granted certain warrants that included a fundamental transaction provision that could give rise to an obligation to pay cash to the warrant holder. As a result, the fundamental transaction clause of these warrants are accounted for as a derivative liability in accordance with ASC 815 and are being re-measured every reporting period with the change in value reported in the statement of operations.

The derivative liabilities were valued using a Binomial pricing model with the following average assumptions:

	March 31, 2024	December 31, 2023
Stock Price	$0.27	$0.17
Exercise Price	$8.00	$8.00
Expected Life	0.83	1.08
Volatility	242%	202%
Dividend Yield	0%	0%
Risk-Free Interest Rate	5.12%	4.79%
Total Fair Value	$2	$1

The expected life of the warrants was based on the remaining contractual term of the instruments. The Company uses the historical volatility of its common stock to estimate the future volatility for its common stock. The expected dividend yield was based on the fact that the Company has not paid dividends in the past and does not expect to pay dividends in the future. The risk-free interest rate was based on rates established by the Federal Reserve Bank.

During the three months ended March 31, 2024, the Company recorded expense of $1 to account for the changes in the fair value of these derivative liabilities during the period. At March 31, 2024, the fair value of the derivative liability amounted to $2.

During the three months ended March 31, 2023, the Company recorded income of $8 to account for the changes in the fair value of these derivative liabilities during the period.

8. COMMON STOCK

The Company’s common stock activity for the three months ended March 31, 2024 is as follows:

Common Stock

Shares Issued as Part of ATM Offerings

During the three months ended March 31, 2024, the Company issued 19,183,258 shares of its common stock and received net proceeds of $5,882, net of offering costs of $74, resulting from ATM issuances. On March 19, 2024, the Ascendiant Sales Agreement was amended to increase the amount available from $960 to $6,260. On March 29, 2024, the Ascendiant Sales Agreement was amended to increase the amount available from $6,260 to $9,010. See Note 13 - Subsequent Events.

Regulation A Public Offering

During the three months ended March 31, 2024, the Company issued 27,397,258 shares of its common stock and received net proceeds of $6,466, net of offering costs of $109, resulting from a Form 1-A public offering of its common stock pursuant to Regulation A.

F-16

Shares Issued as Payment on Notes Payable

During the three months ended March 31, 2024, the Company issued 11,484,403 shares of its common stock to Streeterville in exchange for a reduction of $1,720 on the outstanding balance of the November Notes.

Shares Issued for Services

During the three months ended March 31, 2024, the Company issued 4,514 shares of common stock to Rory Cutaia, CEO, associated with the vesting of Restricted Stock Units.

Preferred Stock

The Company’s preferred stock activity for the three months ended March 31, 2024 was as follows:

Series C

On December 28, 2023, the Company filed a certificate of designation of preferences and rights (the “Certificate of Designation”) of Series C Preferred Stock (the “Series C Preferred Stock”), with the Secretary of State of Nevada, designating 5,000 shares of preferred stock, par value $0.0001 of the Company, as Series C Preferred Stock. Each share of Series C Preferred Stock shall have a stated face value of $1,300.00 (“Stated Value”). The Series C Preferred Stock is not convertible into common shares of capital stock of the Company and as such is non-dilutive to current stockholders.

Each share of Series C Preferred Stock shall accrue a rate of return on the Stated Value at the rate of 10% per year, compounded annually to the extent not paid as set forth in the Certificate of Designation, and to be determined pro rata for any factional year periods (the “Preferred Return”). The Preferred Return shall accrue on each share of Series C Preferred Stock from the date of its issuance and shall be payable or otherwise settled as set forth in the Certificate of Designation.

Commencing on the 1 year anniversary of the issuance date of each share of Series C Preferred Stock, each such share of Series C Preferred Stock shall accrue an automatic quarterly dividend, based on three quarters of 91 days each and the last quarter of 92 days (or 93 days for leap years), which shall be calculated on the Stated Value of such share of Series C Preferred Stock, and which shall be payable in additional shares of Series C Preferred Stock, based on the Stated Value, or in cash as set forth in the Certificate of Designation (each, as applicable, the “Quarterly Dividend”). For the period beginning on the 1 year anniversary of the issuance date of a share of Series C Preferred Stock to the 2 year anniversary of the issuance date of a share of Series C Preferred Stock, the Quarterly Dividend shall be 2.5% per quarter, and for all periods following the 2 year anniversary of the issuance date of a share of Series C Preferred Stock, the Quarterly Dividend shall be 5% per quarter.

Subject to the terms and conditions set forth in the Certificate of Designation, at any time the Company may elect, in the sole discretion of the Board of Directors, to redeem all, but not less than all, of the Series C Preferred Stock then issued and outstanding from all of the Series C Preferred Stock Holders (a “Corporation Optional Redemption”) by paying to the applicable Series C Preferred Stock Holders an amount in cash equal to the Series C Preferred Liquidation Amount (as defined in the Certificate of Designation) then applicable to such shares of Series C Preferred Stock being redeemed in the Corporation Optional Conversion (the “Redemption Price”).

The Series C Preferred Stock confers no voting rights on holders, except with respect to matters that materially and adversely affect the voting powers, rights or preferences of the Series C Preferred Stock or as otherwise required by applicable law.

On December 29, 2023, the Company entered into a Securities Purchase Agreement with Streeterville, pursuant to which the Company sold and Streeterville purchased 3,000 shares of the Company’s newly designated non-convertible Series C Preferred Stock (the “Series C Shares”) for a total purchase price of $3,000. The Shares have a 10% stated annual dividend, no voting rights and has a face value of $1,300 per share. The sale of the Series C Shares was consummated on December 29, 2023. The Company has accrued $75 in preferred stock dividends payable as of March 31, 2024. See Note 13 – Subsequent Events.

F-17

9. RESTRICTED STOCK UNITS

A summary of restricted stock unit activity for the three months ended March 31, 2024 is presented below.

		Weighted-
		Average
		Grant Date
	Shares	Fair Value

Non-vested at January 1, 2024	153,366	$5.88
Granted	-	-
Vested/deemed vested	(4,514)	56.40
Forfeited	-	-
Non-vested at March 31, 2024	148,852	$4.35

The total fair value of restricted stock units that vested or deemed vested during the three months ended March 31, 2024 was $255. The total stock compensation expense recognized relating to the vesting of restricted stock units for the three months ended March 31, 2024 amounted to $105. As of March 31, 2024, the amount of unvested compensation related to issuances of restricted stock units was $480 which will be recognized as an expense in future periods as the shares vest.

10. STOCK OPTIONS

A summary of option activity for the three months ended March 31, 2024 is presented below.

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Life (Years)	Value

Outstanding at January 1, 2024	2,086,882	$1.20	4.60	$-
Granted	-	-	-	-
Forfeited	(15,417)	5.42	-	-
Exercised	-	-	-	-
Outstanding at March 31, 2024	2,071,465	$1.17	4.34	$-

Vested March 31, 2024	422,695	$1.67	-	$-

Exercisable at March 31, 2024	422,695	$1.67	-	$-

At March 31, 2024, the intrinsic value of the outstanding options was $0.

The total stock compensation expense recognized relating to the vesting of stock options for the three months ended March 31, 2024 amounted to $223. As of March 31, 2024, the total unrecognized share-based compensation expense was $1,247, which is expected to be recognized as part of operating expense through September 2027.

The fair value of share option award is estimated using the Black-Scholes option pricing method based on the following weighted-average assumptions:

	Three Months Ended March 31,
	2024	2023
Risk-free interest rate	4.62%	1.24% - 4.27%
Average expected term	5 years	5 years
Expected volatility	270.57%	155.85%
Expected dividend yield	-	-

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of measurement corresponding with the expected term of the share option award; the expected term represents the weighted-average period of time that share option awards granted are expected to be outstanding giving consideration to vesting schedules and historical participant exercise behavior; the expected volatility is based upon historical volatility of the Company’s common stock; and the expected dividend yield is based on the fact that the Company has not paid dividends in the past and does not expect to pay dividends in the future.

F-18

11. STOCK WARRANTS

The Company has the following warrants outstanding as of March 31, 2024, all of which are exercisable:

	Warrants	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value

Outstanding at January 1, 2024	919,664	$33.76	3.10	$-
Granted	-	-	-	-
Forfeited	(3,473)	104.40	-	-
Exercised	-	-	-	-
Outstanding at March 31, 2024, all vested	916,191	$33.50	2.85	$-

At March 31, 2024 the intrinsic value of the outstanding warrants was $0.

On January 24, 2023, the Company entered into an underwriting agreement with Aegis relating to the January 2023 offering, issuance and sale of 901,275 shares of the Company’s common stock at a public offering price of $8.00 per share. As a result of this transaction, certain warrants which previously had an exercise price of $13.60 per share, had the exercise price reduced to $8.00 per share, which resulted in the Company recognizing a deemed dividend of $164.

At the close of business on April 5, 2024, the Company’s unexercised publicly traded warrants under the symbol VERBW expired pursuant to their original terms and as such Nasdaq suspended trading the 175,823 remaining warrants and the trading symbol VERBW was delisted from Nasdaq.

12. COMMITMENTS AND CONTINGENCIES

Litigation

The Company is currently in a dispute with a former employee of its predecessor bBooth, Inc. who has interposed a breach of contract claim in which he alleges that in 2015 he was entitled to approximately $300 in unpaid bonus compensation. This former employee filed his complaint in the Superior Court of California for the County of Los Angeles on November 20, 2019, styled Meyerson v. Verb Technology Company, Inc., et al. (Case No. 19STCV41816). The Company disputed the former employee’s claims and interposed several affirmative defenses, including that the claims are contradicted by documentary evidence, barred by the applicable statute of limitations, and barred by a written, executed release. On February 9, 2021, the former employee’s counsel filed a motion for summary judgment, or in the alternative, summary adjudication against the Company. On October 13, 2021, the California court issued an order (i) denying the former employee’s motion for summary judgment on his claims against the Company, but (ii) granting the former employee’s motion to dismiss the Company’s affirmative defenses, which ruling the Company contends was in error. Under the rules, the Company is precluded from appealing the dismissal of its affirmative defenses until after a trial. On August 29, 2023, after a bench trial at which the Company was precluded from introducing evidence of its affirmative defenses, the court found in favor of Plaintiff Meyerson; and judgment was entered in Meyerson’s favor in the amount of $584 which included interest. Meyerson’s counsel thereafter submitted an untimely request for attorney’s fees and costs which the Company has opposed. As of this date, that motion has yet to be decided. After the trial, the Company filed a timely appeal from the judgment (Meyerson v. Verb Technology Company, Inc. (2023 2nd Appellate District) Case No.: B334777, seeking among other things, that the trial court’s finding be vacated and that the Company’s affirmative defenses be reinstated. As of this date, the appeal has yet to be heard. The Company has accrued the liability at March 31, 2024 and believes the accrual is adequate pending the outcome of the appeal process.

F-19

The Company knows of no material proceedings in which any of its directors, officers, or affiliates, or any registered or beneficial stockholder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

The Company believes it has adequately reserved for all litigation within its financial statements.

Board of Directors

The Company has committed an aggregate of $590 in board fees to its three independent board members over the term of their appointment for services to be rendered. This amount includes a one-time performance-based bonus payment to a board member that is non-recurring. The Company’s CEO does not receive compensation for serving on the Board of Directors.

Board fees are accrued and paid monthly. The members will serve on the board until the annual meeting for the year in which their term expires or until their successors have been elected and qualified.

Total board fees expensed during the three months ended March 31, 2024 was $313.

13. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 31, 2024, the date these financial statements are available to be issued. The Company believes there were no material events or transactions discovered during this evaluation that requires recognition or disclosure in the financial statements other than the items discussed below.

Equity financing

ATM Offering

Subsequent to March 31, 2024, the Company issued 36,516,888 shares of its common stock and received $6,310 of net proceeds resulting from issuances under its At-the-Market Issuance Sales Agreement.

On May 10, 2024, the Ascendiant Sales Agreement was amended to increase the amount available from $9,010 to $12,765.

Debt financing

Issuance of common shares as payment on notes payable

Subsequent to March 31, 2024, the Company issued 7,630,271 shares of its common stock pursuant to an exchange agreement in exchange for a reduction of $1,057 on the outstanding balance of the Note. On May 3, 2024, the Note was repaid in full.

Publicly-traded warrants

At the close of business on April 5, 2024, the Company’s unexercised publicly traded warrants under the symbol VERBW expired pursuant to their original terms and as such Nasdaq suspended trading the 175,823 remaining warrants and the trading symbol VERBW was delisted from Nasdaq.

Series C Preferred Shares Redeemed in Exchange for Common Shares

On December 29, 2023, the Company issued 3,000 Series C Preferred Shares to an institutional investor pursuant to a securities purchase agreement and certificate of designation previously filed. The Series C Preferred Shares carried a 10% annual dividend. On May 9, 2024, the Company redeemed 505 Series C Preferred Shares in exchange for 4,757,246 common shares in order to reduce the amount of dividend to be accrued. The transaction was done at the Nasdaq at-the-market price. No broker was involved in the transaction and no fees or commissions were paid or incurred by the Company.

F-20

INDEX TO FINANCIAL STATEMENTS

Verb Technology Company, Inc.

Audited Financial Statements for the Years Ended December 31, 2023 and 2022

F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors

Verb Technology Company, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Verb Technology Company, Inc. (the “Company”) as of December 31, 2022, the related consolidated statement of operations, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring operating losses and used cash in operations since inception. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Goodwill Impairment Assessment

As described in Notes 2 and 5 to the consolidated financial statements, the Company conducts its goodwill impairment testing on an annual basis as of December 31 or whenever events or circumstances indicate that the carrying value of a reporting unit may exceed its fair value. Impairment of goodwill is determined by comparing the fair value of the Company’s reporting unit to the carrying value of the underlying net assets in the reporting unit. If the fair value of the reporting unit is determined to be less than the carrying value of its net assets, goodwill is deemed impaired and an impairment loss is recognized to the extent that the carrying value of goodwill exceeds the difference between the fair value of the reporting unit and the fair value of its other assets and liabilities. In accordance with the “Segment Reporting” Topic of the Accounting Standards Codification, the Company’s chief operating decision maker (the Company’s Chief Executive Officer) determined that there is only one reporting unit.

The Company’s annual impairment analysis includes a qualitative assessment to determine if it is necessary to perform the quantitative impairment test. In performing a qualitative assessment, the Company reviewed events and circumstances that could affect the significant inputs used to determine if the fair value is less than the carrying value of goodwill. As a result of this qualitative assessment, the Company determined that a triggering event had occurred to necessitate performing the quantitative impairment test. After performing the quantitative impairment test, the Company determined that goodwill was impaired by $10,183. As a result of the impairment losses recognized, the carrying amount of the Company’s goodwill was reduced to $9,581 as of December 31, 2022.

We identified the evaluation of goodwill impairment assessment as a critical audit matter because of the significant judgment by management when determining the fair value of the reporting unit. This required a high degree of auditor judgment and increased auditor effort in auditing such assumptions.

The primary procedures we performed to address this critical audit matter included:

●	We compared forecasts prepared by management used in its impairment analysis to historical revenues and costs for reasonableness.
●	We performed procedures to verify the mathematical accuracy of the calculations used by management.
●	We recalculated the impairment recorded for goodwill of $10,183 based on the excess of the carrying value of goodwill over its estimated fair value as of December 31, 2022.
●	We assessed the appropriateness of the disclosures in the financial statements.

We served as the Company’s auditor from 2017 to 2023.

/s/ Weinberg & Company, P.A.

Los Angeles, California

April 17, 2023

F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors

Verb Technology Company, Inc.

Opinions on the Financial Statements

We have audited the accompanying consolidated balance sheet of Verb Technology Company, Inc. (the “Company”) as of December 31, 2023, the related consolidated statement of operations, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Capitalized Software Development Costs

Critical Audit Matter Description

As of December 31, 2023, the Company’s capitalized software development costs, net aggregated $4.0M.

The principal consideration for our determination that this was a critical audit matter is that capitalized software development costs, net are material to the financial statements and auditing the valuation of this asset involved a high degree of subjective and complex auditor judgment.

How the Critical Audit Matter was addressed in the Audit.

Our audit procedures related to the evaluation of the capitalized software development costs included the following, among others:

a)	We obtained an understanding of controls over the Company’s accounting and disclosures for capitalized software development cost.
b)	We also obtained an understanding of the company’s history and development of the capitalized software through inquiries with management and review of relevant agreements and other source documentation.
c)	With respect to the Company’s valuation of capitalized software development costs:

i.	We evaluated the methodology used by management to identify and assess potential impairment indicators against the criteria outlined in ASC 360-10-35-21.
ii.	We assessed the qualifications and expertise of management in evaluating the impairment indicators and the prospects of the business utilizing the capitalized software.
iii.	We obtained and evaluated the reasonableness of management’s undiscounted cash flow forecast related to supporting its valuation assertion with respect to the capitalized software development cost. Specifically, we tested the mathematical accuracy of the forecast and evaluated the reasonableness of key assumptions in the cash flow forecast.
iv.	We evaluated the reasonableness of management’s assertion by reviewing evidence of the software’s continued use and functionality, activity, and related agreements with suppliers and partners of the Company. Additionally, we reviewed both internal and external data related to user engagement in the context of the software’s continued use.

d)	We assessed the sufficiency of disclosures with respect to capitalized software development costs.

/s/ Grassi & Co., CPAs, P.C.

We have served as the Company’s auditor since 2023.

Jericho, NY

April 1, 2024, except for Note 17, as to which date is May 31, 2024

F-23

VERB TECHNOLOGY COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of December 31,
	2023	2022
ASSETS

Current assets
Cash	$4,353	$2,429
Assets held for sale - current	-	1,323
Prepaid expenses and other current assets	331	306
Total current assets	4,684	4,058

Assets held for sale – non-current	-	10,467
Capitalized software development costs, net	3,990	6,176
ERC receivable	1,528	1,528
Property and equipment, net	43	533
Operating lease right-of-use assets	218	1,354
Intangible assets, net	117	83
Other non-current assets	259	293

Total assets	$10,839	$24,492

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,408	$3,975
Liabilities related to assets held for sale	-	2,483
Liabilities of discontinued operations	-	1,641
Accrued expenses	2,324	526
Accrued payroll	420	528
Accrued officers’ compensation	648	764
Notes payable – related party, current	-	765
Notes payable, current	1,787	3,704
Convertible notes payable, current	-	1,334
Accrued interest	533	233
Operating lease liabilities, current	67	355
Derivative liability	1	222

Total current liabilities	7,188	16,530

Long-term liabilities
Notes payable, non-current	362	1,215
Operating lease liabilities, non-current	164	1,581
Total liabilities	7,714	19,326

Commitments and contingencies (Note 16)

Stockholders’ equity
Series C Preferred Stock, $0.0001 par value, 5,000 shares authorized, 3,000 and 0 shares issued and outstanding as of December 31, 2023 and 2022	2,980	-
Class A units, 3 shares issued and authorized as of December 31, 2023 and 2022	-	-
Common stock, $0.0001 par value, 400,000,000 shares authorized, 21,231,355 and 2,918,017 shares issued and outstanding as of December 31, 2023 and 2022	2	1

Additional paid-in capital	175,765	158,629
Accumulated deficit	(175,622)	(153,464)

Total stockholders’ equity	3,125	5,166

Total liabilities and stockholders’ equity	$10,839	$24,492

The accompanying notes are an integral part of these consolidated financial statements

F-24

VERB TECHNOLOGY COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Years Ended December 31,
	2023	2022

Revenue	$63	$8

Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	19	3
Depreciation and amortization	2,331	1,108
General and administrative	11,508	17,771
Total costs and expenses	13,858	18,882

Operating loss from continuing operations	(13,795)	(18,874)

Other income (expense), net
Interest expense	(1,193)	(1,410)
Financing costs	(1,239)	-
Other income, net	1,162	1,393
Change in fair value of derivative liability	221	2,933
Total other income (expense), net	(1,049)	2,916

Net loss from continuing operations	(14,844)	(15,958)

Loss from discontinued operations, net of tax	(7,150)	(21,479)

Net loss	(21,994)	(37,437)

Deemed dividend due to warrant reset	(164)	(246)

Net loss to common stockholders	$(22,158)	$(37,683)

Loss per share from continuing operations– basic and diluted	$(2.21)	$(6.68)
Loss per share from discontinued operations– basic and diluted	$(1.05)	$(8.85)
Weighted average number of common shares outstanding – basic and diluted	6,798,972	2,427,044

The accompanying notes are an integral part of these consolidated financial statements

F-25

VERB TECHNOLOGY COMPANY, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except share and per share data)

For the year ended December 31, 2023:

	Preferred Stock		Class A Units		Class B Units		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance as of December 31, 2022	-	$-	3	$-	-	$-	2,918,017	$1	$158,629	$(153,464)	$5,166
Issuance of common stock in connection with public offerings, net	-	-	-	-	-	-	10,372,793	1	9,109	-	9,110
Sale of preferred stock	3,000	2,980	-	-	-	-	-	-	(180)	-	2,800
Fair value of vested restricted stock awards, stock options and warrants	-	-	-	-	-	-	202,567	-	2,400	-	2,400
Deemed dividend due to warrant reset	-	-	-	-	-	-	-	-	164	(164)	-
Issuance of shares for fractional adjustments related to reverse stock split	-	-	-	-	-	-	31,195	-	-	-	-
Fair value of common shares issued for services	-	-	-	-	-	-	128,204	-	200	-	200
Fair value of common shares issued to settle accrued expenses							276,676	-	346	-	346
Fair value of common shares issued as payment on notes payable							7,301,903	-	5,097	-	5,097
Net loss	-	-	-	-	-	-	-	-	-	(21,994)	(21,994)
Balance as of December 31, 2023	3,000	$2,980	3	$-	-	$-	21,231,355	$2	$175,765	$(175,622)	$3,125

For the year ended December 31, 2022:

	Preferred Stock		Class A Units		Class B Units		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance as of December 31, 2021	-	$-	3	$-	-	$-	1,823,574	$1	$129,348	$(116,027)	$13,322

Issuance of common stock in connection with public offering, net	-	-	-	-	-	-	980,300	-	24,056	-	24,056
Issuance of common stock for commitment fee related to equity line of credit agreement	-	-	-	-	-	-	15,182	-	-	-	-
Issuance of common stock upon exercise of options	-	-	-	-	-	-	8,318	-	377	-	377
Fair value of common shares issued to settle accrued expenses	-	-	-	-	-	-	13,061	-	465	-	465
Fair value of common shares issued for services	-	-	-	-	-	-	54,168	-	1,561	-	1,561
Fair value of vested restricted stock awards, stock options and warrants	-	-	-	-	-	-	33,986	-	2,783	-	2,783
Fair value of common shares returned and replaced with stock options							(10,572)		39		39
Net loss	-	-	-	-	-	-	-	-	-	(37,437)	(37,437)
Balance as of December 31, 2022	-	$-	3	$-	-	$-	2,918,017	$1	$158,629	$(153,464)	$5,166

The accompanying notes are an integral part of these consolidated financial statements

F-26

VERB TECHNOLOGY COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2023	2022

Operating Activities:
Net loss	$(21,994)	$(37,437)
Loss from discontinued operations, net of tax	7,150	21,479
Adjustments to reconcile net loss used in operating activities, net of discontinued operations:
Depreciation and amortization	2,331	1,108
Share-based compensation	2,503	4,455
Amortization of debt discount	310	341
Amortization of debt issuance costs	241	487
Non-cash finance costs	1,239	-
Gain on lease termination	(263)	-
Loss on disposal of property and equipment	-	14
Change in fair value of derivative liability	(221)	(2,933)
Effect of changes in assets and liabilities, net of discontinued operations:
Prepaid expenses and other current assets	85	(220)
ERC receivable	-	(1,528)
Operating lease right-of-use assets	195	342
Other assets	13	-
Accounts payable, accrued expenses, and accrued interest	(251)	983
Deferred incentive compensation	-	(377)
Operating lease liabilities	(80)	(397)
Net cash used in operating activities attributable to continuing operations	(8,742)	(13,683)
Net cash used in operating activities attributable to discontinued operations	(1,855)	(5,723)

Investing Activities:
Capitalized software development costs	(239)	(4,645)
Purchases of property and equipment	(32)	(20)
Purchases of intangible assets	(35)	(82)
Net cash used in investing activities attributable to continuing operations	(306)	(4,747)
Net cash provided by (used in) investing activities attributable to discontinued operations	4,750	(1)

Financing Activities:
Proceeds from sale of common stock	9,215	24,056
Proceeds from sale of Series C Preferred Stock	2,980	-
Proceeds from notes payable	1,000	5,020
Proceeds from convertible notes payable	-	6,000
Payment of convertible note payable – related party	(765)	-
Payment of notes payable	(388)	-
Payment of convertible notes payable	(1,350)	(4,950)
Proceeds from option exercise	-	377
Payment for debt issuance costs	-	(780)
Net cash provided by financing activities attributable to continuing operations	10,692	29,723
Net cash used in financing activities attributable to discontinued operations	(2,615)	(4,077)

Net change in cash	1,924	1,492

Cash - beginning of period	2,429	937

Cash - end of period	$4,353	$2,429

The accompanying notes are an integral part of these consolidated financial statements

F-27

VERB TECHNOLOGY COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(in thousands, except share and per share data)

1. DESCRIPTION OF BUSINESS

Our Business

References in this document to the “Company,” “Verb,” “we,” “us,” or “our” are intended to mean Verb Technology Company, Inc., individually, or as the context requires, collectively with its subsidiaries on a consolidated basis. Verb conducts its operations through various subsidiaries and was incorporated in 2012 in the state of Nevada.

Through June 13, 2023, the Company was a Software-as-a-Service (“SaaS”) applications platform developer that offers three platforms, each designed for a specific target customer. Its SaaS platform for the direct sales industry is comprised of a suite of interactive video-based sales enablement business software products marketed on a subscription basis. Available in both mobile and desktop versions, its base SaaS product is verbCRM, a Customer Relationship Management (“CRM”) application, to which the Company’s clients can add a choice of enhanced, fully integrated application modules that include verbLEARN, our gamified Learning Management System application; verbLIVE, a Live Stream interactive eCommerce application; and verbPULSE, a business/augmented intelligence notification and sales coach application. verbTEAMS is a standalone, self-onboarding, video-based CRM and content management application for life sciences companies, professional sports teams, small businesses, and solopreneurs, with seamless one-button synchronization with Salesforce, that also comes bundled with verbLIVE. MARKET.live is the Company’s multi-vendor, multi-presenter, livestream social shopping platform, that combines ecommerce and entertainment.

The Company also provides certain non-digital services to some of its enterprise clients such as printing and fulfillment services.

On April 12, 2019, the Company acquired Sound Concepts Inc. (“Sound Concepts”). The acquisition was intended to augment and diversify the Company’s internet and Software-as-a-Service (“SaaS”) business. Sound Concepts is now known as Verb Direct, LLC.

On September 4, 2020, Verb Acquisition Co., LLC (“Verb Acquisition”), a subsidiary of the Company, acquired Ascend Certification, LLC, dba SoloFire (“SoloFire”). The acquisition was intended to augment and diversify the Company’s internet and SaaS business.

On October 18, 2021, the Company established verbMarketplace, LLC (“Market LLC”), a Nevada limited liability company. Market LLC is a wholly owned subsidiary of the Company established for the MARKET.live platform.

On June 13, 2023, the Company disposed of all of its operating SaaS assets of Verb Direct and Verb Acquisition, (referred to collectively as the “SaaS Assets”) pursuant to an asset purchase agreement in consideration of the sum of $6,500, $4,750 of which was paid in cash by the buyer at the closing of the transaction. Additional payments of $1,750 will be paid by the buyer if certain profitability and revenue targets are met within the next two years as set forth more particularly in the asset purchase agreement. The sale of the SaaS Assets was undertaken to allow the Company to focus its resources on its burgeoning MARKET.live business unit which it expects over time will create greater shareholder value.

Going Concern and Management’s Plan

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying consolidated financial statements, during the year ended December 31, 2023, the Company incurred a net loss from continuing operations of $14,844 and used cash in continuing operations of $8,742. As of December 31, 2023, the Company had cash of $4,353 yet the aforementioned factors raised substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements were issued.

F-28

Equity financing during the year ended December 31, 2023:

On January 24, 2023, the Company issued 901,275 shares of the Company’s common stock which resulted in proceeds of $6,578, net of offering costs of $622.

During September 2023, the Company restarted its’ at-the-market (“ATM”) issuance sales agreements with Truist Securities, Inc. (“Truist”) pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-252167). For the year ended December 31, 2023, the Company has issued 8,784,214 shares of the Company’s common stock since the restart of this agreement, resulting in net proceeds of $2,523, net of offering costs of $43. The agreement with Truist was terminated on December 15, 2023.

During December 2023, the Company entered into an agreement with Ascendiant Capital Markets LLC (“Ascendiant Sales Agreement”) to sell shares of its common stock pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-264038). For the year ended December 31, 2023, the Company has issued 687,304 shares of the Company’s common stock under the Ascendiant Sales Agreement, resulting in net proceeds of $114. See Note 17 – Subsequent Events.

On December 29, 2023, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Streeterville Capital, LLC (“Streeterville”), pursuant to which the Company sold and Streeterville purchased 3,000 shares of the Company’s newly designated non-convertible Series C Preferred Stock (the “Series C Shares”) for a total purchase price of $3,000. The Shares have a 10% stated annual dividend, no voting rights and has a face value of $1,300 per share. The sale of the Series C Shares was consummated on December 29, 2023.

Debt financing during the year ended December 31, 2023:

On January 12, 2022, the Company entered into a securities purchase agreement (the “January Note Purchase Agreement”) with three institutional investors (collectively, the “January Note Holders”) providing for the sale and issuance of an aggregate original principal amount of $6,300 in convertible notes due January 2023 (each, a “Note,” and, collectively, the “Notes,” and such financing, the “January Note Offering”). The Company and the January Note Holders also entered into a security agreement, dated January 12, 2022, in connection with the January Note Offering, pursuant to which the Company granted a security interest to the January Note Holders in substantially all of its assets. During the year ended December 31, 2022, the Company repaid $4,950 in principal payments and $357 of accrued interest to January Note Holders pursuant to the terms of the Notes. On January 26, 2023, the Company repaid the remaining principal balance of $1,350 and $208 of accrued interest under the January Note Offering dated January 12, 2022.

On November 7, 2022, the Company entered into a note purchase agreement (the “November Note Purchase Agreement”) and promissory note with an institutional investor (the “November Note Holder”) providing for the sale and issuance of an unsecured, non-convertible promissory note in the original principal amount of $5,470, which has an original issue discount of $470, resulting in gross proceeds to the Company of approximately $5,000 (the “November Note,” and such financing, the “November Note Offering”). The November Note matures eighteen months following the date of issuance. Commencing Nine months from the date of issuance, the Company is required to make monthly cash redemption payments in an amount not to exceed $600. The November Note may be repaid in whole or in part prior to the maturity date for a 10% premium. The November Note requires the Company to use up to 20% of the gross proceeds raised from future equity or debt financings, or the sale of any subsidiary or material asset, to prepay the November Note, subject to a $2,000 cap on the aggregate prepayment amount. Until all obligations under the November Note have been paid in full, the Company is not permitted to grant a security interest in any of its assets, or to issue securities convertible into shares of common stock, subject in each case to certain exceptions. verbMarketplace, LLC entered into a guaranty, dated November 7, 2022, in connection with the November Note Offering, pursuant to which it guaranteed the obligations of the Company under the November Note in exchange for receiving a portion of the loan proceeds.

F-29

On May 16, 2023, the Company received a redemption notice under the terms of the November Note Purchase Agreement for $300. The Company missed two payments resulting in a Payment Failure Balance Increase of 10% on the outstanding principal balance per occurrence pursuant to the terms of the agreement totaling $1,205. These costs have been recorded as finance costs in the Company’s consolidated statement of operations for the year ended December 31, 2023.

During the year ended December 31, 2023, the Company paid $375 in cash and $5,097 in shares of its common stock. As of December 31, 2023 and December 31, 2022, the outstanding balance of the November Notes amounted to $1,692 and $5,544, respectively. Subsequent to December 31, 2023, the Company issued 11,484,403 shares of its common stock pursuant to an exchange agreement in exchange for a reduction of $1,720 on the outstanding balance of the November Notes. On March 18, 2024, the Company paid the November Notes in full.

On October 11, 2023, the Company entered into a note purchase agreement with Streeterville pursuant to which Streeterville purchased a promissory note (the “Note”) in the aggregate principal amount of $1,005 (the “Note Offering”). The Note bears interest at 9.0% per annum compounded daily. The maturity date of the Note is 18 months from the date of its issuance.

On October 12, 2023, the Company repaid all of the outstanding principal and accrued interest of related party notes payable amounting to $879.

Equity financing subsequent to December 31, 2023:

The Company issued 19,183,258 shares of its common stock pursuant to the Ascendiant Sales Agreement and received $5,956 of net proceeds resulting from ATM issuances.

Purusuant to a Regulation A offering, the Company entered into subscription agreements with certain institutional investors, pursuant to which the Company agreed to issue and sell to the investors 27,397,258 shares of its Common Stock, par value $0.0001 per share of the Company at a price of $0.24 per share for gross proceeds to the Company of $6,575.

The shares that were issued in the offering were offered at-the-market under Nasdaq rules and pursuant to the Company’s Form 1-A, initially filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on February 14, 2024 and qualified on March 11, 2024.

As of March 28, 2024, the Company had cash of approximately $14,200 and approximately $1,200 of outstanding notes payable principal balance and accrued interest with minimum monthly payments of $120 beginning in April 2024 related to the Note which has a maturity date of April 11, 2025. As a result of the aforementioned equity financing that occurred subsequent to December 31, 2023, management has alleviated substantial doubt about the Company’s ability to continue as a going concern.

Economic Disruption

Our business is dependent in part on general economic conditions. Many jurisdictions in which our customers are located and our products are sold have experienced and could continue to experience unfavorable general economic conditions, such as inflation, increased interest rates and recessionary concerns, which could negatively affect demand for our products. Under difficult economic conditions, customers may seek to cease spending on our current products or fail to adopt our new products, which could negatively affect our financial performance. We cannot predict the timing or magnitude of an economic slowdown or the timing or strength of any economic recovery. These and other economic factors could have a material adverse effect on our business, financial condition, and results of operations.

F-30

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND SUPPLEMENTAL DISCLOSURES

Basis of Presentation

On April 18, 2023, we implemented a 1-for-40 reverse stock split (the “Reverse Stock Split”) of our common stock, $0.0001 par value per share (the “Common Stock”). Our Common Stock commenced trading on a post Reverse Stock Split basis on April 19, 2023. As a result of the Reverse Stock Split, every forty (40) shares of our pre-Reverse Stock Split Common Stock were combined and reclassified into one share of our Common Stock. The number of shares of Common Stock subject to outstanding options, warrants, and convertible securities were also reduced by a factor of forty and the exercise price of such securities increased by a factor of forty, as of April 18, 2023. All historical share and per-share amounts reflected throughout our consolidated financial statements and other financial information in this Annual Report have been adjusted to reflect the Reverse Stock Split. The par value per share of our Common Stock was not affected by the Reverse Stock Split.

On June 10, 2023, the board of directors approved the sale of the SaaS Assets to an unrelated third party, SW Direct Sales LLC (“SW Sales” or the “buyer”), for $6,500 with $4,750 cash proceeds paid by buyer upon closing of the transaction. Additional payments of $1,750 will be paid by the buyer if certain profitability and revenue targets are met within the next two years. The contingent payments were not recorded at the closing date of the sale, rather will be recognized as the cash is received and the contingency resolved pursuant to ASC 450-30.

Accordingly, the Company’s consolidated financial statements are being presented pursuant to ASC 360-10-45-9 which requires that a disposal group be classified as held for sale in the period in which all of the held for sale criteria are met. Accordingly, the Company’s consolidated balance sheet at December 31, 2022 has been reclassified to reflect held for sale accounting. In addition to held for sale accounting, the Company has also met the criterion pursuant to ASC 205-20, Discontinued Operations, as a strategic shift from operating and managing a SaaS business to operating and managing a live streaming shopping platform has occurred because of the sale. The Company’s consolidated results of operations and statements of cash flows have been reclassified to reflect the presentation of discontinued operations. See Note 5 for details of the assets and liabilities related to the SaaS sale and discontinued operations.

Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Verb, Verb Direct, LLC, Verb Acquisition Co., LLC, and verbMarketplace, LLC. All intercompany accounts have been eliminated in the consolidation. Certain prior period amounts have been reclassified to conform to the current year presentation within the consolidated balance sheets and consolidated statements of cash flows for the years ended December 31, 2023 and 2022.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported periods. Management bases these estimates and assumptions upon historical experience, existing and known circumstances, and other factors that management believes to be reasonable. In addition, the Company has considered the potential impact of the pandemic, as well as certain macroeconomic factors, including inflation, rising interest rates, and recessionary concerns, on its business and operations.

Significant estimates include assumptions made in analysis of assumptions made in purchase price allocations, impairment testing of long-term assets, realization of deferred tax assets, determining fair value of derivative liabilities, and valuation of equity instruments issued for services. Some of those assumptions can be subjective and complex, and therefore, actual results could differ materially from those estimates under different assumptions or conditions.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standard Board’s (“FASB”) ASC 606, Revenue from Contracts with Customers (“ASC 606”). Revenue through June 13, 2023 of the year ended December 31, 2023 were derived primarily from providing application services through the SaaS application, digital marketing and sales support services. During that period, the Company also derived revenue from the sale of customized print products and training materials, branded apparel, and digital tools, as demanded by its customers. As a result of the sale of the SaaS business, revenue that was recorded historically from the SaaS business has been reclassified as part of discontinued operations. See Note 5 for revenue disclosures related to the SaaS business.

F-31

A description of our principal revenue generating activities is as follows:

MARKET.live generates revenue through several sources as follows:

a.	All sales run through our ecommerce facility on MARKET.live from which we deduct a platform fee that ranges from 10% to 20% of gross sales, with an average of approximately 15%, depending upon the pricing package the vendors select as well as the product category and profit margins associated with such categories. The revenue is derived from sales generated during livestream events, from sales realized through views of previously recorded live events available in each vendor’s store, as well as from sales of product and merchandise displayed in the vendors’ online stores, all of which are shoppable 24/7.

b.	Produced events. MARKET.live offers fee-based services that range from full production of livestream events, to providing professional hosts and event consulting.

c.	Drop Ship and Creator programs. MARKET.live is expected to generate recurring fee revenue from soon to be launched new drop ship programs for entrepreneurs and its Creator program.

d.	The Company’s recently launched TikTok store and affiliate program.

e.	The MARKET.live site is designed to incorporate sponsorships and other advertising based on typical industry rates.

A performance obligation is a promise in a contract to transfer a distinct product. Performance obligations promised in a contract are identified based on the goods that will be transferred that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the goods is separately identifiable from other promises in the contract. Performance obligations include establishing and maintaining customer online stores, providing access to the Company’s e-commerce platform and customer service support.

The Company’s revenue is mainly commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. Customers do not have the contractual right to take possession of the Company’s software. Revenue is recognized in an amount that reflects the consideration that the Company expects to ultimately receive in exchange for those promised goods, net of expected discounts for sales promotions and customary allowances.

Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged primarily in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net sales in the consolidated statements of operations. Revenues during the years ended December 31, 2023 and 2022, were substantially all generated from clients and customers located within the United States of America.

Cost of Revenue

Cost of revenue primarily consists of the purchase price of consumer products, packaging supplies, and customer shipping and handling expenses.

Capitalized Software Development Costs

The Company capitalizes internal and external costs directly associated with developing internal-use software, and hosting arrangements that include an internal-use software license, during the application development stage of its projects. The Company’s internal-use software is reported at cost less accumulated amortization. Amortization begins once the project has been completed and is ready for its intended use. The Company will amortize the asset on a straight-line basis over a period of three years, which is the estimated useful life. Software maintenance activities or minor upgrades are expensed in the period performed.

F-32

Amortization expense related to capitalized software development costs are recorded in depreciation and amortization in the consolidated statements of operations.

Property and Equipment

Property and equipment are recorded at historical cost and depreciated on a straight-line basis over their estimated useful lives of approximately five years once the individual assets are placed in service. Leasehold improvements are amortized over the shorter of the useful life or the remaining period of the applicable lease term.

Business Combinations

Pursuant to FASB ASC 805, Business Combinations (“ASC 805”), the Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and separately identified intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from, acquired technology, trademarks and trade names, useful lives, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is the period needed to gather all information necessary to make the purchase price allocation, not to exceed one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Intangible Assets

The Company has certain intangible assets that were initially recorded at their fair value at the time of acquisition. The finite-lived intangible assets consist of developed technology and customer contracts. Indefinite-lived intangible assets consist of domain names. Intangible assets with finite useful lives are amortized using the straight-line method over their estimated useful life of five years.

The Company reviews all finite-lived intangible assets for impairment when circumstances indicate that their carrying values may not be recoverable. If the carrying value of an asset group is not recoverable, the Company recognizes an impairment loss for the excess carrying value over the fair value in our consolidated statements of operations.

In December 2022, the Company recorded an impairment loss of $440 on its indefinite-lived intangible assets that had been recognized as part of the Sound Concepts acquisition in 2019. The Company also recorded an impairment loss of $2 that had been recognized as part of the Solofire acquisition in 2020. As a result of the impairment losses recognized, the carrying amount of the Company’s indefinite-lived intangible assets were reduced to $0 as of December 31, 2022.

The Company did not record any impairment charges related to indefinite lived intangible assets for the year ended December 31, 2023.

Goodwill

In accordance with FASB ASC 350, Intangibles-Goodwill and Other, the Company reviews goodwill and indefinite lived intangible assets for impairment at least annually or whenever events or circumstances indicate a potential impairment. The Company’s impairment testing is performed annually at December 31 (its fiscal year end). Impairment of goodwill and indefinite lived intangible assets is determined by comparing the fair value of the Company’s reporting unit to the carrying value of the underlying net assets in the reporting unit. If the fair value of the reporting unit is determined to be less than the carrying value of its net assets, goodwill is deemed impaired and an impairment loss is recognized to the extent that the carrying value of goodwill exceeds the difference between the fair value of the reporting unit and the fair value of its other assets and liabilities. In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker (the Company’s Chief Executive Officer) determined that there is only one reporting unit.

F-33

The Company’s annual impairment analysis includes a qualitative assessment to determine if it is necessary to perform the quantitative impairment test. In performing a qualitative assessment, the Company reviewed events and circumstances that could affect the significant inputs used to determine if the fair value is less than the carrying value of goodwill. As a result of this qualitative assessment, the Company determined that a triggering event had occurred to necessitate performing the quantitative impairment test. After performing the quantitative impairment test in accordance with ASC 350-20-35-3C, the Company determined that goodwill was impaired by $10,183. As a result of the impairment losses recognized, the carrying amount of the Company’s goodwill was reduced to $9,581 as of December 31, 2022.

The following table provides a breakdown of the change in goodwill for the year ended December 31, 2022:

	2022
	Sound Concepts	Solofire	Total
Beginning Balance	$3,427	$16,337	$19,764

Impairment loss recognized during the period	(1,665)	(8,518)	(10,183)

Ending Balance	$1,762	$7,819	$9,581

On June 13, 2023, the Company entered into a definitive agreement to sell all of the operating assets and liabilities of the SaaS business to SW Sales for $6,500, including $4,750 of cash paid upon closing. The operations of the SaaS business have been presented within discontinued operations. Upon completion of the sale of assets to SW Sales, in which the buyer assumed all liabilities related to the SaaS business, the Company recorded an impairment of $5,441 within loss from discontinued operations as the carrying amount of the net assets exceeded the sale price, less selling costs.

Long-Lived Assets

The Company evaluates long-lived assets, other than goodwill and indefinite lived intangible assets, for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.

In December 2022, the Company recognized an impairment loss of $1,340, net of accumulated amortization of $4,560, on its finite lived intangible assets that had been recognized as part of the Sound Concepts acquisition in 2019. As a result of the impairment losses recognized, the carrying amount of the Company’s consolidated definite lived intangible assets were reduced to $833 as of December 31, 2022.

On June 13, 2023, the Company entered into a definitive agreement to sell all of the operating assets and liabilities of the SaaS business to SW Sales for $6,500, including $4,750 of cash paid upon closing. The operations of the SaaS business have been presented within discontinued operations. Upon completion of the sale of assets to SW Sales, in which the buyer assumed all liabilities related to the SaaS business, the Company recorded an impairment of $5,441 within loss from discontinued operations as the carrying amount of the net assets exceeded the sale price, less selling costs.

F-34

Leases

The Company leases certain corporate office space under lease agreements with monthly payments over a period of 36 months. The Company determines whether a contract contains a lease at contract inception. A contract is or contains a lease if the contract conveys the right to control the use of the identified asset for a period of time in exchange for consideration. Control is determined based on the right to obtain all of the economic benefits from use of the identified asset and the right to direct the use of the identified asset. Operating lease right-of-use assets (“ROU”) for operating leases represent the right to use an underlying asset for the lease term, and operating lease liabilities represent the obligation to make lease payments. Lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Operating lease expense is recognized on a straight-line basis over the lease term and is included in the general and administrative line in the Company’s consolidated statements of operations.

Income Taxes

The Company accounts for income taxes under FASB ASC 740, Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The deferred tax assets of the Company relate primarily to operating loss carry-forwards for federal and state income tax purposes. A full valuation allowance for deferred tax assets has been provided because the Company believes it is not more likely than not that the deferred tax asset will be realized. Realization of deferred tax assets is dependent on the Company generating sufficient taxable income in future periods.

The Company periodically evaluates its tax positions to determine whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits. The Company accrues interest and penalties, if incurred, on unrecognized tax benefits as components of the income tax provision in the accompanying consolidated statements of operations. As of December 31, 2023, and 2022, the Company has not established a liability for uncertain tax positions.

Reclassification for Discontinued Operations

Pursuant to ASC 740, Income Taxes, the 2022 tax footnote disclosure has been reclassified to reflect the presentation of continuing and discontinued operations separately for the Company’s composition of its deferred tax balances and the rate reconciliation table. See Note 15 – Income Taxes.

Adjustment

During the preparation of the Company’s 2023 consolidated financial statements, the Company identified an adjustment with respect to its 2022 income tax accounting footnote. Accordingly, we have adjusted the 2022 income tax footnote (See Note 15 – Income Taxes) for the increases to both the deferred tax asset and associated valuation allowance by approximately $5.5 million. The adjustment had no impact to the Company’s consolidated balance sheet, statement of operations, or its statement of cash flows.

Preferred Stock

The Company applies the accounting standards for distinguishing liabilities from equity when determining the classification and measurement of its preferred stock. Preferred shares subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable preferred shares (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, preferred shares are classified as part of stockholders’ equity. Accordingly, the Series C Preferred Stock offering on December 29, 2023 is classified as part of stockholders’ equity as of December 31, 2023.

F-35

Fair Value of Financial Instruments

The Company follows the guidance of FASB ASC 820 (“ASC 820”) and FASB ASC 825 for disclosure and measurement of the fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

The three (3) levels of fair value hierarchy defined by ASC 820 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3:	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate their fair value due to their short-term nature. The carrying amount of the Company’s financial obligations approximate their fair values due to the fact that the interest rates on these obligations are based on prevailing market interest rates. The Company uses Level 2 inputs for its valuation methodology for the derivative liabilities.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the consolidated balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

The Company uses Level 2 inputs for its valuation methodology for the derivative liabilities as their fair values were determined by using a Binomial pricing model. The Company’s derivative liabilities are adjusted to reflect fair value at each period end, with any increase or decrease in the fair value being recorded in results of operations as adjusted to fair value of derivatives.

Share-Based Compensation

The Company issues stock options, warrants, shares of common stock and restricted stock units as share-based compensation to employees and non-employees. The Company accounts for its share-based compensation in accordance with FASB ASC 718, Compensation – Stock Compensation. Share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period. The fair value of restricted stock units is determined based on the number of shares granted and the quoted price of its common stock and is recognized as expense over the service period. Forfeitures are accounted for as they occur. Recognition of compensation expense for non-employees is in the same period and manner as if the Company had paid cash for services.

Net Loss Per Share

Basic net loss per share is computed by using the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed giving effect to all dilutive potential shares of common stock that were outstanding during the period. Dilutive potential shares of common stock consist of incremental shares of common stock issuable upon exercise or conversion.

F-36

As of December 31, 2023, and 2022, the Company had total outstanding options of 2,086,882 and 139,054, respectively, outstanding warrants of 919,664 and 952,638, respectively, outstanding restricted stock units of 153,366 and 89,898, respectively, the Notes that are convertible into 0 and 11,329 shares at $120.00 per share, respectively, and convertible notes issued to a related party that are convertible into 0 and 20,784 shares at $41.20 per share, respectively, which were all excluded from the computation of net loss per share because they are anti-dilutive due to the Company’s net loss position during the reported periods.

Concentration of Credit and Other Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and accounts receivable. Cash is deposited with a limited number of financial institutions. The balances held at any one financial institution at times may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits of up to $250.

The Company extends limited credit to customers based on an evaluation of their financial condition and other factors. The Company generally does not require collateral or other security to support accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts and sales credits. The Company believes that any concentration of credit risk in its accounts receivable is substantially mitigated by the Company’s evaluation process, relatively short collection terms and the high level of credit worthiness of its customers.

The Company’s concentration of credit risk includes its concentrations from key customers and vendors. The details of these significant customers and vendors are presented in the following table for the years ended December 31, 2023 and 2022:

	Years Ended December 31,
	2023	2022
The Company’s largest customers are presented below as a percentage of the aggregate

Revenues and Accounts receivable	No customers individually over 10%	No customers individually over 10%

The Company’s largest vendors are presented below as a percentage of the aggregate

Purchases	One vendor that accounted for 20% of its purchases individually and in the aggregate	One vendor that accounted for 22% of its purchases individually and in the aggregate

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Supplemental Cash Flow Information

	Years Ended December 31,
	2023	2022
Supplemental disclosures of cash flow information:
Cash paid for interest	$399	$359
Cash paid for income taxes	$2	$1

Supplemental disclosure of non-cash investing and financing activities attributable to continuing operations:
Fair value of common shares issued to settle accounts payable and accrued expenses	346	465
Fair value of common shares issued as payment on notes payable	5,097	-
Derecognition of operating lease right-of-use asset	1,186	-
Derecognition of operating lease liabilities	1,870	-
Derecognition of other assets and liabilities related to lease termination	421	-
Recognition of operating lease right-of-use asset and related lease liability	245	-
Fair value of common stock received in exchange for employee’s payroll taxes	-	12
Accrued capitalized software development costs	-	215
Discount recognized from convertible notes payable	-	300
Discount recognized from notes payable	-	450
Unpaid offering costs related to common stock offerings	105	-
Unpaid offering costs related to preferred stock offering	180	-
Supplemental disclosure of non-cash investing and financing activities attributable to discontinued operations:
Discount recognized from advances on future receipts	558	997
Derecognition of operating lease right-of-use assets	-	543
Derecognition of operating lease liabilities	-	521
Recognition of operating lease right-of-use asset and related lease liability	$-	$212

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06 (“ASU 2020-06”) “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40).” ASU 2020-06 reduces the number of accounting models for convertible debt instruments by eliminating the cash conversion and beneficial conversion models. As a result, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost as long as no other features require bifurcation and recognition as derivatives. By removing those separation models, the effective interest rate of convertible debt instruments will be closer to the coupon interest rate. Further, the diluted net income per share calculation for convertible instruments will require the Company to use the if-converted method. ASU 2020-06 will be effective January 1, 2024, for the Company and is to be adopted through a cumulative-effect adjustment to the opening balance of retained earnings. Early adoption is permitted, but no earlier than January 1, 2021, including interim periods within that year. Effective January 1, 2022, the Company early adopted ASU 2020-06 and that adoption did not have a material impact on the Company’s consolidated financial statements or the related disclosures.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. ASU 2021-04 provides clarification and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (such as warrants) that remain equity classified after modification or exchange. An issuer measures the effect of a modification or exchange as the difference between the fair value of the modified or exchanged warrant and the fair value of that warrant immediately before modification or exchange. ASU 2021-04 introduces a recognition model that comprises four categories of transactions and the corresponding accounting treatment for each category (equity issuance, debt origination, debt modification, and modifications unrelated to equity issuance and debt origination or modification). ASU 2021-04 is effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the guidance provided in ASU 2021-04 prospectively to modifications or exchanges occurring on or after the effective date. The Company adopted ASU 2021-04 effective January 1, 2022. The adoption of ASU 2021-04 did not have a material impact on the Company’s consolidated financial statements or the related disclosures.

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In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. ASU 2021-08 will require companies to recognize and measure contract assets and contract liabilities relating to contracts with customers that are acquired in a business combination in accordance with ASC 606. Under current GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers, at fair value on the acquisition date. ASU No. 2021-08 will result in the acquirer recording acquired contract assets and liabilities on the same basis that would have been recorded by the acquiree before the acquisition under ASC Topic 606. The ASU is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company adopted ASU 2021-08 effective January 1, 2022 on a prospective basis and the adoption impact of the new standard will depend on the magnitude of future acquisitions. The standard did not impact acquired contract assets or liabilities from business combinations occurring prior to the adoption date.

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses – Measurement of Credit Losses on Financial Instruments (“ASC 326”). The standard significantly changes how entities will measure credit losses for most financial assets, including accounts and notes receivables. The standard will replace today’s “incurred loss” approach with an “expected loss” model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company adopted ASU 2016-13 effective January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on the Company’s consolidated financial statements or the related disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission (the “SEC”) did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

3. CAPITALIZED SOFTWARE DEVELOPMENT COSTS

In 2020, the Company began developing MARKET.live, a livestream ecommerce platform, and has capitalized $7,131 and $7,108 of internal and external development costs as of December 31, 2023 and 2022, respectively. In October 2021, the Company entered into a 10-year license and services agreement with a third party (the “Primary Contractor”) to develop on a work-for-hire basis certain components of MARKET.live. The Primary Contractor’s fees for developing such components, including the license fee, is $5,750. The Primary Contractor was paid an additional $500 bonus in April 2022 for services rendered pursuant to the license and service agreement. In addition, as of December 31, 2023 and 2022, the Company had paid or accrued $605 and $604, respectively, of other capitalized software development costs.

For the years ended December 31, 2023 and 2022, the Company amortized $2,209 and $932, respectively.

Capitalized software development costs, net consisted of the following:

	As of December 31,
	2023	2022

Beginning balance	$6,176	$4,348

Additions	23	2,760
Amortization	(2,209)	(932)
Ending balance	$3,990	$6,176

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The expected future amortization expense for capitalized software development costs as of December 31, 2023, is as follows:

Year ending	Amortization
2024	$998
2025	998
2026	997
2027	997
Total amortization	$3,990

Option to Acquire Primary Contractor

In August 2021, the Company entered into a term sheet that provided the Company the option to purchase the Primary Contractor provided certain conditions are met. In November 2021, the Company exercised this option. The Company and the Primary Contractor subsequently reached an agreement-in-principle on the terms for the Company’s acquisition of the Primary Contractor, the final consummation of which is subject to the execution of a share purchase agreement (the “SPA”) and the completion of an audit of the Primary Contractor that is satisfactory to the Company (the “Primary Contractor Audit”), as well as the fulfillment by the Primary Contractor of certain other conditions set forth in the term sheet. The term sheet stipulates that if the Company had entered into the SPA and the Primary Contractor had the Primary Contractor Audit successfully completed prior to May 15, 2022 (or a subsequent mutually agreed upon date) and the Company thereafter determines not to consummate the acquisition of the Primary Contractor, the Company would have been liable for a $1,000 break-up fee payable to the Primary Contractor. However, as of May 15, 2022, the SPA had not been executed and the Primary Contractor Audit was not completed. The parties are still working together and in discussions regarding the transaction. Based on the term sheet, the purchase price for the Primary Contractor would have been $12,000, which could be paid in cash and/or stock, although the final terms of the acquisition if pursued will be set forth in the final executed SPA. There can be no assurance that the acquisition will be completed on the terms set forth in the term sheet or at all.

4. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2023 and 2022:

	As of December 31,
	2023	2022

Computers	$51	$46
Furniture and fixtures	-	57
Machinery and equipment	51	50
Leasehold improvements	15	1,024
Total property and equipment	117	1,177
Accumulated depreciation	(74)	(644)
Total property and equipment, net	$43	$533

Depreciation expense amounted to $122 and $176 for the years ended December 31, 2023 and 2022, respectively.

5. ASSETS AND LIABILITIES HELD FOR SALE

On June 13, 2023, the Company entered into a definitive agreement to sell all of its SaaS operating assets and liabilities to SW Sales for $6,500, including $4,750 of cash due upon closing. The operations of the SaaS business have been presented within discontinued operations. Upon completion of the sale of assets to SW Sales, in which the buyer assumed all liabilities related to the SaaS business, the Company recorded an impairment of $5,441 within loss from discontinued operations as the carrying amount of the net assets exceeded the sale price, less selling costs.

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The assets and liabilities held for sale were as follows as of December 31, 2022:

December 31, 2022
Assets:
Accounts receivable, net	$1,024
Prepaids and other current assets	299
Goodwill	9,581
Other long-lived assets	886
Assets held for sale	$11,790
Liabilities:
Accounts payable	$663
Contract liabilities	1,340
Accrued liabilities	480
Liabilities related to assets held for sale	$2,483

The following information presents the net revenues and net loss of the SaaS business for the years ended December 31, 2023 and 2022:

	Years Ended December 31,
	2023	2022

Net revenues	$3,814	$9,427

Net loss	$(7,150)	$(21,479)

6. OPERATING LEASES

The Company leases warehouse and corporate office space under certain operating lease agreements. The Company determines if an arrangement is a lease at inception. Lease assets are presented as operating lease ROU assets and the related liabilities are presented as operating lease liabilities in the consolidated balance sheets pursuant to ASC 842, Leases.

Operating ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Generally, the implicit rate of interest in lease arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives.

On January 3, 2022, the Company terminated the lease agreements relating to its office and warehouse leases in American Fork, Utah. In accordance with ASC 842, the Company derecognized the ROU assets of $543 and the corresponding lease liabilities of $521, resulting in a loss on lease termination of $22.

On April 26, 2022, the Company entered into an office space sub-lease agreement. The agreement requires payments of $12 per month for an initial term of eighteen months, which increases by 3% per annum after twelve months. In accordance with ASC 842, the Company recognized a ROU asset and the related lease liability of $212 on the commencement date of the lease.

On June 13, 2023, the Company derecognized the Lehi lease as part of the sale of SaaS assets to SW Sales. As a result of the sale, the Company has eliminated any lease-related information related to the SaaS business as part of its presentation of continuing operations.

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On July 3, 2023, the Company entered into a lease termination agreement with its landlord related to the office lease in Newport Beach, California. Pursuant to terms of the lease termination agreement, the Company vacated the property by August 15, 2023. A gain on lease termination of $263 was recorded within other income (expense), net in the consolidated statement of operations for the year ended December 31, 2023.

On August 8, 2023, the Company entered into a studio office lease agreement for its office in California. The agreement requires the Company to pay $8 per month for a term through September 30, 2026. In accordance with ASC 842, the Company recognized a right-of-use asset and the related lease liability of $245.

On November 1, 2023, the Company entered into a corporate office sublease agreement with Mr. Cutaia for its executive office in Las Vegas, Nevada. The lease is cancellable by either party with 30 days advance written notice and the monthly rent amount is five hundred dollars due at the beginning of the month.

The components of lease expense and supplemental cash flow information related to leases for the period are as follows:

	Years Ended December 31,
	2023	2022
Lease cost
Operating lease cost (included in general and administrative expenses in the Company’s statement of operations)	$264	$376

Other information
Cash paid for amounts included in the measurement of lease liabilities	$143	$447
Weighted average remaining lease term – operating leases (in years)	2.75	4.42
Weighted average discount rate – operating leases	9.0%	4.0%

	As of December 31,
	2023	2022
Operating leases
ROU assets	$218	$1,354

Short-term operating lease liabilities	$67	$355
Long-term operating lease liabilities	164	1,581
Total operating lease liabilities	$231	$1,936

Year ending	Operating Leases
2024	$92
2025	96
2026	75
2027	-
2028 and thereafter	-
Total lease payments	263
Less: Imputed interest/present value discount	(32)
Present value of lease liabilities	$231

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7. ACCRUED OFFICERS’ COMPENSATION

Accrued officers’ compensation consists primarily of unpaid compensation for the Company’s Chief Executive Officer, who is also the owner of approximately 0.9% of the Company’s outstanding shares of common stock as of December 31, 2023.

As of December 31, 2023, and 2022, accrued officers’ compensation amounted to $648 and $764, respectively.

8. ADVANCES ON FUTURE RECEIPTS

As a result of the sale, the Company has eliminated any amounts related to advances on future receipts as part of its presentation of continuing operations. The Company has the following advances on future receipts as of December 31, 2023:

Note	Issuance Date	Maturity Date	Interest Rate	Original Borrowing	Balance at December 31, 2023	Balance at December 31, 2022

Note 1	August 25, 2022	May 11, 2023	26%	$3,400	$-	$1,782
Note 2	October 25, 2022	April 26, 2023	30%	322	-	207
Note 3	February 16, 2023	December 14, 2023	35%	2,108	-	-
Total				$5,830	-	1,989
Debt discount					-	(311)
Debt issuance costs					-	(37)
Net					$-	$1,641

Note 1

On August 25, 2022, the Company received secured advances from an unaffiliated third party totaling $2,500 for the purchase of future receipts/revenues of $3,400, resulting in a debt discount of $900. The Company also paid $100 of debt issuance costs. The debt discount and debt issuance costs were being amortized over the term of the secured advance using the effective interest rate method. As of December 31, 2022, the outstanding balance of the note was $1,782 and the unamortized balance of the debt discount and debt issuance costs were $267 and $30, respectively. During the year ended December 31, 2023, the Company paid $643 and amortized $155 and $17 of the debt discount and debt issuance costs, respectively. On February 16, 2023, the Company agreed to combine the unpaid balance with a new advance, see Note 3 below. The unamortized amounts of debt discount and debt issuance costs of $112 and $13, respectively, were written off as part of the accounting for loss from discontinued operations.

Note 2

On October 25, 2022, the Company received secured advances from an unaffiliated third party totaling $225 for the purchase of future receipts/revenues of $322, resulting in a debt discount of $97. The Company also paid $16 of debt issuance costs. The debt discount and debt issuance costs were being amortized over the term of the secured advance using the effective interest rate method. As of December 31, 2022, the outstanding balance of the note was $207 and the unamortized balance of the debt discount and debt issuance costs were $44 and $7, respectively. During the year ended December 31, 2023, the Company paid $86 and amortized $28 and $4 of the debt discount and debt issuance costs, respectively. On February 16, 2023, the Company agreed to combine the unpaid balance with a new advance, see Note 3 below. The unamortized amounts of debt discount and debt issuance costs of $16 and $3, respectively, were written off as part of the accounting for loss from discontinued operations.

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Note 3

On February 16, 2023, the Company modified and combined the unpaid balances of the previous two advances (see Notes 1 and 2 above) with a new advance from the same third party totaling $1,550 for the purchase of future receipts/revenues of $2,108, resulting in a debt discount of $558. The Company received $290 and paid $87 of debt issuance costs upon closing and an additional $3 on June 13, 2023. The debt discount and debt issuance costs are being amortized over the term of the secured advance using the effective interest rate method. During the year ended December 31, 2023, the Company paid $2,086 and amortized $558 and $90 of the debt discount and debt issuance costs, respectively. On November 6, 2023, the Company repaid in full all the advances on future receipts.

9. CONVERTIBLE NOTES PAYABLE AND NOTES PAYABLE

The Company has the following outstanding notes payable as of December 31, 2023 and 2022:

Note	Issuance Date	Maturity Date	Interest Rate	Original Borrowing	Balance at December 31, 2023	Balance at December 31, 2022
Related party convertible note payable (A)	December 1, 2015	April 1, 2023	12.0%	$1,249	$-	$725
Related party convertible note payable (B)	April 4, 2016	June 4, 2021	12.0%	343	-	40
Note payable (C)	May 15, 2020	May 15, 2050	3.75%	$150	137	150
Convertible Notes Due 2023 (D)	January 12, 2022	January 12, 2023	6.0%	6,300	-	1,350
Promissory note payable (E)	November 7, 2022	May 7, 2024	9.0%	5,470	1,179	5,470
Promissory note payable (F)	October 11, 2023	April 11, 2025	9.0%	1,005	1,005	-
Debt discount					(99)	(408)
Debt issuance costs					(73)	(309)
Total notes payable					2,149	7,018
Non-current					(362)	(1,215)
Current					$1,787	$5,803

(A)	On December 1, 2015, the Company issued a convertible note payable to Mr. Cutaia, the Company’s Chief Executive Officer and a director, to consolidate all loans and advances made by Mr. Cutaia to the Company as of that date. On May 19, 2021, the Company amended the note to allow for conversion of the note at any time at the discretion of the holder at a fixed conversion price of $41.20, which was the closing price of the common stock on the amendment date. On May 12, 2022, the maturity date of the note was extended to April 1, 2023. On October 12, 2023, the Company repaid all of the outstanding principal and accrued interest amounting to $879. As of December 31, 2023, and 2022, the outstanding balance under the note was $0 and $811, respectively.

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(B)	On April 4, 2016, the Company issued a convertible note payable to Mr. Cutaia, in the amount of $343, to consolidate all advances made by Mr. Cutaia to the Company during the period December 2015 through March 2016. On May 19, 2021, the Company amended the note to allow for conversion of the note at any time at the discretion of the holder at a fixed conversion price of $41.20, which was the closing price of the common stock on the amendment date. On September 20, 2023, the Company repaid all of the outstanding principal and accrued interest amounting to $48. As of December 31, 2023 and 2022, the outstanding balance under the note was $0 and $45, respectively.

(C)	On May 15, 2020, the Company executed an unsecured loan with the SBA under the Economic Injury Disaster Loan program in the amount of $150. Installment payments, including principal and interest, began on October 26, 2022. As of December 31, 2023, and 2022, the outstanding balance under the note was $137 and $150, respectively.

(D)	On January 12, 2022, the Company entered into a securities purchase agreement (the “January Note Purchase Agreement”) with three institutional investors (collectively, the “January Note Holders”) providing for the sale and issuance of an aggregate original principal amount of $6,300 in convertible notes due January 2023 (each, a “Note,” and, collectively, the “Notes,” and such financing, the “January Note Offering”). The Company and the January Note Holders also entered into a security agreement, dated January 12, 2022, in connection with the January Note Offering, pursuant to which the Company granted a security interest to the January Note Holders in substantially all of its assets. The January Note Purchase Agreement prohibits the Company from entering into an agreement to effect any issuance of common stock involving a Variable Rate Transaction (as defined therein) during the term of the agreement, subject to certain exceptions set forth therein. The January Note Purchase Agreement also gives the January Note Holders the right to require the Company to use up to 15% of the gross proceeds raised from future debt or equity financings to redeem the Notes, which redemptions have been elected by the January Note Holders. There are no financial covenants related to these notes payable.

The Company received $6,000 in gross proceeds from the sale of the Notes. The Notes bear interest of 6.0% per annum, have an original issue discount of 5.0%, mature 12 months from the closing date, and have an initial conversion price of $3.00, subject to adjustment in certain circumstances as set forth in the Notes.

In connection with the January Note Offering, the Company paid $461 of debt issuance costs. The debt issuance costs and the debt discount of $300 are being amortized over the term of the Notes using the effective interest rate method. As of December 31, 2022, the amount of unamortized debt discount and debt issuance costs was $6 and $10, respectively. During the year ended December 31, 2023, the Company amortized the remaining amount of debt discount and debt issuance costs.

As of December 31, 2023 and 2022, the outstanding balance of the Notes amounted to $0 and $1,350, respectively. During the year ended December 31, 2022, the Company repaid $4,950 in principal payments and $357 of accrued interest to January Note Holders pursuant to the terms of the Notes.

On January 26, 2023, the Company repaid in full all outstanding obligations under the January Note Offering dated January 12, 2022.

(E)	On November 7, 2022, the Company entered into a note purchase agreement (the “November Note Purchase Agreement”) and promissory note with an institutional investor (the “November Note Holder”) providing for the sale and issuance of an unsecured, non-convertible promissory note in the original principal amount of $5,470, which has an original issue discount of $470, resulting in gross proceeds to the Company of approximately $5,000 (the “November Note,” and such financing, the “November Note Offering”). The November Note matures eighteen months following the date of issuance. Commencing six months from the date of issuance, the Company is required to make monthly cash redemption payments in an amount not to exceed $600. The November Note may be repaid in whole or in part prior to the maturity date for a 10% premium. The November Note requires the Company to use up to 20% of the gross proceeds raised from future equity or debt financings, or the sale of any subsidiary or material asset, to prepay the November Note, subject to a $2,000 cap on the aggregate prepayment amount. Until all obligations under the November Note have been paid in full, the Company is not permitted to grant a security interest in any of its assets, or to issue securities convertible into shares of common stock, subject in each case to certain exceptions. verbMarketplace, LLC entered into a guaranty, dated November 7, 2022, in connection with the November Note Offering, pursuant to which it guaranteed the obligations of the Company under the November Note in exchange for receiving a portion of the loan proceeds.

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In connection with the November Note Offering, the Company incurred $335 of debt issuance costs. The debt issuance costs and the debt discount of $450 are being amortized over the term of the November Notes using the effective interest rate method. As of December 31, 2022, the amount of unamortized debt discount and debt issuance costs was $402 and $299, respectively.

During the year ended December 31, 2023, the Company paid $375 in cash and $5,097 in shares; amortized $304 of debt discount and $226 of debt issuance costs. As of December 31, 2023, the amount of unamortized debt discount and debt issuance costs was $99 and $73, respectively.

As of December 31, 2023, the outstanding balance of the November Notes amounted to $1,692 which includes accrued interest of $513. See Note 17, Subsequent Events.

(F)	On October 11, 2023, the Company entered into a note purchase agreement with Streeterville pursuant to which Streeterville purchased the Note in the aggregate principal amount of $1,005. The Note bears interest at 9.0% per annum compounded daily. The maturity date of the Note is 18 months from the date of its issuance.

As of December 31, 2023, the outstanding balance of the Note amounted to $1,025, which includes accrued interest of $20.

The following table provides a breakdown of interest expense for the periods presented:

	Years Ended December 31,
	2023	2022

Interest expense – amortization of debt discount	$310	$341
Interest expense – amortization of debt issuance costs	241	487
Interest expense – other	642	582

Total interest expense	$1,193	$1,410

Total interest expense for notes payable to related parties (see Notes A and B above) was $72 and $91 for the years ended December 31, 2023 and 2022, respectively. The Company paid $162 and $0 in interest to related parties for the years ended December 31, 2023 and 2022, respectively.

10. DERIVATIVE LIABILITY

Under authoritative guidance used by the FASB on determining whether an instrument (or embedded feature) is indexed to an entity’s own stock, instruments that do not have fixed settlement provisions are deemed to be derivative instruments. In prior years, the Company granted certain warrants that included a fundamental transaction provision that could give rise to an obligation to pay cash to the warrant holder. As a result, the fundamental transaction clause of these warrants is accounted for as a derivative liability in accordance with ASC 815 and are being re-measured every reporting period with the change in value reported in the Company’s consolidated statements of operations.

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The derivative liabilities were valued using a Binomial pricing model with the following assumptions:

	As of December 31,
	2023	2022
Stock Price	$0.17	$6.40
Exercise Price	$8.00	$13.60
Expected Life	1.08	1.98
Volatility	202%	107%
Dividend Yield	0%	0%
Risk-Free Interest Rate	4.79%	4.41%
Total Fair Value	$1	$222

The expected life of the warrants was based on the remaining contractual term of the instruments. The Company uses the historical volatility of its common stock to estimate the future volatility for its common stock. The expected dividend yield was based on the fact that the Company has not paid dividends in the past and does not expect to pay dividends in the future. The risk-free interest rate was based on rates established by the Federal Reserve Bank.

During the year ended December 31, 2023, the Company recorded other income of $221 to account for the decrease in the fair value of these derivative liabilities. As of December 31, 2023, the balance of derivative liabilities was $1.

During the year ended December 31, 2022, the Company recorded other income of $2,933 to account for the decrease in the fair value of derivative liabilities. As of December 31, 2022, the balance of derivative liabilities was $222.

The details of derivative liability transactions for the year ended December 31, 2023 and 2022 are as follows:

	Years Ended December 31,
	2023	2022
Beginning balance	$222	$3,155
Change in fair value	(221)	(2,933)
Ending balance	$1	$222

11. CAPITAL STOCK

Common Stock

The Company’s common stock activity for the year ended December 31, 2023 was as follows:

Shares Issued as Part of Public Offering

On January 24, 2023, the Company entered into an underwriting agreement with Aegis Capital Corp. (“Aegis”) as underwriter relating to the offering, issuance and sale of 901,275 shares of the Company’s common stock at a public offering price of $8.00 per share. The net proceeds for the offering were $6,578, after deducting discounts, commissions and estimated offering expenses. As a result of this transaction, certain warrants which previously had an exercise price of $13.60 per share, had the exercise price reduced to $8.00 per share.

Shares Issued as Part of ATM Agreements

During the year ended December 31, 2023, the Company sold 9,471,518 shares and received net proceeds of $2,637 net of offering costs of $43, resulting from all ATM sales.

In August 2021 and November 2021, the Company entered into two separate ATM issuance sales agreements (the “August 2021 ATM” and the “November 2021 ATM”, respectively) with Truist Securities, Inc., pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-252167). The August 2021 ATM was terminated in October 2021. In January 2022, the aggregate offering price of the shares of the Company’s common stock that may be sold under the November 2021 ATM was reduced from $30,000 to $7,300. In an ATM offering, the Company sells newly issued shares into the trading market through our designated sales agent at prevailing market prices.

F-47

In December 2023, the Company terminated the November 2021 ATM agreement and entered into a new issuance sales agreement (the “December 2023 ATM”) with Ascendiant Captial Markets LLC, pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-264038) that was declared effective in April 2022. See Note 17 – Subsequent Events.

Shares Issued for Services

During the year ended December 31, 2023, the Company issued 156,426 shares of common stock to officers, directors and employees associated with the vesting of restricted stock units.

During the year ended December 31, 2023, the Company issued 1,925 shares of common stock to employees associated with a special incentive program. The shares of common stock were valued based on the closing price of the Company’s common stock on the date of issuance. The aggregate fair value of $11 was recorded as share-based compensation expense on the date of issuance.

During the year ended December 31, 2023, the Company issued 44,216 shares of common stock to Mr. Cutaia associated with the vesting of restricted stock units.

On September 5, 2023, the Company issued 128,204 shares of common stock to certain vendors for services rendered and to be rendered with an aggregate grant date fair value of $200. These shares of common stock were valued based on the closing price of the Company’s common stock on the date of the issuance or the date the Company entered into the agreement related to the issuance.

Shares Issued for Settlements of Accrued Expenses

During the year ended December 31, 2023, the Company issued 93,190 shares of common stock to settle accrued expenses. The fair market value of the shares issued was based on the closing price of the Company’s common stock on the dates of each settlement, which amounted to $146.

Shares Issued for Settlement of Litigation

On September 19, 2023, the Company issued 183,486 shares to certain other investors to settle litigation, see Note 13. The fair market value of the shares issued was based on the closing price of the Company’s common stock on the date of the settlement, which amounted to $200. A loss of $(200) was recorded within other income (expense), net in the consolidated statement of operations for the year ended December 31, 2023. In exchange for the shares, 32,140 warrants were cancelled as part of the settlement agreement.

Shares Issued as Payment on Notes Payable

During the year ended December 31, 2023, the Company issued 7,301,903 shares to Streeterville in exchange for a reduction on the Company’s note payable outstanding balance with Streeterville amounting to $5,097 (See Note 9).

Termination of Equity Line of Credit Agreement

On January 26, 2023, the Company terminated the January Purchase Agreement dated January 12, 2022, which provided for the sale by the Company of up to $50,000 of newly issued shares.

Reverse Stock Split

At a Special Meeting of Stockholders on April 10, 2023, the stockholders of the Company approved a Certificate of Amendment to the Articles of Incorporation of the Company to increase its authorized common stock from 200,000,000 shares to 400,000,000 shares and approved the grant of discretionary authority to the board of directors of the Company to effect a reverse stock split of its outstanding shares of common stock at a specific ratio within a range of one-for-five (1-for-5) to a maximum of a one-for-forty (1-for-40) split. On April 18, 2023, the Company implemented the 1-for-40 reverse stock split (the “Reverse Stock Split”) of its common stock. The Company’s common stock commenced trading on a post- reverse stock split basis on April 19, 2023. As a result of the Reverse Stock Split, every forty (40) shares of the Company’s pre-Reverse Stock Split common stock were combined and reclassified into one share of common stock. Any fractional shares were rounded up to a whole share which resulted in the issuance of 31,195 shares of common stock. The number of shares of common stock subject to outstanding options, warrants, and convertible securities were also reduced by a factor of forty and the exercise price of such securities increased by a factor of forty effective as of April 18, 2023.

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Equity Incentive Plan

At the Special Meeting of Stockholders, the stockholders of the Company approved an amendment to the Company’s 2019 Incentive Compensation Plan to increase the number of shares authorized under the plan by 15,000,000 shares of common stock to be authorized for awards granted under the plan.

The Company’s common stock activity for the year ended December 31, 2022 was as follows:

Shares Issued as Part of Equity Line of Credit

On January 12, 2022, the Company entered into a common stock purchase agreement (the “January Purchase Agreement”) with Tumim Stone Capital LLC (the “Investor”). Pursuant to the agreement, the Company has the right, but not the obligation, to sell to the Investor, and the Investor is obligated to purchase, up to $50,000 of newly issued shares (the “Total Commitment”) of the Company’s common stock, par value $0.0001 per share (the “common stock”) from time to time during the term of the agreement, subject to certain limitations and conditions. During the year ended December 31, 2022, the Company issued 277,417 shares of common stock pursuant to the January Purchase Agreement, which resulted in proceeds of $9,836, net of offering costs of $197. In addition, the Company issued 15,182 shares of common stock as a commitment fee in connection with the consummation of the transactions contemplated by the January Purchase Agreement. The Company terminated the equity line of credit agreement on January 26, 2023.

Shares Issued as Part of Registered Direct Offering

On April 20, 2022, the Company entered into a securities purchase agreement, which provides for the sale and issuance by the Company of an aggregate of (i) 366,667 shares of common stock, and (ii) warrants to purchase 366,667 shares of the common stock at an exercise price of $30.00 per share, for aggregate gross proceeds of $11,000 before deducting placement agent commissions and other offering expenses (the “April Registered Direct Offering”). As a result of this transaction, certain of the Company’s Series A warrants which previously had exercise prices ranging from $44.00 to $84.00 per share had the exercise prices reduced to $30.00 per share. On April 20, 2022, the Company issued 366,667 shares of common stock as part of the April Registered Direct Offering, which resulted in proceeds of $10,242, net of offering costs of $758. The Company used a portion of the proceeds from the April Registered Direct Offering to repay $1,650 in principal amount of the January Note Purchase Agreement dated January 12, 2022.

Shares Issued as Part of Public Offering

On October 25, 2022, the Company entered into a securities purchase agreement (the “October Purchase Agreement”), which provides for the sale and issuance by the Company of an aggregate of (i) 312,500 shares of common stock, at a purchase price of $12.80 per share, and (ii) warrants to purchase 312,500 shares of the common stock at an exercise price of $13.60 per share, for aggregate gross proceeds of $4,000 before deducting placement agent commissions and other offering expenses (the “October Registered Direct Offering”). As a result of this transaction, certain warrants which previously had an exercise price of $30.00 per share, had the exercise price reduced to $13.60 per share. Further, in connection with the October Purchase Agreement, the Company is restricted from (i) issuing or filing any registration statement to offer the sale of any common stock or securities convertible into or exercisable for shares of common stock until 75 days after the date thereof; and (ii) entering into an agreement to effect any issuance of common stock involving a Variable Rate Transaction (as defined therein) during the term of the agreement, subject to certain exceptions set forth therein. On October 25, 2022, the Company issued 312,500 shares of common stock pursuant to the October Purchase Agreement, which resulted in proceeds of $3,601, net of offering costs of $399.

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Shares Issued as Part of ATM Agreement

During the year ended December 31, 2022, the Company issued 23,716 shares of common stock pursuant to an at-the-market issuance sales agreement, which resulted in proceeds of $377, net of offering costs of $28.

Shares Issued for Services

During the year ended December 31, 2022, the Company issued 54,168 shares of common stock to certain employees and vendors for services rendered and to be rendered with an aggregate grant date fair value of $1,561. These shares of common stock were valued based on the closing price of the Company’s common stock on the date of the issuance or the date the Company entered into the agreement related to the issuance.

Shares Issued to Settle Accrued Expenses

On February 14, 2022, the Company issued 5,679 shares of common stock to the Company’s former Chief Financial Officer as part of a separation agreement, with an aggregate grant date fair value of $277 based on the closing price of the Company’s common stock on the date of issuance.

On May 19, 2022, the Company issued 4,735 shares of common stock to the Company’s Chief Executive Officer in lieu of the cash payment of a bonus accrued in a prior year, with an aggregate grant date fair value of $100 based on the closing price of the Company’s common stock on the date of issuance.

During the year ended December 31, 2022, the Company issued 2,647 shares of common stock with a fair value of $88 to other employees and former employees to settle certain unpaid amounts due them.

Shares Issued for Vested Restricted Stock Units

During the year ended December 31, 2022, the Company issued 11,892, 12,906, and 9,188 shares of common stock to certain officers, employees and directors, respectively, associated with the vesting of restricted stock units. These issuances include 14,959 shares of common stock issued as part of the Cost Savings Plan.

Shares Returned and Replaced

On November 17, 2022, certain officers and directors returned 10,572 shares of common stock that had previously been issued during the year in exchange for stock options in the Company. The aggregate fair value of this exchange was $39.

Preferred Stock

The Company’s preferred stock activity for the year ended December 31, 2023 was as follows:

Series B

On February 17, 2023, the Company entered into a Subscription and Investment Representation Agreement (the “Subscription Agreement”) with Rory J. Cutaia, its Chief Executive Officer, who is an accredited investor (the “Purchaser”), pursuant to which the Company agreed to issue and sell one (1) share of the Company’s Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), to the Purchaser for $5 in cash. The sale closed on February 17, 2023. On April 20, 2023, the Company redeemed the Series B Preferred Stock for $5 in cash.

The Certificate of Designation provides that the holder of the Series B Preferred Stock will have 700,000,000 votes and will vote together with the outstanding shares of the Company’s common stock as a single class exclusively with respect to any proposal to amend the Company’s Articles of Incorporation, as amended, to effect a reverse stock split of the Company’s common stock and to increase the number of authorized shares of common stock of the Company. The Series B Preferred Stock will be voted, without action by the holder, on any such proposal in the same proportion, both For and Against, as shares of the common stock are voted. The Series B Preferred Stock otherwise has no voting rights except as otherwise required by the Nevada Revised Statutes.

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The Series B Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Series B Preferred Stock has no rights with respect to any distribution of assets of the Company, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily. The holder of the Series B Preferred Stock will not be entitled to receive dividends of any kind.

The outstanding share of Series B Preferred Stock shall be redeemed in whole, but not in part, at any time (i) if such redemption is ordered by the Board of Directors in its sole discretion or (ii) automatically upon the effectiveness of the amendment to the Articles of Incorporation implementing a reverse stock split and the increase in authorized shares of common stock of the Company.

Series C

On December 28, 2023,the Company filed a certificate of designation of preferences and rights (the “Certificate of Designation”) of Series C Preferred Stock (the “Series C Preferred Stock”), with the Secretary of State of Nevada, designating 5,000 shares of preferred stock, par value $0.0001 of the Company, as Series C Preferred Stock. Each share of Series C Preferred Stock shall have a stated face value of $1,300.00 (“Stated Value”). The Series C Preferred Stock is not convertible into common shares of capital stock of the Company and as such is non-dilutive to current stockholders.

Each share of Series C Preferred Stock shall accrue a rate of return on the Stated Value at the rate of 10% per year, compounded annually to the extent not paid as set forth in the Certificate of Designation, and to be determined pro rata for any factional year periods (the “Preferred Return”). The Preferred Return shall accrue on each share of Series C Preferred Stock from the date of its issuance, and shall be payable or otherwise settled as set forth in the Certificate of Designation.

Commencing on the 1 year anniversary of the issuance date of each share of Series C Preferred Stock, each such share of Series C Preferred Stock shall accrue an automatic quarterly dividend, based on three quarters of 91 days each and the last quarter of 92 days (or 93 days for leap years), which shall be calculated on the Stated Value of such share of Series C Preferred Stock, and which shall be payable in additional shares of Series C Preferred Stock, based on the Stated Value, or in cash as set forth in the Certificate of Designation (each, as applicable, the “Quarterly Dividend”). For the period beginning on the 1 year anniversary of the issuance date of a share of Series C Preferred Stock to the 2 year anniversary of the issuance date of a share of Series C Preferred Stock, the Quarterly Dividend shall be 2.5% per quarter, and for all periods following the 2 year anniversary of the issuance date of a share of Series C Preferred Stock, the Quarterly Dividend shall be 5% per quarter.

Subject to the terms and conditions set forth in the Certificate of Designation, at any time the Company may elect, in the sole discretion of the Board of Directors, to redeem all, but not less than all, of the Series C Preferred Stock then issued and outstanding from all of the Series C Preferred Stock Holders (a “Corporation Optional Redemption”) by paying to the applicable Series C Preferred Stock Holders an amount in cash equal to the Series C Preferred Liquidation Amount (as defined in the Certificate of Designation) then applicable to such shares of Series C Preferred Stock being redeemed in the Corporation Optional Conversion (the “Redemption Price”).

The Series C Preferred Stock confers no voting rights on holders, except with respect to matters that materially and adversely affect the voting powers, rights or preferences of the Series C Preferred Stock or as otherwise required by applicable law.

On December 29, 2023, the Company entered into a Securities Purchase Agreement with Streeterville, pursuant to which the Company sold and Streeterville purchased 3,000 shares of the Company’s newly designated non-convertible Series C Preferred Stock (the “Series C Shares”) for a total purchase price of $3,000. The Shares have a 10% stated annual dividend, no voting rights and has a face value of $1,300 per share. The sale of the Series C Shares was consummated on December 29, 2023.

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12. RESTRICTED STOCK UNITS

A summary of restricted stock unit activity for the years ended December 31, 2023 and 2022 is presented below:

		Weighted-
		Average
		Grant Date
	Shares	Fair Value

Non-vested at January 1, 2022	45,546	$56.56
Granted	93,191	22.40
Vested/ deemed vested	(33,987)	37.46
Forfeited and other	(14,852)	52.51
Non-vested at December 31, 2022	89,898	$29.04
Granted	284,761	0.93
Vested/deemed vested	(200,642)	5.97
Forfeited and other	(20,651)	40.49
Non-vested at December 31, 2023	153,366	$5.88

On June 21, 2023, a total of 145,268 shares of restricted stock with a grant date fair value of $161 was granted pursuant to the Cost Savings Plan that was extended through April 30, 2023. These restricted stock units were valued based on the closing price of the Company’s common stock on the date of issuance and vested on the grant date. The total shares issued for these vested restricted stock units include 51,801 granted to officers and 9,854 granted to directors.

On September 28, 2023, the Company granted 136,986 restricted stock units to its interim Chief Financial Officer. The restricted stock units vest annually through September 2027. These restricted stock units were valued based on the closing price of the Company’s common stock on the date of issuance and had an aggregate grant date fair value of $100, which is being amortized as share-based compensation expense over the vesting term.

The total fair value of restricted stock units that vested or deemed vested during the year ended December 31, 2023 was $1,197. The share-based compensation expense recognized relating to the vesting of restricted stock units for the years ended December 31, 2023 and 2022 amounted to $1,103 and 1,245, respectively. As of December 31, 2023, the amount of unvested compensation related to issuances of restricted stock units was $585 which will be recognized as an expense in future periods as the shares vest. When calculating basic net loss per share, these shares are included in weighted average common shares outstanding from the time they vest. When calculating diluted net loss per share, these shares are included in weighted average common shares outstanding as of their grant date.

During the year ended December 31, 2022, the Company granted 93,191 restricted stock units to certain officers, employees and directors. The restricted stock units vest on various dates from January 2023 through March 2026. These restricted stock units were valued based on the closing price of the Company’s common stock on the respective dates of issuance and had an aggregate grant date fair value of $2,088, which is being amortized as share-based compensation expense over the respective vesting terms.

On November 17, 2022, the board of directors approved the Cost Savings Plan in which certain directors and senior level management agreed to accept a 25% reduction in cash compensation over a four-month period commencing December 1, 2022 in exchange for shares of common stock. The shares were granted pursuant to agreements entered into effective November 17, 2022. The shares vest monthly, at the end of each month, over the four-month period, ending on March 31, 2023. On November 17, 2022, a total of 59,835 shares of restricted stock with a grant date fair value of $527 was granted pursuant to the Cost Savings Plan. The total shares issued for vested restricted stock units include 14,015 granted to officers and 3,315 granted to directors.

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13. STOCK OPTIONS

A summary of option activity for the years ended December 31, 2023 and 2022 is presented below.

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Life (Years)	Value

Outstanding at January 1, 2022	135,106	$68.99	2.24	$107
Granted	94,374	33.14	-	-
Forfeited and other	(82,108)	66.48	-	-
Exercised	(8,318)	45.35	-	-
Outstanding at December 31, 2022	139,054	52.11	3.37	-
Granted	2,058,425	0.95	-	-
Forfeited	(110,597)	60.48	-	-
Exercised	-	-	-	-
Outstanding at December 31, 2023	2,086,882	$1.20	4.60	$-

Vested December 31, 2023	320,372	$2.20		$-

Exercisable at December 31, 2023	320,372	$2.20		$-

As of December 31, 2023, the intrinsic value of the outstanding options was $0.

During the year ended December 31, 2023, the Company granted stock options to board members to purchase a total of 8,090 stock options as replacement awards related to forfeited restricted stock units. The options have an average exercise price of $9.20 per share, expire in five years, and vested on the grant date. The total fair value of these options at grant date was $66 using the Black-Scholes Option Pricing model.

On June 21, 2023, the Company granted stock options to board members to purchase a total of 997,595 stock options. The options have an average exercise price of $1.11 per share, expire in five years, and vest one year from the grant date. The total grant date fair value of these options was $953 based on the Black-Scholes option pricing model. On September 28, 2023, the Company granted stock options to a board member to purchase a total of 102,740 stock options. The options have an average exercise price of $0.73 per share, expire in five years, and vested on the grant date. The total grant date fair value of these options was $68 based on the Black-Scholes option pricing model.

On September 28, 2023, the Company granted stock options to employees to purchase a total of 920,000 stock options. The options have an average exercise price of $0.73 per share, expire in five years, and vest annually over 4 years. The total grant date fair value of these options was $608 based on the Black-Scholes option pricing model.

The share-based compensation expense recognized relating to the vesting of stock options for the years ended December 31, 2023 and 2022 amounted to $1,289 and $1,652, respectively. As of December 31, 2023, the total unrecognized share-based compensation expense was $1,470, which is expected to be recognized as part of operating expense through September 2027.

During the year ended December 31, 2022, the Company granted stock options to certain employees and consultants to purchase a total of 94,374 shares of common stock for services rendered or to be rendered. The options have an average exercise price of $33.20 per share, terms between one and five years, and vest between zero and four years from the respective grant dates. The total grant date fair value of these options was approximately $2,778 using the Black-Scholes option pricing model. The stock option grants include 5,896 for its Chief Executive Officer and 12,707 for directors associated with the return of previously issued stock in exchange for stock options. 5,682 stock options were granted to directors as part of the Cost Savings Plan.

During the year ended December 31, 2022, a total of 8,318 stock options were exercised. As a result of the exercise of the option, the Company issued 8,318 shares of common stock and received cash of $377.

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The grant date fair value of option awards is estimated using the Black-Scholes option pricing model based on the following assumptions:

Years Ended December 31,
	2023	2022

Risk free interest rate	3.56% - 4.62%	1.24% - 4.27%
Average expected term	5 years	5 years
Expected volatility	127 – 145%	141 - 150%
Expected dividend yield	-	-

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of measurement corresponding with the expected term of the share option award; the expected term represents the weighted-average period of time that option awards are expected to be outstanding giving consideration to vesting schedules and historical participant exercise behavior; the expected volatility is based upon historical volatility of the Company’s common stock; and the expected dividend yield is based on the fact that the Company has not paid dividends in the past and does not expect to pay dividends in the future.

14. STOCK WARRANTS

A summary of warrant activity for the years ended December 31, 2023 and 2022 is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Warrants	Price	Life (Years)	Value

Outstanding at January 1, 2022	274,638	$106.80	2.38	$507
Granted	679,167	13.60	4.82	-
Forfeited	(1,167)	13.60	-	-
Exercised	-	-	-	-
Outstanding at December 31, 2022	952,638	37.60	3.56	-
Granted	-	-	-	-
Forfeited	(32,974)	8.14	-	-
Exercised	-	-	-	-
Outstanding at December 31, 2023	919,664	$33.76	3.10	$-

As of December 31, 2023, the intrinsic value of the outstanding warrants was $0.

On January 24, 2023, the Company entered into an underwriting agreement with Aegis relating to the January 2023 offering, issuance and sale of 901,275 shares of the Company’s common stock at a public offering price of $8.00 per share. As a result of this transaction, certain warrants which previously had an exercise price of $13.60 per share, had the exercise price reduced to $8.00 per share, which resulted in the Company recognizing a deemed dividend of $164.

On September 19, 2023, the Company issued 183,486 shares of its common stock to certain other investors to settle litigation, see Note 16. In exchange for the shares, 32,140 warrants were cancelled as part of the settlement agreement.

In connection with the April Registered Direct Offering on April 20, 2022, the Company issued 366,667 warrants to purchase common stock with a vesting period of six months and an exercise price of $30.00. As a result, 92,621 warrants, with exercise prices ranging from $44.00 to $84.00 per share, had the exercise prices reduced to $30.00 per share. The change in fair value of such warrants as a result of the new exercise price is approximately $200 and the Company accounted for this change as part of the change in fair value of derivative liability (see Note 10).

Further, as a result of the October Purchase Agreement, certain warrants which previously had an exercise price of $30.00 per share had the exercise price reduced to $13.60 per share, which resulted in the Company recognizing a deemed dividend of $246.

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15. INCOME TAXES

As of December 31, 2023 and 2022, the total current state tax expense is $2 and $1, respectively. There are no current federal taxes payable and no federal or state deferred taxes.

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes attributable to continuing operations were as follows:

	Years Ended December 31,
	2023	2022
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal benefit	2.2%	2.3%
Non-deductible items	(1.0)%	(1.1)%
Change in valuation allowance	(20.5)%	(22.2)%
Prior year true up	(1.7)%	0.0%
Effective income tax rate	0.0%	0.0%

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes attributable to discontinued operations were as follows:

	Years Ended December 31,
	2023	2022
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal benefit	2.2%	2.3%
Goodwill and intangible assets	16.7%	(13.0)%
Change in valuation allowance	(39.9)%	(10.3)%
Prior year true up	0.0%	0.0%
Effective income tax rate	0.0%	0.0%

Significant components of the Company’s deferred tax assets and liabilities related to continuing operations are as follows:

	Years Ended December 31,
	2023	2022
Net operating loss carry-forwards	$30,863	$23,651
Share based compensation	1,385	1,019
Long-lived assets	115	663
Section 174 R&D amortization	1,837	-
Other temporary differences	426	198
Less: Valuation allowance	(34,626)	(25,531)
Deferred tax assets, net	$-	$-

Significant components of the Company’s deferred tax assets and liabilities related to discontinued operations are as follows:

	Years Ended December 31,
	2023	2022
Net operating loss carry-forwards	$-	$-
Share based compensation	-	-
Long-lived assets	-	3,309
Section 174 R&D amortization	-	-
Other temporary differences	-	91
Less: Valuation allowance	-	(3,400)
Deferred tax assets, net	$-	$-

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ASC 740 requires that the tax benefit of net operating loss carry-forwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carry forward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, recorded a 100% valuation allowance against all deferred tax assets as of December 31, 2023 amounting to $34.6 million.

Any uncertain tax positions would be related to tax years that remain open and subject to examination by the relevant tax authorities. The Company has no liabilities related to uncertain tax positions or unrecognized benefits for the years ended December 31, 2023 and 2022.

As of December 31, 2023 and 2022, the Company had federal net operating loss carry-forwards of approximately $127.5 million and $92.6 million, respectively, and state net operating loss carry-forwards of approximately $83.3 million and $67.9 million, respectively, which may be available to offset future taxable income for tax purposes. As of December 31, 2023, approximately $12.5 million of federal net operating loss carry-forwards begin to expire in 2034. While the remaining amount of approximately $115.0 million does not expire, the Tax Cuts and Jobs Act of 2017 limits the amount of federal net operating loss utilized each year after December 31, 2017 to 80% of taxable income. As of December 31, 2023, approximately $31.7 million of state net operating loss carry-forwards begin to expire in 2031.

Net operating loss carryforwards may be limited upon the ownership change under IRS Section 382. IRS Section 382 places limitations (the “Section 382 Limitation”) on the amount of taxable income which can be offset by net operating loss carry-forwards after a change in control (generally greater than 50% change in ownership) of a loss corporation. Generally, after a change in control, a loss corporation cannot deduct operating loss carry-forwards in excess of the Section 382 Limitation. Due to these “change in ownership” provisions, utilization of the net operating loss may be subject to an annual limitation regarding their utilization against taxable income in future periods. The Company has not concluded its analysis of Section 382 through December 31, 2023 but believes the provisions will not limit the availability of losses to offset future income.

The Company is subject to income taxes in the U.S. federal jurisdiction and the state of Nevada. The tax regulations within each jurisdiction are subject to interpretation of related tax laws and regulations and require significant judgment to apply. As of December 31, 2023, tax years 2019 through 2022 remain open for IRS audit. The Company has not received any notice of audit from the IRS or state authorities for any of the open tax years.

16. COMMITMENTS AND CONTINGENCIES

Litigation

a. Former Employee

The Company is currently in a dispute with a former employee of its predecessor bBooth, Inc. who has interposed a breach of contract claim in which he alleges that in 2015 he was entitled to approximately $300 in unpaid bonus compensation. This former employee filed his complaint in the Superior Court of California for the County of Los Angeles on November 20, 2019, styled Meyerson v. Verb Technology Company, Inc., et al. (Case No. 19STCV41816). The Company disputed the former employee’s claims and interposed several affirmative defenses, including that the claims are contradicted by documentary evidence, barred by the applicable statute of limitations, and barred by a written, executed release. On February 9, 2021, the former employee’s counsel filed a motion for summary judgment, or in the alternative, summary adjudication against the Company. On October 13, 2021, the California court issued an order (i) denying the former employee’s motion for summary judgment on his claims against the Company, but (ii) granting the former employee’s motion to dismiss the Company’s affirmative defenses, which ruling the Company contends was in error. Under the rules, the Company is precluded from appealing the dismissal of its affirmative defenses until after a trial. On August 29, 2023 after a bench trial at which the Company was precluded from introducing evidence of its affirmative defenses, the court found in favor of Plaintiff Meyerson; and judgment was entered in Meyerson’s favor in the amount of $584 which included interest. Meyerson’s counsel thereafter submitted an untimely request for attorney’s fees and costs which the Company has opposed. As of this date, that motion has yet to be decided. After the trial, the Company filed a timely appeal from the judgment (Meyerson v. Verb Technology Company, Inc. (2023 2nd Appellate District) Case No.: B334777, seeking among other things, that the trial court’s finding be vacated and that the Company’s affirmative defenses be reinstated. As of this date, the appeal has yet to be heard. The Company has accrued the liability at December 31, 2023 and believe the accrual is adequate pending the outcome of the appeal process.

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b. Legal Malpractice Action

The Company was involved in a dispute with Baker Hostetler LLP (“BH”) relating to corporate legal services provided by BH to the Company. The Company filed its complaint in the Superior Court of California for the County of Los Angeles on May 17, 2021, styled Verb Technology Company, Inc. v. Baker Hostetler LLP, et al. (Case No. 21STCV18387). The Company’s complaint arises from BH’s alleged legal malpractice, breach of fiduciary duties owed to the Company, breach of contract, and violations of California’s Business and Professions Code Section 17200 et seq. The Company was seeking, amongst other things, compensatory damages from BH. On October 5, 2021, BH filed a cross-complaint against the Company alleging, amongst other things, that the Company owes it approximately $915 in legal fees. The Company disputed owing this amount to BH. On March 1, 2023, BH and the Company entered into an out of court settlement and the Company agreed to pay $25 on execution of the settlement agreement and $6.25 per month over a period of 12 months with a total settlement amount of $100. The remaining unpaid settlement amount of $31 was accrued by the Company as of December 31, 2023.

c. Dispute with Warrant Holder

The Company is currently in a dispute with Iroquois Capital Investment Group LLC and Iroquois Master Fund, Ltd (collectively, “Iroquois”) relating to a securities purchase agreement (the “SPA”) entered between the Company, Iroquois and certain other investors. The Company filed a complaint in the Supreme Court of New York for the County of New York on April 6, 2022, styled Verb Technology Company, Inc. v. Iroquois Capital Investment Group LLC, et al. (Index No. 651708/2022). The Company’s complaint seeks a judicial declaration of its duties and obligations under the SPA. On May 5, 2022, Iroquois filed counterclaims against the Company for declaratory relief, breach of contract, and breach of the implied covenant of good faith and fair dealing relating to the SPA. Iroquois alleges damages of $1,500. The Company disputes Iroquois’ counterclaims and damages allegations. On September 19, 2023, the Company and Iroquois agreed to a settlement of the matter and an exchange of general releases. Pursuant to the settlement, the Company issued 183,486 shares to Iroquois and certain other investors. The fair market value of the shares issued was based on the closing price of the Company’s common stock on the date of the settlement, which amounted to $200. In exchange for the shares, 32,140 warrants were cancelled as part of the settlement agreement.

From time to time, the Company is involved in various other legal proceedings, disputes or claims arising from or related to the normal course of its business activities. Although the results of legal proceedings, disputes and other claims cannot be predicted with certainty, the Company believes it is not currently a party to any other legal proceedings, disputes or claims which, if determined adversely to the Company, would, individually or taken together, have a material adverse effect on the Company’s business, operating results, financial condition or cash flows. However, regardless of the merit of the claims raised or the outcome, legal proceedings may have an adverse impact on the Company as a result of defense and settlement costs, diversion of management time and resources, and other factors.

Board of Directors

The Company has committed an aggregate of $250 in board fees to its three board members over the term of their appointment for services to be rendered. Board fees are accrued and paid monthly. The members will serve on the board until the annual meeting for the year in which their term expires or until their successors has been elected and qualified.

On November 17, 2022, the board of directors approved a cost savings plan to improve the Company’s liquidity and preserve cash for operations. In connection with the cost savings plan, the board agreed to accept a 25% reduction in cash compensation over a four-month period. In consideration of the reduction in cash compensation, the board will be compensated with equity award grants.

Total board fees expensed and paid in 2023 totaled $312.

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17. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 31, 2024, the date these consolidated financial statements were issued. There were no material events or transactions that require disclosure in the financial statements other than the items discussed below.

Equity financing

ATM Offerings

Subsequent to December 31, 2023, the Company issued 55,700,146 shares of its common stock and received $12,266 of net proceeds resulting from ATM issuances. On March 19, 2024, the Ascendiant Sales Agreement was amended to increase the amount available from $960 to $6,260. On March 29, 2024, the Ascendiant Sales Agreement was amended to increase the amount available from $6,260 to $9,010. On May 10, 2024, the Ascendiant Sales Agreement was amended to increase the amount available from $9,010 to $12,765.

Regulation A Public Offering

Subsequent to December 31, 2023, the Company issued 27,397,258 shares of its common stock and received $6,575 of net proceeds resulting from a Form 1-A public offering of its common stock pursuant to Regulation A.

Debt financing

Issuance of common shares as payment on notes payable

Subsequent to December 31, 2023, the Company issued 11,484,403 shares of its common stock pursuant to an exchange agreement in exchange for a reduction of $1,720 on the outstanding balance of the November Notes. On March 18, 2024, the Company paid the November Notes in full.

Subsequent to December 31, 2023, the Company issued 7,630,271 shares of its common stock pursuant to an exchange agreement in exchange for a reduction of $1,057 on the outstanding balance of the Note. On May 3, 2024, the Company paid the Note in full.

Issuances of Common Stock

Subsequent to December 31, 2023, the Company issued 4,514 shares of common stock to Mr. Cutaia associated with the vesting of restricted stock units.

Employment Agreement Extension

Subsequent to December 31, 2023, the Company extended Mr. Cutaia’s employment agreement for 4 years.

Publicly-traded warrants

At the close of business on April 5, 2024, the Company’s unexercised publicly traded warrants under the symbol VERBW expired pursuant to their original terms and as such Nasdaq suspended trading the 175,823 remaining warrants and the trading symbol VERBW was delisted from Nasdaq.

Series C Preferred Shares Redeemed in Exchange for Common Shares

On December 29, 2023, the Company issued 3,000 Series C Preferred Shares to an institutional investor pursuant to a securities purchase agreement and certificate of designation previously filed. The Series C Preferred Shares carried a 10% annual dividend.

On May 9, 2024, the Company redeemed 505 Series C Preferred Shares in exchange for 4,757,246 common shares in order to reduce the amount of dividend to be accrued. The transaction was done at the Nasdaq at-the-market price. No broker was involved in the transaction and no fees or commissions were paid or incurred by the Company.

F-58

EXHIBITS

Exhibit Number	Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith

2.1	Articles of Incorporation as filed with the Secretary of State of the State of Nevada on November 27, 2012	S-1	333-187782	3.1	04/08/2013

2.2	Amended and Restated Bylaws of Verb Technology Company, Inc.	8-K	001-38834	3.12	11/01/2019

2.3	Certificate of Change as filed with the Secretary of State of the State of Nevada on October 6, 2014	8-K	001-38834	3.3	10/22/2014

2.4	Articles of Merger as filed with the Secretary of State of the State of Nevada on October 6, 2014	8-K	001-38834	3.4	10/22/2014

2.5	Articles of Merger as filed with the Secretary of State of the State of Nevada on April 4, 2017	8-K	001-38834	3.5	04/24/2017

2.6	Certificate of Correction as filed with the Secretary of State of the State of Nevada on April 17, 2017	8-K	001-38834	3.6	04/24/2017

2.7	Certificate of Change as filed with the Secretary of State of the State of Nevada on February 1, 2019	10-K	001-38834	3.7	02/07/2019

2.8	Articles of Merger as filed with the Secretary of State of the State of Nevada on January 31, 2019	10-K	001-38834	3.8	02/07/2019

2.9	Certificate of Correction as filed with the Secretary of State of the State of Nevada on February 22, 2019	S-1/A	333-226840	3.9	03/14/2019

2.10	Articles of Merger of Sound Concepts, Inc. with and into NF Merger Sub, Inc. as filed with the Utah Division of Corporations and Commercial Code on April 12, 2019	10-Q	001-38834	3.10	05/15/2019

2.11	Statement of Merger of Verb Direct, Inc. with and into NF Acquisition Company, LLC as filed with the Utah Division of Corporations and Commercial Code on April 12, 2019	10-Q	001-38834	3.11	05/15/2019

2.12	Certificate of Withdrawal of Certificate of Designation of Series A Convertible Preferred Stock as filed with the Secretary of State of the State of Nevada on August 10, 2018	S-1	333-226840	4.28	08/14/2018

2.13	Certificate of Designation of Rights, Preferences, and Restrictions of Series A Convertible Preferred Stock as filed with the Secretary of State of the State of Nevada on August 12, 2019	10-Q	001-38334	3.12	08/14/2019

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2.14	Certificate of Designation of Series B Preferred Stock, dated February 17, 2023	8-K	001-38834	3.1	02/24/2023

2.15	Certificate of Amendment to the Articles of Incorporation, dated April 17, 2023	8-K	001-38834	3.1	04/18/2023

2.16	Certificate of Designation of Series C Preferred Stock, dated December 28, 2023	8-K	001-38834	3.1	01/04/2024

3.1	Common Stock Purchase Warrant dated January 11, 2018 issued to EMA Financial, LLC	8-K	001-38834	10.3	01/26/2018

3.2	Form of Investor Common Stock Purchase Warrant	S-1/A	333-226840	4.34	04/02/2019

3.3	Form of Underwriter’s Common Stock Purchase Warrant	S-1/A	333-226840	4.35	04/02/2019

3.4	Form of Common Stock Purchase Warrant in favor of A.G.P./Alliance Global Partners	S-1/A	333-226840	4.36	04/02/2019

3.5	Form of Common Stock Purchase Warrant	10-Q	001-38834	4.37	08/14/2019

3.7	Form of Common Stock Purchase Warrant (granted by the Company in February 2020 and March 2020)	8-K	001-38834	4.38	02/25/2020

3.8	Common Stock Purchase Warrant dated August 5, 2020 in favor of Iroquois Capital Investment Group LLC	S-3	333-243438	4.18	08/10/2020

3.9	Common Stock Purchase Warrant dated August 5, 2020 in favor of Iroquois Master Fund Ltd.	S-3	333-243438	4.19	08/10/2020

3.10	Common Stock Purchase Warrant dated August 6, 2020 in favor of Kingsbrook Opportunities Master Fund LP	S-3	333-243438	4.20	08/10/2020

3.11	Common Stock Purchase Warrant dated July 10, 2019 in favor of Meridian Newcastle Group, Inc.	S-3	333-243438	4.21	08/10/2020

3.12	Common Stock Purchase Warrant dated July 10, 2019 in favor of Meridian Newcastle Group, Inc.	S-3	333-243438	4.22	08/10/2020

3.13	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934	10-K/A	001-38834	4.17	06/04/2020

3.14	Form of Common Stock Purchase Warrant	8-K	001-38834	4.1	4/22/2022

4.1	Form of Subscription Agreement	1-A	024-12400	4.1	2/14/2024

63

6.1#	2014 Stock Option Plan	8-K	001-38834	10.1	10/22/2014

6.2	Verb Technology Company, Inc. 2019 Omnibus Incentive Plan	S-8	333-235684	4.13	12/23/2019

6.3	Executive Employment Agreement dated December 20, 2019 by and between the Company and Rory J. Cutaia	10-K	001-38834	10.2	05/14/2020

6.4	Agreement and Plan of Merger, dated November 8, 2018, by and among the Company, Sound Concepts, Inc., NF Merger Sub, Inc., NF Acquisition Company, LLC, the shareholders of Sound Concepts, Inc., and the shareholders’ representative	8-K	001-38834	10.1	11/14/2018

6.5	Letter Agreement dated November 8, 2018, by and among the Company, Sound Concepts, Inc., NF Merger Sub, Inc., NF Acquisition Company, LLC, the shareholders of Sound Concepts, Inc., and the shareholders’ representative	8-K	001-38834	10.2	11/14/2018

6.6	Letter Agreement dated November 12, 2018, by and among the Company, Sound Concepts, Inc., NF Merger Sub, Inc., NF Acquisition Company, LLC, the shareholders of Sound Concepts, Inc., and the shareholders’ representative	8-K	001-38834	10.3	11/14/2018

6.7	Partner Application Distribution Agreement dated February 4, 2019, by and between the Company and Salesforce.com, Inc.	10-K	001-38834	10.43	02/07/2019

6.8	Lease Agreement dated February 5, 2019 by and between the Company and NPBeach Marina LLC	S-1/A	333-226840	10.45	02/19/2019

6.9	Warrant Agent Agreement dated April 4, 2019 by and between the Company and VStock Transfer, LLC	8-K	001-38834	10.1	04/05/2019

6.10	First Amendment to Lease dated June 2, 2019 by and between the Company and NPBeach Marina LLC	10-Q	001-38834	10.54	08/14/2019

6.11	Extension Letter from the Company to NPBeach Marina LLC dated March 26, 2019	10-Q	001-38834	10.55	08/14/2019

6.12	Securities Purchase Agreement dated August 14, 2019 between the Company and certain purchasers identified therein	10-Q	001-38834	10.56	08/14/2019

6.13	Form of Omnibus Waiver and Acknowledgment Agreement, entered into as of February 7, 2020, by and between the Company and certain purchasers of the Company’s Series A convertible Preferred Stock and grantees of the Company’s common stock purchase warrants in August 2019	8-K	001-38834	10.58	02/25/2020

64

6.14	Form of alternative Omnibus Waiver And Acknowledgement Agreement, entered into as of February7, 2020, by and between the Company and certain purchasers of the Company’s Series A convertible Preferred Stock and grantees of the Company’s common stock purchase warrants in August 2019	8-K	001-38834	10.58a	02/25/2020

6.15	Form of Indemnity Agreement between the Company and each of its Executive Officers and Directors	10-K/A	001-38834	10.43	06/04/2020

6.16	Membership Interest Purchase Agreement, dated September 4, 2020, by and among Verb Acquisition Co., LLC, Ascend Certification, LLC, the sellers party thereto and Steve Deverall, as the seller representative	8-K	001-38834	10.1	09/10/2020

6.17	Amended and Restated Operating Agreement of Verb Acquisition Co., LLC, dated September 4, 2020, by and among Verb Acquisition Co., LLC and the members party thereto	8-K	001-38834	10.6	09/10/2020

6.18	At-the-Market Issuance Sales Agreement, dated November 16, 2021, between the Company and Truist Securities, Inc.	8-K	001-38834	1.1	11/16/2021

6.19	Common Stock Purchase Agreement, dated January 12, 2022, between the Company and Tumim Stone Capital LLC	8-K	001-38834	10.1	1/13/2022

6.20	Securities Purchase Agreement, dated January 12, 2022, amongst the Company and certain institutional investors identified therein	8-K	001-38834	10.2	1/13/2022

6.21	Form of Securities Purchase Agreement	8-K	001-38834	10.1	4/22/2022

6.22	Form of Securities Purchase Agreement	8-K	001-38834	10.1	10/28/2022

6.23	Note Purchase Agreement, dated November 7, 2022, between Verb Technology Company, Inc. and Streeterville Capital, LLC	10-Q	001-38834	10.1	11/14/22

6.24	Promissory Note, dated November 7, 2022, issued by Verb Technology Company, Inc.	10-Q	001-38834	10.2	11/14/22

6.25	Underwriting Agreement, dated January 24, 2023, by and between the Company and Aegis Capital Corp	8.K	001-38834	1.1	01/26/2023

65

6.26	Subscription and Investment Representation Agreement, dated February 17, 2023, by and between the Company and purchaser signatory thereto	8-K	001-38834	10.1	02/24/2023

6.27	2019 Stock Incentive Plan (amended September 2, 2020 and ratified by Stockholders October 16, 2020)	DEF 14A	001-38834		09/11/2020

6.28	Amendment to 2019 Stock Incentive Compensation Plan	DEF 14A	001-38834		2/28/2023

6.29	Note Purchase Agreement dated October 11, 2023, between the Company and Streeterville Capital, LLC	8-K	001-38834	10.1	10/17/2023

6.30	Promissory Note dated October 11, 2023, issued by the Company	8-K	001-38834	10.2	10/17/2023

6.31	ATM Sales Agreement between the Company and Ascendiant Capital Markets, LLC, dated December 15, 2023	8-K	001-38834	1.1	12/15/2023

6.32	Securities Purchase Agreement, dated December 29, 2023, by and between the Company and Streeterville Capital, LLC	8-K	001-38834	10.1	01/04/2024

6.33	Form of Subscription Agreement	1-A	024-12400	4.1	02/14/2024

6.34	Amendment to At-The-Market Issuance Sales Agreement, dated March 19, 2024, with Ascendiant Captial Markets, LLC	8-K	001-38834	10.1	03/19/2024

6.35	Amendment to At-The-Market Issuance Sales Agreement, dated March 29, 2024, with Ascendiant Captial Markets, LLC	8-K	001-38834	10.1	03/29/2024

7.1	Asset Purchase Agreement dated June 13, 2023, between the Company and SW Direct Sales, LLC	8-K	001-38834	10.1	06/20/2023

9.1	Letter of Weinberg & Company, P.A. dated April 21, 2023	8-K	001-38834	16.1	04/21/2023

11.1	Consent of Weinberg & Company, PA					X

11.2	Consent of Grassi & Co., CPAs, P.C.					X

11.3	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 12.1) (to be filed by amendment)

12.1	Opinion of Sichenzia Ross Ference Carmel LLP (to be filed by amendment)

(#) A contract, compensatory plan or arrangement to which a director or executive officer is a party or in which one or more directors or executive officers are eligible to participate.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 31, 2024.

VERB TECHNOLOGY COMPANY, INC.

By:	/s/ Rory J. Cutaia
Rory J. Cutaia
Chief Executive Officer (Principal Executive Officer)

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rory J. Cutaia	Chairman of the Board,	May 31, 2024
Rory J. Cutaia	Chief Executive Officer, President and Secretary
(Principal Executive Officer)

/s/ Bill J. Rivard	Chief Financial Officer	May 31, 2024
Bill J. Rivard	(Principal Financial Officer and Principal Accounting Officer)

/s/ James P. Geiskopf	Lead Director	May 31, 2024
James P. Geiskopf

/s/ Kenneth S. Cragun	Director	May 31, 2024
Kenneth S. Cragun

/s/ Edmund C. Moy	Director	May 31, 2024
Edmund C. Moy

67